SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. 1)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                          NORLAND MEDICAL SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):


[ ]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     1)   Title of each class of securities to which transaction applies:
          ______________________________________________________________________

     2)   Aggregate number of securities to which transaction applies:
          ______________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          $20,000,000 which includes $17,500,000 to be paid in the form of cash and a promissory note and up to $2.5 million to be paid in the form of an additional promissory note

     4)   Proposed maximum aggregate value of transaction:
          $20,000,000

     5)   Total fee paid:
          $4,000


[X]  Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
          ______________________________________________________________________

     2)   Form, Schedule or Registration Statement No.:
          ______________________________________________________________________

     3)   Filing Party:
          ______________________________________________________________________

     4)   Date Filed:
          ______________________________________________________________________

                               PRELIMINARY COPIES

                                     [LOGO]

                       106 Corporate Drive Park, Suite 106
                            White Plains, N. Y. 10604
                                 (914) 694-2285


                                                                   June __, 1997


To the Stockholders of Norland Medical Systems, Inc.:


      The Annual Meeting of Stockholders of Norland Medical Systems, Inc. (the "Company") will be held on ________, July __, 1997, at 10:00 a.m. at the Crowne Plaza Hotel, 66 Hale Avenue, White Plains, New York 10601.


      One of the important matters to be voted on at this meeting will be a proposal to approve the acquisition by the Company of all of the outstanding stock of Norland Corporation, one of the manufacturers of bone densitometers for which the Company now acts as exclusive worldwide distributor. Details of the proposed acquisition and the other business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement. The Company's 1996 Annual Report is also enclosed and provides additional information regarding the financial results of the Company during the fiscal year ended December 31, 1996.


      The Board of Directors has approved the acquisition of Norland Corporation and believes that the transaction is fair and in the best interests of the Company and its stockholders. The Board recommends that you vote FOR the proposal to approve such acquisition.


      On behalf of the Board of Directors and employees of the Company, I cordially invite all stockholders to attend the Annual Meeting. It is important that your shares be voted on matters that come before the meeting. Whether or not you plan to attend the meeting, I urge you to promptly complete, sign, date and return the enclosed proxy card in the prepaid envelope provided.

                                Sincerely,



                                Reynald G. Bonmati
                                President and Chairman of the Board of Directors

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be Held on July __, 1997

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Norland Medical Systems, Inc., a Delaware corporation (the "Company"), will be held at the Crowne Plaza Hotel, 66 Hale Avenue, White Plains, New York 10601, at 10:00 a.m. on _________, July __, 1997, for the following purposes:


            i.         To consider and act upon a proposal to approve the
                  acquisition by the Company of all of the outstanding stock of Norland Corp. pursuant to a Stock Purchase Agreement dated as of February 26, 1997 between the Company and Norland Medical Systems B.V.;


            ii.        To elect five directors to serve for the ensuing year;


            iii.       To consider and act upon a proposal to approve and adopt
                  an amendment to the Company's Certificate of Incorporation which would increase the number of authorized shares of the Company's Common Stock from 10,000,000 to 20,000,000;

            iv.        To consider and act upon a proposal to approve and adopt
                  amendments to the Company's Amended and Restated 1994 Stock Option and Incentive Plan;

            v.         To consider and act upon a proposal to ratify the
                  selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for 1997; and

            vi.        To transact such other business as may properly come
                  before the meeting or any adjournment thereof.


      The close of business on June __, 1997 has been fixed as the record date for determining the stockholders entitled to notice and to vote at the Annual Meeting. Only holders of record of Common Stock of the Company at that date are entitled to vote at the Annual Meeting or any adjournments thereof.


                                       By Order of the Board of Directors,



                                       Kurt W. Streams
                                       Secretary


White Plains, N.Y.
June __, 1997


Your vote is important. Please complete, sign, date and mail the enclosed Proxy in the accompanying envelope even if you intend to be present at the meeting. Returning the Proxy will not limit your right to vote in person or to attend the Annual Meeting, but will ensure your representation if you cannot attend. If you hold shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the proxy cards that you receive so that all of your shares may be voted. The Proxy is revocable at any time prior to its use.

                                 PROXY STATEMENT
                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


INTRODUCTION .............................................................   1
INCORPORATION BY REFERENCE ...............................................   4
PROPOSAL 1 - ACQUISITION OF NORLAND CORPORATION ..........................   5
    General ..............................................................   5
    Background of the Acquisition ........................................   5
    Recommendation of the Special Committee and
      the Board of Directors; Reasons for the Acquisition ................   8
    Opinion of Advest, Inc. ..............................................  10
    Certain Relationships of Advest.......................................  14
    Projections ..........................................................  14
    Subsequent Developments ..............................................  14
    Interests of Certain Persons in the Transaction ......................  14
    Accounting Treatment .................................................  16
    Certain Federal Income Tax Consequences of the Acquisition ...........  16
    Government Approvals .................................................  16
    Accountants ..........................................................  16
    Selected Financial Data of Norland Corp. .............................  17
    Management's Discussion and Analysis of Financial Condition
      and Results of Operations of Norland Corp. .........................  19
    Norland Corp. Business ...............................................  23
    The Stock Purchase Agreement .........................................  29
    Vote Required for Approval ...........................................  37
PROPOSAL 2 - ELECTION OF DIRECTORS .......................................  38
PROPOSAL 3 - PROPOSAL TO INCREASE AUTHORIZED
    SHARES OF COMMON STOCK ...............................................  42
PROPOSAL 4 - AMENDMENTS TO AMENDED AND RESTATED
    1994 STOCK OPTION AND INCENTIVE PLAN .................................  43
PROPOSAL 5 - APPOINTMENT OF INDEPENDENT AUDITORS .........................  46
STOCK OWNERSHIP ..........................................................  46
EXECUTIVE COMPENSATION ...................................................  49
CERTAIN TRANSACTIONS .....................................................  56
SUBMISSION OF STOCKHOLDER PROPOSALS ......................................  58
OTHER MATTERS ............................................................  58
INDEX TO FINANCIAL STATEMENTS ............................................  F-1


    ANNEX A - STOCK PURCHASE AGREEMENT ...................................  A-1
    ANNEX B - OPINION OF ADVEST, INC .....................................  B-1
    ANNEX C - AMENDED AND RESTATED 1994 STOCK
              OPTION AND INCENTIVE PLAN ..................................  C-1

                                     [LOGO]

                       106 Corporate Park Drive, Suite 106
                            White Plains, N. Y. 10604
                                 (914) 694-2285


                                                                  June __, 1997


                                 PROXY STATEMENT


      This Proxy Statement is being mailed on or about June __, 1997, to holders of record as of June __, 1997, of Common Stock, par value $0.0005 per share ("Common Stock"), of Norland Medical Systems, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of a proxy in the enclosed form for the Annual Meeting of Stockholders of the Company to be held on July __, 1997.


                                  INTRODUCTION

      At the Annual Meeting, the stockholders of the Company will be asked:

            i.         To consider and act upon a proposal to approve the
                  acquisition by the Company (the "Acquisition") of all of the outstanding stock of Norland Corporation, a Wisconsin corporation ("Norland Corp."), pursuant to a Stock Purchase Agreement dated as of February 26, 1997 (the "Stock Purchase Agreement") between the Company and Norland Medical Systems B.V. ("NMS BV");


            ii.        To elect five directors to serve for the ensuing year;


            iii.       To consider and act upon a proposal to approve and adopt
                  an amendment to the Company's Certificate of Incorporation which would increase the number of authorized shares of the Company's Common Stock from 10,000,000 to 20,000,000;

            iv.        To consider and act upon a proposal to approve and adopt
                  amendments to the Company's Amended and Restated 1994 Stock Option and Incentive Plan;

            v.         To consider and act upon a proposal to ratify the
                  selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for 1997; and

            vi.        To transact such other business as may properly come
                  before the meeting or any adjournment thereof.


      The Board of Directors has approved the Acquisition and believes that it is fair and in the best interests of the Company and its stockholders. The Board recommends that the stockholders vote FOR the proposal to approve the Acquisition.


      Pursuant to the Stock Purchase Agreement, the Company will pay a purchase price equal to $17,500,000 plus an additional purchase price of up to $2,500,000, the exact amount to be based upon the Company's 1997 sales. The $17,500,000 will be payable at closing, $1,250,000 in cash and $16,250,000 by the Company's 7% promissory note (the "Purchase Note"). A $1,250,000 principal payment on the Purchase Note will be due six months after closing. The balance will be payable on the fifth anniversary of the closing, with a right on the part of the Company to extend the maturity for an additional two years. If the maturity is so extended, the applicable interest rate will be increased by one percentage point at the original maturity date and at the end of each six month period thereafter. The Company may repay the Purchase Note at any time and, except for the $1,250,000 payment due six months after closing, the Company may make payments of principal by delivering shares of its Common Stock, valued at the average closing price for the five trading days preceding the delivery.

      The amount of any additional purchase price will be determined upon completion of the audit of the Company's financial statements for the year ending December 31, 1997. For each full $1,000,000 of Company 1997 sales above $32,000,000, the Company will be obligated to pay an additional $312,500 in purchase price, up to a maximum additional purchase price of $2,500,000. The entire additional purchase price will be paid by a second promissory note (the "Additional Note"). The terms of the Additional Note will be the same as those of the Purchase Note, except that there will be no mandatory prepayment of principal prior to maturity. The Purchase Note and the Additional Note will be secured by a pledge by the Company to NMS BV of all of the stock of Norland Corp.

      A proxy card is enclosed for your use. YOU ARE REQUESTED ON BEHALF OF THE BOARD OF DIRECTORS TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which requires no postage if mailed in the United States.


      If no instructions are specified on the proxy, shares represented thereby will be voted (i) in favor of the Acquisition of all of the outstanding stock of Norland Corp., (ii) for the election of the five nominees listed herein as directors of the Company, (iii) in favor of the adoption of the amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock from 10,000,000 to 20,000,000, (iv) in favor of the adoption of amendments to the Amended and Restated 1994 Stock Option and Incentive Plan, (v) in favor of the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for 1997, and (vi) in the discretion of the holder of the proxy on all other matters that may properly come before the meeting.


      Any stockholder who has given a proxy may revoke his or her proxy by executing a proxy bearing a later date or by delivering written notice of revocation of his or her proxy to the Secretary of the Company at the Company's executive offices at any time prior to the meeting or any postponement or adjournment thereof. Any stockholder who attends in person the Annual Meeting or any postponement or adjournment thereof may revoke any proxy previously given and vote by ballot.


      As of June __, 1997, there were 7,150,031 shares of Common Stock issued and outstanding. The presence of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting, either in person or represented by properly executed proxies, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker "non-votes" (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) will be counted for purposes of determining the existence of a quorum at the Annual Meeting. If there are not sufficient shares represented in person or by proxy at the meeting to constitute a quorum, the meeting may be postponed or adjourned in order to permit further solicitation of proxies by the Company. Proxies given pursuant to this solicitation and not revoked will be voted at any postponement or adjournment of the Annual Meeting in the manner set forth above.


      Although the Delaware General Corporation Law does not require that the Company's stockholders approve the Acquisition, such approval is being sought because of (i) the significant interests that certain members of the Board of Directors and the Company's management have in NMS BV and the relationships they have with NMS BV and Norland Corp., and (ii) the rules of the Nasdaq Stock Market National Market System ("NASDAQ"), which require stockholder approval of issuances of Common Stock by the Company in connection with the acquisition of another corporation if (A) a director, officer or substantial stockholder has a 5% or greater direct or indirect interest in the corporation to be acquired and
(B) the number of shares of Common Stock which could be issued in the transaction equals or exceeds 5% of the Common Stock outstanding prior to the issuance. See "Acquisition of Norland Corporation -- Interests of Certain Persons in the Transaction" for a description of the interests of certain directors, officers and stockholders of the Company in NMS BV and Norland Corp. Stockholder approval of the Acquisition will also be deemed to constitute approval of any issuance of shares of the Company's Common Stock in payment of the principal of the Purchase Note or the Additional Note. Approval of the Acquisition will require the affirmative vote of both (A) the holders of a majority of the outstanding shares present in person or represented by duly executed proxies at the Annual Meeting and entitled to vote thereon, and (B) the holders of a majority of the outstanding shares held by all stockholders other than Reynald G. Bonmati, Hans Schiessl, Norland Partners, L.P. and Novatech Ventures, L.P.


      The election of directors will be determined by a plurality of the votes cast by holders of shares of Common Stock, and the approval of all other matters (other than the Acquisition) will require the affirmative vote of holders of a majority of the shares present in person or represented by duly executed proxies and entitled to vote on the subject matter. Cumulative voting for the election of directors is not permitted. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum and for those matters requiring the affirmative vote of a majority of the shares present and entitled to vote at the meeting. Shares relating to any proxy as to which a broker non-vote is indicated will be considered present and entitled to vote for determining the presence of a quorum, but will not be considered present and entitled to vote with respect to any matter as to which the broker has indicated on the proxy that the broker does not have discretionary authority to vote the shares. Accordingly, in the case of shares that are present at the Annual Meeting for quorum purposes, not voting such shares for a particular nominee for director will not prevent the election of such nominee if other stockholders vote for such nominee; an abstention on any other proposal, however, will operate as a vote "against" such proposal. Broker non-votes will have no effect on the outcome of the vote on any proposals.


      The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company. In addition, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of Common Stock.

      The Company's Annual Report to Stockholders for the year ended December 31, 1996, which contains the Company's Form 10-K for such year including financial statements, is being mailed to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material, except to the extent specifically incorporated herein by reference.

                           INCORPORATION BY REFERENCE


      The Company's Annual Report on Form 10-K for the year ended December 31, 1996 and its Report on Form 10-Q for the quarter ended March 31, 1997, previously filed with the Securities and Exchange Commission by the Company pursuant to the Securities Exchange Act of 1934, as amended, are hereby incorporated by reference in this Proxy Statement.

      This Proxy Statement incorporates documents by reference which are not presented herein. A copy of the Annual Report on Form 10-K for the year ended December 31, 1996 is included as part of the Company's Annual Report to Stockholders, which is being mailed to stockholders with this Proxy Statement. Such documents (other than exhibits to such document unless such exhibits are specifically incorporated herein by reference) are also available to any person, including any beneficial owner to whom this Proxy Statement is delivered, without charge on written or oral request directed to Norland Medical Systems, Inc., 106 Corporate Drive Park, Suite 106, White Plains, N.Y. 10604, Attention:
Chief Financial Officer, (914) 694-2285.

                                   PROPOSAL 1

                       ACQUISITION OF NORLAND CORPORATION

General

      On February 26, 1997, the Company entered into the Stock Purchase Agreement with NMS BV, in which the Company agreed to purchase all of the issued and outstanding stock of Norland Corp. The Stock Purchase Agreement provides that the Acquisition is subject to the approval of the Company's stockholders, including the holders of a majority of the shares of Common Stock held by all stockholders other than Reynald G. Bonmati, Hans Schiessl, Norland Partners, L.P. and Novatech Ventures, L.P.

      Norland Corp. is a manufacturer of bone densitometry systems based on dual-energy x-ray absorptiometry ("DXA") technology. The Company is the exclusive worldwide distributor of all Norland Corp. products. Norland Corp. is a Wisconsin corporation whose principal offices are located at W6340 Hackbarth Road, Fort Atkinson, Wisconsin 53538, and its telephone number is (414) 563-8456.

      As a subsidiary of Cordis Corporation, Norland Corp. introduced the first single photon absorptiometry bone densitometry device in the early 1970s, introduced a dual photon absorptiometry device in the early 1980s and introduced a DXA device in 1987. Cordis Corporation sold Norland Corp. in 1990. In 1992 the stockholders of Norland Corp., Norland Partners, L.P. and Nissho Iwai Corporation and one of its subsidiaries (collectively, "Nissho Iwai"), and the stockholders of a German corporation, Stratec Medizintechnik GmbH ("Stratec"), formed NMS BV to hold Norland Corp. and Stratec as wholly-owned subsidiaries. Stratec is also a manufacturer of bone densitometry systems. It has developed a line of bone densitometers based on peripheral quantitative computed tomography ("pQCT") technology. The former stockholders of Norland Corp. received 50% of NMS BV and the former Stratec stockholders received the other 50%. NMS BV formed a third subsidiary, Ostech B.V., to be a distributor of Norland Corp. and Stratec products in certain areas. The Company was formed by certain NMS BV stockholders in December 1993 as a separate corporation, and in January 1994 the Company became the distributor of Norland Corp. and Stratec bone densitometry systems.

      The Unaudited Pro Forma Combined Condensed Financial Statements, included elsewhere in this Proxy Statement, reflect the Acquisition of Norland Corp. by the Company under the purchase method of accounting.

Background of the Acquisition

      The Board of Directors had been considering for some time the acquisition of additional manufacturing capabilities generally, and the acquisition of Norland Corp. specifically. The Board felt that such an acquisition, appropriately priced and structured, would put an end to any negative perception in the marketplace that the Company was just a distributor of medical devices. The Board also felt that it would enable the Company to more effectively price its products in seeking to expand the bone densitometry market to physicians' offices. Norland Corp. was viewed as being uniquely situated as an acquisition candidate since, under the Distribution Agreement described below, the Company has exclusive worldwide distribution rights with respect to all Norland Corp. products until at least December 31, 2015.


      Four of the five directors of the Company have indirect ownership interests in NMS BV, as described below in "Interests of Certain Persons in the Transaction". The fifth director was, until his recent resignation as an employee of the Company's subsidiary, part of the Company's management. Given the significant interests of certain members of the Company's management in NMS BV, the Board, on advice of counsel, established a Special Committee consisting of James J. Baker, as Chairman, and Michael W. Huber. While the Committee members have the limited indirect interests in NMS BV described in "Interests of Certain Persons in the Transaction", because neither is involved in the management of the Company, Norland Corp. or NMS BV, the Board felt that they were the most independent Board members with respect to this transaction.


      On December 16, 1996, the Board adopted resolutions which established the Special Committee and authorized the Committee to consider the possible acquisition of Norland Corp. by the Company and, in its discretion, to enter into negotiations with respect to such acquisition. On advice of Company counsel, Morgan, Lewis & Bockius LLP, and pursuant to the authority vested in the Special Committee by the full Board, the Special Committee determined to retain independent counsel to advise it as to its legal duties and responsibilities to the Board and to the Company's shareholders. The Special Committee retained the firm of Hertzog, Calamari & Gleason to advise it. The Hertzog firm has no prior relationship with the Company, Norland Corp. or any of their respective affiliates.


      Also on advice of Company counsel, the Special Committee determined to retain the services of an independent investment banker to (i) advise the Special Committee with respect to the value of Norland Corp. and (ii) issue a fairness opinion with respect to the terms of any transaction with might ultimately be negotiated. The Special Committee retained Advest, Inc. ("Advest") to provide such services. Advest did not participate directly in the negotiation of the amount of the purchase price or the terms of payment. However, the Special Committee kept Advest fully apprised of the progress and status of the negotiations, and consulted with Advest on a regular basis during the process to obtain Advest's advice and to determine the impact of proposals by the Special Committee and NMS BV with respect to price and payment terms on Advest's ability to issue a fairness opinion.

      Following a preliminary review, Advest advised the Special Committee that it believed that the value of Norland Corp. was in the $17 million to $20 million range. The Special Committee also consulted with Committee counsel, with Company counsel, with Kurt W. Streams (the Company's Chief Financial Officer) and with Coopers & Lybrand, L.L.P., the Company's independent certified public accountants, regarding various possible acquisition structures and related tax and accounting issues which might arise in a transaction.

      On January 29, 1997, the Special Committee delivered a term sheet to representatives of NMS BV outlining proposed terms for an acquisition of Norland Corp. The proposal was for the Company to purchase all of the assets of Norland Corp. for $18 million plus the assumption of Norland Corp.'s balance sheet liabilities. The $18 million would have been payable by a 6 1/2% balloon note, payable at the end of five years, subject to the Company's right to extend the maturity date for an additional two years. If so extended, the interest rate would increase by one percentage point at the end of five years and at the end of each succeeding six month period. The Company would have the option to make payments on the note by delivering shares of its Common Stock in lieu of cash, such shares to be valued at the average closing prices for the five days preceding payment. Each party would indemnify the other for any misrepresentations made by such party in the definitive agreements, and claims for indemnity could be made at any time during the three year period following the closing.

      On January 30, 1997, the Special Committee, together with Committee counsel, Company counsel and Mr. Streams, acting on behalf of the Company, met with Mr. Bonmati and representatives of Nissho Iwai, acting on behalf of NMS BV to discuss the Special Committee's proposal. At that meeting and at the request of the Special Committee, a representative of Advest gave a presentation of the analysis supporting Advest's preliminary valuation of Norland Corp. The parties discussed various aspects of the Advest presentation, at the conclusion of which the NMS BV representatives expressed dissatisfaction with the terms of the proposal. They expressed the view that the purchase price was too low and that the term of the proposed note was too long. They indicated a preference for the transaction to be structured as a purchase of the stock of Norland Corp. rather than its assets. They also took the position that the three year indemnity period should be significantly shorter. The NMS BV representatives then told the Special Committee that they would have further discussions among themselves, following which they would make a counterproposal.

      On February 3, the Special Committee received NMS BV's counterproposal. They proposed a sale of all of the outstanding stock of Norland Corp. to the Company for a purchase price of $30 million. They indicated that they preferred to have the purchase price paid at closing by the delivery of shares of the Company's Common Stock registered under the Securities Act of 1933. If payment was to be made by a promissory note, they proposed a 5% note payable in full on October 31, 1997. Payments on the note could be made by delivering shares of Common Stock as provided in the Special Committee's initial proposal to NMS BV. They also proposed that the period during which indemnity claims could be made be limited to one year and that indemnity obligations be capped at amounts to be agreed upon.

      On February 5, the Special Committee again met with the Nissho Iwai representatives and Mr. Bonmati. The Special Committee advised them that while it could support structuring the acquisition as a stock transaction, the proposed purchase price was well in excess of that which the Special Committee could support as fair. The Special Committee also took the position that the Company should not be obligated to pay the entire purchase price in the first year and that a much longer payment period was required. The Committee did indicate that it could agree to an indemnity period of less than three years. Following a break in the meeting during which the parties discussed the open issues among themselves, the NMS BV representatives made the following new proposal. The purchase price would be $20 million. Of this amount, $1 million would be paid at closing and the balance would be paid by a $19 million note, of which $2 million would be payable in the first year after closing and the balance would be payable at the end of five years, subject to the right described above of the Company to extend payment of the balance for an additional two years. The period during which indemnity claims could be made would be eighteen months. The Special Committee said it would review this proposal and respond to the NMS BV representatives.

      On February 11, 1997, the Special Committee delivered the following proposal to NMS BV. The purchase price would be $19 million, of which $950,000 would be paid at closing and the balance by a 7% note. Two principal payments of $950,000 would be due under the note, one six months following the closing and the second one year after the closing. The balance of the note would be payable five years after the closing, subject to the two year extension right. The indemnity period would end on April 1, 1999 (the date by which the second post-closing annual audit of the Company should be completed), and the indemnity obligations would be capped at $19,000,000. Following further discussions on February 11, the proposed payment terms were modified as follows. The payment to be made at closing would be $1,250,000, and instead of two $950,000 principal payments under the note during the first year, there would be a single payment of $1,250,000 at the end of six months. The NMS BV representatives advised the Company that these terms were acceptable to NMS BV.

      After reviewing and discussing this proposal with Advest, the Special Committee was unwilling to commit to a fixed purchase price of $19,000,000. The Special Committee felt that $19,000,000 could be an appropriate purchase price, but only if the Company's performance in 1997, which depends largely on sales of Norland Corp. products, reached certain targets. Following further discussions with the Nissho Iwai representatives and Mr. Bonmati, the following purchase price and payment structure was agreed upon. A $17,500,000 minimum purchase price would be payable at closing, $1,250,000 in cash and $16,250,000 by the Company's 7% promissory note. A $1,250,000 principal payment on the note would be due six months after the closing and the balance would be due five years after the closing (subject to the Company's right to extend the final maturity date for two years). They also agreed that for each full $1,000,000 of Company 1997 sales above $32,000,000, the purchase price would be increased by $312,500. The maximum additional purchase price would be $2,500,000. Any such additional purchase price would be paid by a second promissory note having the same terms as the note to be delivered at closing, except for the payment due six months after closing. Except for such $1,250,000 payment, the Company would have the option to pay the principal of such notes by delivering shares of the Company's Common Stock valued at the average closing price for the five trading days preceding the payment date.

      The Special Committee held a meeting on February 19, 1997, which meeting was followed by a meeting of the Company's Board of Directors, which all Board members attended. Prior to these meetings, the Special Committee had provided the other Board members with copies of a term sheet summarizing the proposed transaction, the Advest preliminary valuation materials and certain other materials which had been provided to Advest for use in making its preliminary valuation.

      At the Board meeting Mr. Baker, as Chairman of the Special Committee, reported to the full Board on the Committee's work. He described the history of the negotiations with NMS BV. He also described in detail the interests that each Board member and Hans Schiessl had in NMS BV and Norland Corp. Mr. Baker stated that while stockholder approval of the Acquisition is not mandated by Delaware law, because of these interests, the Special Committee had made the Acquisition contingent upon the approval of the Company's stockholders, including the holders of the majority of the Common Stock held by all stockholders other than Reynald G. Bonmati, Hans Schiessl, Norland Partners, L.P. and Novatech Ventures, L.P. Representatives of Advest were present at the meeting, and they presented a written report to the Special Committee and full Board. They reviewed the report and responded to questions from Board members. When Mr. Baker completed his report, he and Mr. Huber confirmed their recommendation to the full Board that it approve the Acquisition of Norland Corp. After a lengthy and detailed discussion, the Board unanimously approved the Acquisition and recommended its approval to the Company's stockholders.

      Company counsel, Committee counsel and NMS BV counsel worked to finalize the Stock Purchase Agreement over the next several days, and it was executed by the Company and NMS BV on February 26, 1997. On February 26, Advest delivered a written opinion to the Special Committee with respect to the fairness of the terms of the Acquisition from a financial point of view. See "Opinion of Advest, Inc.", below.


Recommendation of the Special Committee and the Board of Directors; Reasons for the Acquisition


      The Special Committee concluded that the terms of the Acquisition are fair to, and in the best interests of, the Company and its stockholders and unanimously voted to recommend that the Board of Directors approve the Stock Purchase Agreement and the Acquisition. The Board of Directors, based substantially upon the unanimous recommendation of the Special Committee, and after considering the factors discussed below that were the basis of the Special Committee's recommendation, determined that the terms of the Acquisition are fair to, and in the best interests of, the Company and its stockholders. Accordingly, the Board of Directors approved the Stock Purchase Agreement and the Acquisition, and recommended that the stockholders of the Company vote FOR the proposal to approve the Stock Purchase Agreement and the Acquisition. In determining to recommend approval of the Stock Purchase Agreement and the Acquisition by the Company, the Special Committee considered the following material factors:


            (i) Information concerning the business, operations, assets, financial condition, operating results and prospects of the Company and Norland Corp., and conditions in the bone densitometry business in general, including differences between the Company and its competitors;

            (ii) The opinion of Advest as to the fairness of the consideration to be paid in the Acquisition; and

            (iii) The proposed terms and structure of the Acquisition and the terms and conditions of the Stock Purchase Agreement.


      In view of the variety of factors considered in connection with its evaluation of the Acquisition, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching its conclusions, although the Special Committee did place a special emphasis on the opinion and analysis of Advest. The Special Committee and the Board of Directors considered each of these factors as being favorable to their decisions to approve and recommend the Acquisition. The following discussion describes in greater detail the factors considered by the Special Committee and the Board.

            (1) Business of the Company and Norland Corp.; the Bone Densitometry Business. The Special Committee believed that its conclusions were supported by its analysis of the business and prospects of the Company and Norland Corp. and of the bone densitometry business in general.

      The Company has exclusive worldwide distribution rights for all products manufactured by Norland Corp. and Stratec. These rights extend until December 31, 2015, subject to additional five year renewal terms. With the exception of its OsteoAnalyzer line of bone densitometers, the Company does not manufacture the systems which it sells. This is a significant difference between the Company and its principal competitors, Hologic, Inc. ("Hologic") and Lunar Corporation ("Lunar"), which both manufacture and distribute bone densitometers.

      The Special Committee concluded that the Company would be in a stronger position to compete if it acquired significant manufacturing capability. Given the existing relationships between the Company and Norland Corp. and Stratec under the Distribution Agreement and the Company's identification with their products in the marketplace, the acquisition of Norland Corp. and possibly Stratec was viewed as the logical means to achieve such capability. The Special Committee determined that because of certain operational issues and new financial reporting requirements which would become applicable to Stratec upon its acquisition, it would not be feasible to acquire Stratec at this time. However, Norland Corp. was viewed as the ideal candidate. There were several reasons for this. First, the Special Committee believed that the acquisition of Norland Corp. would eliminate any perception that the Company is a materially different company from competitors such as Hologic and Lunar and that by not manufacturing the systems it sells, the Company is merely a medical device distributor without strong ties to the bone densitometry field. By becoming an integrated company and acquiring direct control over research and development and manufacturing of products that it sells, the Special Committee believed that the Company would be in position to respond more rapidly and effectively to changes in the bone densitometry market. Finally, by capturing the entire gross margin on the Norland Corp. systems it sells, rather than splitting the margin with Norland Corp. as now provided in the Distribution Agreement, the Special Committee believed that the Company would have much greater flexibility to compete on price.


      The Special Committee also considered the potential consequences to the Company of not acquiring Norland Corp. As described in more detail below in "Norland Corp. Business - Distribution Agreement," prior to recent amendments to the Distribution Agreement, the gross margin between the price at which the Company sells a Norland Corp. system and Norland Corp.'s agreed upon cost of such system was allocated 50% to the Company and 50% to Norland Corp. As a result of the implementation of the Amended Pricing Provisions described in "Norland Corp. Business - Distribution Agreement," the Company pays Norland Corp. an amount equal to Norland Corp's costs plus an agreed upon markup on the standard costs of non-computer components. The Amended Pricing Provisions will remain in effect through December 31, 1997, and will continue in effect for additional one year periods unless Norland Corp. elects to terminate them effective at the end of any year.

      The Amended Pricing Provisions have been favorable to the Company. For example, if the Amended Pricing Provisions had not been in effect during the quarters ended December 31, 1996 and March 31, 1997, the Company's income before taxes would have been reduced by $695,000 for the three months ended December 31, 1996, from $395,000 to ($300,000), and its income before taxes would have been reduced by $823,000 for the three months ended March 31, 1997, from $797,000 to ($26,000). Conversely, Norland Corp.'s income before taxes for such periods would have been increased by $695,000 and $823,000, respectively. The Special Committee recognized that NMS BV can cause Norland Corp. to terminate the Amended Pricing Provisions effective December 31, 1997 and have the original pricing provisions reinstated. The Special Committee was of the view that there was a significant risk that the Amended Pricing Provisions would not continue in effect after December 31, 1997 and that this could have a significant negative impact on the Company's revenues and earnings per share.

            (2) Opinion of Financial Advisor. The Special Committee believed that its conclusions were supported by, and placed special emphasis upon, the opinion of Advest that the consideration to be paid in the Acquisition is fair to the Company and its stockholders from a financial point of view, as well as on Advest's presentations to the Special Committee and the Board of Directors of certain financial analyses that Advest performed in arriving at its opinion. Such opinion and analyses are described below in "Opinion of Advest, Inc.". In concluding that the Acquisition is fair to and in the best interests of the Company's stockholders, the Special Committee accepted as reasonable the opinion and analyses of Advest.


            (3) Terms of the Agreement. The Special Committee believed that its conclusions were further supported by the fact that the terms of the Stock Purchase Agreement, especially those relating to the payment of the purchase price, provide a great deal of flexibility to the Company. The Special Committee believed that it is the Company's interest to acquire the manufacturing capacity of Norland

Corp. as soon as possible. However, the Special Committee had several concerns as to how the purchase price would be paid. The Company could not pay the full purchase price in cash, and the Special Committee did not want the Company to enter into an expensive third party financing of the Acquisition. In addition, the Special Committee did not want the Company to pay the purchase price in shares of its Common Stock valued at the current price.

      The Special Committee was able to negotiate terms that it believes satisfied these concerns. Aside from the $1,250,000 payment due at closing and the second $1,250,000 payment due six months after the closing, the purchase price is payable by promissory notes with a favorable interest rate (7%). The remaining principal amount of the notes is not payable until five years after the closing, subject to the Company's right to extend the maturity date for an additional two years (at an increasing interest rate). The Company may prepay the notes at any time, in whole or in part. The Company has several options available to it in paying the notes. It can pay cash, which it could do, for example, if it were to effect an offering of its Common Stock. It also has the right to pay the principal amount of the notes by delivering shares of Common Stock valued for this purpose at the average closing price for the five trading days preceding the payment, not at the time the notes were delivered. The Stock Purchase Agreement also provides that the Company may satisfy any indemnification obligations of NMS BV to the Company under the Stock Purchase Agreement (up to an aggregate amount equal to 20% of the final purchase price) by offset against amounts payable by the Company under the Purchase Note and the Additional Note. The Special Committee believes that it would not have been able to negotiate payment terms with another seller which are as favorable as the terms of the Stock Purchase Agreement.


      The Special Committee also recognized that there are possible disadvantages to the Acquisition, including the following:

            (a) The Company will incur significant indebtedness that will be reflected on its balance sheet. While the Company will have the option to pay the principal of such indebtedness (except for the $1,250,000 payment due six months after the closing) by delivering shares of its Common Stock, the Company will be obligated to make cash interest payments on such indebtedness in excess of $250,000 per quarter (assuming no optional prepayments of principal by the Company).

            (b) As indicated in the Unaudited Pro Forma Combined Condensed Financial Statements, included elsewhere in this Proxy Statement, the Acquisition will result in goodwill of $6.3 million to $8.8 million, depending on the final amount of the purchase price. Amortization of this goodwill will be an expense item that will have the effect of lowering the Company's net income and net income per share for financial reporting purposes.

            (c) The Special Committee also recognized that by acquiring Norland Corp., the Company will become responsible for funding Norland Corp.'s ongoing research and development programs. As a result, the Company will be assuming the risk that significant expenditures may be made on programs which do not result in products being brought to market.

            (d) As the manufacturer of all Norland Corp. products, the Company will have primary responsibility for any product liability claims relating to such products. The Company will become subject to the risk that adequate product liability insurance may not always be available at economic rates.

            (e) Norland Corp. develops and manufactures bone densitometers and the Company markets and sells the densitometers manufactured by Norland Corp. While the Acquisition will result in the Company becoming a fully integrated bone densitometer company, because it will combine completely separate aspects of the same business, the Acquisition, unlike many business combinations, will not result in significant synergies or cost savings.

      While the Special Committee and the Board of Directors recognized and considered these possible disadvantages of the Acquisition, they are of the view that the disadvantages are outweighed by the factors discussed above that make the Acquisition advantageous to the Company.



Opinion of Advest, Inc.


      Advest delivered a written opinion dated as of February 26, 1997, which opinion was reissued on June __, 1997 (the "Advest Opinion"), to the Special Committee to the effect that, based upon the assumptions made, matters considered and limits of the review undertaken, as set forth in the Advest Opinion, the financial terms of the Acquisition taken as a whole are fair from a financial point of view to the Company and its stockholders. The Advest Opinion did not differ materially in its conclusions from the oral and written opinion and analyses of Advest delivered at meetings of the Special Committee and the Board of Directors on February 19, 1997 and June 4, 1997. The Company had agreed to pay Advest a fee for the delivery of the Advest Opinion.

      A copy of the June __, 1997 Advest Opinion is attached as Annex B to this Proxy Statement and is incorporated herein by reference. The summary of the Advest Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the Advest Opinion. The Company's stockholders are urged to read the Advest Opinion in its entirety for the assumptions made, matters considered and limits of the review undertaken by Advest.


      The Special Committee retained Advest to render an opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be paid in the proposed Acquisition. The opinion delivered was not intended to address the Company's underlying business decision to effect the purchase of Norland Corp. The Advest Opinion is directed only to the fairness from a financial point of view of the financial terms of the Acquisition, taken as a whole, and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Annual Meeting on the Acquisition. The consideration to be received by NMS BV in the Acquisition was determined through negotiations between the Special Committee and representatives of NMS BV, in which the Special Committee was advised by representatives of Advest, and was approved by the Special Committee and the Board of Directors of the Company. Advest did not solicit third-party indications of interest for the acquisition of all or any part of Norland Corp.

      Pursuant to the terms of an engagement letter dated January 6, 1997 between the Special Committee and Advest, the Company agreed to pay Advest an initial fee of $40,000 which was non-refundable. The Company also agreed to pay Advest an additional fee of $35,000 upon the closing of the proposed Acquisition. If for any reason the proposed Acquisition does not occur, and Advest has completed its work and delivered its opinion, the Company agreed to pay Advest $60,000, of which the $40,000 non-refundable retainer is to be net against, as a break-up fee upon notification by Advest that it considers the Acquisition not to have occurred. The Company has also agreed to indemnify Advest and hold it harmless against any losses, damages, claims or liabilities to which it may become subject as a result of its rendering of services pursuant to the engagement letter.


      In arriving at its opinion, Advest, among other things: (i) reviewed certain publicly available financial statements and other information of the Company; (ii) reviewed certain financial statements, including the audited December 31, 1994, 1995 and 1996 Norland Corp. financial statements, the unaudited March 31, 1996 and 1997 Norland Corp. financial statements, and other financial and operating data concerning the Company and Norland Corp. prepared by the management of the Company and Norland Corp., respectively; (iii) analyzed certain summary financial projections concerning the Company prepared by the management of the Company; (iv) analyzed certain summary financial projections concerning Norland Corp. prepared by the management of Norland Corp.; (v) reviewed and discussed with senior executives of the Company the past and current operations and financial condition and the prospects of the Company;
(vi) reviewed and discussed with senior executives of Norland Corp. the past and current operations and financial condition and the prospects of Norland Corp. and analyzed the estimated pro forma impact of the Acquisition, including the impact on the Company's earnings per share, consolidated capitalization and financial ratios; (vii) reviewed and discussed with senior executives of the Company and Norland Corp. the strategic objectives of the Acquisition and the long-term benefits expected to result from the Acquisition; (viii) reviewed the reported prices and trading activity of the Company's Common Stock; (ix) compared the financial performance of Norland Corp. and the prices and trading activity of certain other comparable publicly traded companies and their securities; (x) reviewed the financial terms, to the extent publicly available, of certain comparable transactions; (xi) reviewed the Stock Purchase Agreement and certain related documents; and (xii) considered such other factors as it deemed appropriate. No limitations were imposed by the Special Committee upon Advest with respect to the investigations made or procedures followed by Advest in rendering its opinion as to the fairness of the proposed Acquisition from a financial point of view, to the Company's shareholders. Advest did not express an opinion as to the relative merits of the Acquisition and other strategic alternatives that may be available to the Company. Copies of the written analysis delivered by Advest in connection with the rendering of the Advest

Opinion to the Special Committee will be made available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company, or his representative who has been so designated in writing.

      In rendering its opinion, Advest assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Advest for the purpose of its opinion. With respect to the financial projections, including estimates of the long-term benefits expected to result from the Acquisition, Advest assumed that they had been reasonably prepared, reflecting the best currently available estimates and judgments of the future financial performance of the Company and Norland Corp. Furthermore, Advest did not conduct a physical inspection of the properties or facilities of the Company or Norland Corp. (other than visiting the Company's and Norland Corp.'s primary offices) or make or obtain any independent valuation or appraisal of the assets or liabilities of the Company or Norland Corp., nor was Advest furnished with any such independent valuations or appraisals. Advest assumed, with the Company`s consent, that the Acquisition will be accounted for as a purchase business combination in accordance with generally accepted accounting principles ("GAAP"). Advest also assumed that the transactions described in the Stock Purchase Agreement will be consummated on the terms set forth therein. The Advest Opinion is necessarily based on economic, market and other conditions as they existed and could be evaluated by Advest on the date thereof, and the information made available to Advest.


      Based upon and subject to the foregoing, Advest prepared and presented to the Special Committee and the Board of Directors certain financial and comparative analyses at their February 19, 1997 and June 4, 1997 meetings and, subsequently, the Advest Opinion. Such financial and comparative analyses included a comparative company analysis, a comparable transaction analysis, and an analysis of pro forma earnings per share for the combined companies, which are more particularly described below.

      Comparable Company Analysis. Using publicly available information, Advest analyzed, among other things, the market values and trading multiples of selected companies comparable to the operating business of Norland Corp. The multiples derived on this analysis represent the value of a freely traded minority interest. After compiling a large universe of medical device manufacturers and reviewing appropriate information, Advest selected three public companies engaged specifically in the bone densitometry market: (i) Hologic; (ii) Lunar; and (iii) the Company (together, the "Selected Comparable Companies"). Advest compared the market values and trading multiples of the Selected Comparable Companies to revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA") for the latest twelve months ("LTM"), and next fiscal year projected earnings based on analysts' consensus forecasts. The multiples of revenues ranged from 2.1x to 2.5x for the Selected Comparable Companies and the multiples of EBITDA ranged from 9.2x to 17.6x. The multiples of next fiscal year earnings ranged from 12.7x to 16.8x.


      Within the Selected Comparable Companies, Advest deemed the Company to be the most comparable company to Norland Corp. for the following reasons: (i) Norland Corp. manufactures and the Company distributes largely the same products; (ii) reimbursement cuts for peripheral testing affect the Company and Norland Corp. disproportionately versus Hologic and Lunar; and (iii) Hologic and

Lunar are both fully integrated companies controlling both manufacturing and sales. The Company's multiples as compared to the other Selected Comparable Companies were at the upper end of the range with multiples of LTM revenues, LTM EBITDA and next fiscal year earnings of 2.2x, 17.8x, and 16.8x, respectively.

      In analyzing the comparable company analysis and based on the purchase price for Norland Corp., the multiples implied by the Acquisition represent a discount to the multiples of the Company at 1.1x, 7.7x, and 9.8x, respectively. This discount is justified based on the fact that the Company: (i) operates and controls its own distribution system; (ii) controls its end user pricing; (iii) can use technology to develop new products; and (iv) can sell products other than those offered by Norland Corp. This analysis did not take into consideration the potential termination of the Amended Pricing Provisions under the Distribution Agreement and reinstatement of the original pricing provisions, as discussed above in "Recommendation of the Special Committee and the Board of Directors; Reasons for the Acquisition". Any such termination and reinstatement would result in increased profit margins for Norland Corp. and reduced profit margins for the Company.


      Comparable Transaction Analysis. Advest reviewed publicly available information for selected transactions involving the acquisition of medical device companies with target revenues of less than $100 million. Because of the small size of many of these transactions, limited public information, particularly financial, exists for many of the target companies. Advest focused its analysis on nine transactions (together, the "Selected Transactions") which had the best information and were the most comparable to the proposed Purchase. These transactions included (Acquiror/Target); (i) Nellcor Puritan Bennett, Inc./Aequitron Medical, Inc.; (ii) Hologic, Inc./Fluoroscan Imaging Systems, Inc.; (iii) Nellcor Puritan Bennett, Inc./Infrasonics, Inc.; (iv) Thermo Electron Corporation/SensorMedics Corp.; (v) the Company/Dove Medical Systems;
(vi) Trex Medical Corporation/XRE Corporation; (vii) Del Global Technologies Corp./GENDEX Medical; (viii) ThermoTrex Corp./Bennett X-Ray Corp.; and (ix) Allied Healthcare Products, Inc./Bear Medical Systems, Inc.


      Advest used transaction multiples (where available) of LTM revenues, LTM EBITDA and LTM net income to develop a range of multiples which would be fair for the Acquisition. The difference between the comparable company analysis and the comparable transaction analysis is that the multiples developed using the latter method include control premiums to the extent the acquiror is acquiring a controlling interest in the target. The multiples of LTM revenues for the Selected Transactions ranged 0.4x to 3.8x, the multiples of LTM EBITDA ranged from 10.4x to 29.4x and the multiples of LTM net income ranged from 20.4x to 46.0x. These multiples compared to implied multiples of 1.2x LTM revenues, 7.7x LTM EBITDA and 13.7x LTM net income for Norland Corp.

      In analyzing the results of the comparable transaction analysis, Advest determined that the purchase price for Norland Corp. was fair and represented a discount to the Selected Transactions, particularly on an earnings basis. This analysis also did not take into account the potential impact of the termination of the Amended Pricing Provisions.

      Earnings Per Share Analysis. In conducting its analysis, Advest noted the following: (i) the primary benefit of the Acquisition relates to capturing the earnings stream of Norland Corp.; (ii) the low capital base and absence of a pooling-of-interest alternative in the Acquisition creates significant goodwill;
(iii) based on the Acquisition structure, goodwill is not tax deductible; and
(iv) the Acquisition would eliminate the uncertainty created by the potential termination of the Amended Pricing Provisions, which could increase profit margins for Norland Corp. and decrease profit margins for the Company. Due to the financial nature of this transaction, Advest determined that it was important for the Acquisition to be accretive and therefore analyzed the financial impact of the proposed Acquisition and performed sensitivity analyses to evaluate the effect on earnings per share for the Company utilizing pro forma LTM results through March 31, 1997 and projected next twelve months ("NTM") results through March 31, 1998.

      In analyzing the results of the pro forma earnings per share for the combined companies, Advest determined that the effect of the Acquisition to the Company's earnings per share would be approximately $.04 accretive to the Company's NTM earnings based on management's projections and approximately $.03 dilutive to unaudited pro forma LTM earnings per share based on the combined results for the LTM period after consideration of the expected accounting treatment of the Acquisition and excluding the LTM benefit of net operating loss carryforwards utilized by Norland Corp. In an effort to quantify the potential impact of a termination of the Amended Pricing Provisions and reinstatement of the original pricing provisions under the Distribution Agreement, Advest adjusted the pro forma NTM results (recognizing that any such termination and reinstatement could not become effective until January 1, 1998). The adjustments reflect management's earnings projection for the NTM, assuming that the original pricing provisions under the Distribution Agreement were in effect for the entire NTM. This analysis resulted in accretion of approximately $.33 per share (compared to $.04 under the Amended Pricing Provisions) resulting from the Acquisition.

      Conclusion. In addition to the financial analyses and the specific comments made above, the potential long-term benefits associated with the Acquisition include: (i) elimination of uncertainties associated with the potential termination of the Amended Pricing Provisions and reinstatement of the original pricing provisions under the Distribution Agreement; (ii) a potential change in the market perception of the Company as a fully integrated entity with both manufacturing and distribution capabilities and therefore, not as a materially different company than its direct competitors, Lunar and Hologic; and
(iii) the procurement of direct control over research and development and manufacturing of the products it sells, giving the Company greater control over the positioning and pricing of its current and future product lines. Based on the analyses described above, Advest concluded that the purchase price the Company set forth to complete the Acquisition of Norland Corp. is fair to the Company and its stockholders from a financial point of view.

      The summary of the financial and comparative analyses set forth above does not purport to be a complete description of Advest's written opinion or Advest's oral presentations to the Special Committee and the Board of Directors on February 19, 1997 and June 4, 1997. Advest believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the processes underlying its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. In its analyses, Advest made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. Any estimates contained therein are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold.


Certain Relationships of Advest

      Advest, as part of its investment banking business, is engaged in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements, and in valuations for corporate and other purposes. The Special Committee selected Advest to render its opinion on the basis of such firm's expertise. Advest and its affiliates in the past have not provided financial advisory or financing services to the Company. Advest has, however, provided valuation services for The EICON Group, Inc. ("EICON"). Reynald G. Bonmati, President and a director of the Company, is President and a director of EICON. Albert S. Waxman, a director of the Company, is a director of EICON. For its valuation services in June 1994, Advest received $4,000 from EICON. It has not performed any additional financial advisory services or received additional compensation from EICON.


Projections

      With respect to the Acquisition, the managements of Norland Corp. and the Company prepared forecasts for Norland Corp. showing, among other things, revenues, and net income for the years 1997 through 2000 (the "Projections"). Neither the Company nor Norland Corp. make public forecasts as to future revenues or net income. The Company and Norland Corp. have produced forecasts for internal use within the past few years, but such forecasts have varied substantially from actual historical results. The Projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections. The Projections are included in this Proxy Statement only because this information has been made available to the Special Committee, the Board of Directors and Advest in connection with the Acquisition, and the Company, therefore, wishes to make the same information available to its stockholders. While the Special Committee, the Board and Advest considered the Projections in their respective analyses of the Acquisition, the Projections constituted only one component of such analyses. The Company cautions stockholders that the Projections are speculative and should not be given undue weight (if any weight is to be given to them at all) in deciding how to vote their shares at the Annual Meeting. Neither the Company nor any of its respective affiliates, financial advisors, directors or officers, nor any of their independent auditors or attorneys, assumes any responsibility for the accuracy of the Projections. The independent accountants of the Company and Norland Corp. have not examined or compiled the Projections presented herein or applied any procedures with respect to this information. Accordingly, they have not expressed any opinion or any other form of assurance on such information.

      The Projections are necessarily based on numerous estimates and assumptions, some of which are set forth below, with respect to general business and economic conditions, competition and many other matters, most of which are beyond the control of the Company and Norland Corp.

      Because the estimates and assumptions underlying the Projections are inherently subject to significant economic and competitive uncertainties and contingencies which are difficult or impossible to predict accurately and are beyond the control of the Company, the Projections are not necessarily indicative of future performance. It is, therefore, highly likely that there will be differences between actual and projected results, and actual results may be materially higher or lower than those set forth below. The Projections should not be regarded in any respect as a representation by the Company or any other person or entity that the results stated in the Projections can be achieved.

      The Projections show total revenue for Norland Corp. of approximately $16,100,000, $23,700,000, $30,800,000 and $55,500,000 for the years ending
December 31, 1997, 1998, 1999 and 2000, respectively, and net income of approximately $1,100,000, $2,900,000, $4,500,000 and $10,400,000 for the years ending 1997, 1998, 1999 and 2000, respectively. These figures assume that the Amended Pricing Provisions referred to above in "Recommendation of the Special Committee and the Board of Directors; Reasons for the Acquisition," which are in effect for 1997, continue in effect for 1998, 1999 and 2000. If the Amended Pricing Provisions were to be terminated at the end of 1997 and the original 50-50 margin splitting reinstated, the Projections would show total revenue for Norland Corp. of approximately $27,400,000, $34,700,000 and $61,100,000 for the years ending December 31, 1998, 1999 and 2000, respectively, and net income of approximately $5,100,000, $7,500,000 and $13,700,000 for the years ending December 31, 1998, 1999 and 2000, respectively. It should be noted that if the Acquisition is consummated, it will not result in any increase in the Company's revenue, since all of Norland Corp.'s sales are made to the Company. The Acquisition will result in the Company receiving the entire gross margin between the Company's sales price and Norland Corp.'s cost of goods sold. However, the Acquisition will not result in the Company's net income for any period increasing by the amount of net income that Norland Corp. would have had for such period if the Acquisition had not occurred. See "Pro Forma Combined Condensed Financial Statements."

      It should be noted that the Projections were prepared in February and May of 1997. The Projections, therefore, may be of little value at the present time, particularly given the actual results of Norland Corp. since that time. For these and other reasons, neither the Company nor Norland Corp. can accurately predict whether the actual results of Norland Corp. will fall within the range of projected results described above. In view of the variance from actual results of past forecasts regarding Norland Corp. and taking into account the qualifications discussed above, the value of the Projections is questionable.

Subsequent Developments

      At the February 19, 1997 Board meeting, the directors agreed that Advest would be asked to present their updated fairness opinion analysis to the Board prior to the mailing of the definitive proxy statement to stockholders. After the unaudited financial statements of the Company and Norland Corp. for the quarter ended March 31, 1997 became available, management of the Company and Norland Corp. reviewed the financial projections concerning their respective companies and made certain downward revisions. These financial statements and revised projections were provided to, and discussed with, Advest before Advest updated its fairness analysis. A meeting of the Board was held on June 4, 1997 for the purpose of having Advest present its updated findings to the Board. Representatives of Advest presented a written report to the Board. They reviewed the report and responded to questions from Board members. Advest reaffirmed its conclusion that the transaction was fair to the stockholders of the Company, and the Advest representatives stated that Advest would reissue its fairness opinion at the time the proxy statement was mailed to the stockholders. The opinion was reissued on June ___, 1997. At the June 4 Board meeting, one of the Board members, Robert L. Piccioni, stated that he was no longer in favor of the Company making the Acquisition at this time on the terms proposed. Dr. Piccioni had voted in favor of the Acquisition at the February 19 Board meeting. In an April 21, 1997 memorandum to Mr. Bonmati, Dr. Piccioni expressed concerns as to whether Advest would reaffirm its fairness opinion. On May 16, 1997, he sent a memorandum to the other Board members stating that, for the reasons outlined below, he no longer supported the Acquisition.

      Dr. Piccioni and his wife, Joan Piccioni, were the founders and principal stockholders of Dove Medical Systems ("Dove"). In April 1996, the Company acquired Dove by merger (the "Merger). The Company also purchased a patent and other intangible assets that were owned by the Piccionis and certain other stockholders of Dove and licensed to Dove for use in its business. Dove was the developer and manufacturer of the OsteoAnalyzer bone densitometer. The OsteoAnalyzer is a peripheral densitometer that uses single energy x-ray absorptiometry ("SXA") technology to scan the heel through a medium of water. The Company paid 161,538 shares of its Common Stock (valued at the time at $3,311,529) to the Dove stockholders in connection with the Merger and $3,600,000 in cash to purchase the assets licensed to Dove. A total of 16,153 of these shares and $360,000 of the cash were placed in escrow to secure indemnity obligations of the Piccionis and the other owners of the intangible assets. The period during which the Company can make indemnity claims with respect to the Dove transactions ends on October 2, 1997. Dove is now a separate subsidiary of the Company. Following the Merger, Joan Piccioni became the President, and Robert Piccioni became the Chief Technical Officer, of Dove. On June 7, 1997, Dr. and Mrs. Piccioni submitted their resignations as employees of Dove, effective June 13, 1997.

      On May 13, 1997, counsel for Dr. and Mrs. Piccioni wrote a letter to Company counsel stating that the Piccionis had interpreted certain comments made by Mr. Bonmati, President of the Company, in memoranda earlier in May related to ongoing Dove business as a threat by the Company that it would attempt to rescind the Merger. Counsel for the Piccionis demanded that the Company acknowledge that the obligations of the Piccionis to perform services for Dove did not stem from any obligation under the Merger. Counsel also demanded that the Company disclose all facts concerning any claim by the Company that the Piccionis were in breach of any obligations arising out of the Merger. A reply was demanded by May 20, 1997.

      On May 28, 1997, counsel for the Piccionis again wrote to Company counsel. In this letter counsel demanded, among other things, that the Company release the Piccionis from any claims that the Company may have against them arising out of their employment with Dove, provide a statement that the Piccionis' conduct was not actionable, and immediately release the portions of the Dove transaction purchase price held in escrow. Counsel demanded a reply to this letter by June 4.

      On May 30, 1997, Advest informed the Company that it expected to complete the update of its fairness analysis by June 2. Mr. Bonmati then sent out a notice that a Board meeting would be held on June 4, 1997 for the sole purpose of reviewing the status of the Acquisition. On May 30, counsel for the Piccionis sent another letter to Company counsel stating that Dr. Piccioni did not want any of the issues relating to the Merger and his employment with Dove to be raised at the June 4 Board meeting. Counsel then stated that, given the suddenly announced Board meeting, the Piccionis demanded that the Company respond to counsel's May 28 letter referred to above no later than June 2, 1997. The Company has not responded to such letters.

      Dr. Piccioni has expressed the following reasons for withdrawing his support of the Acquisition. He stated that because Norland Corp's sales of the pDEXA (the peripheral DXA-based densitometer manufactured by Norland Corp. that scans the forearm) and net income for the quarter ended March 31, 1997 were significantly below forecast, he does not have confidence in the Norland Corp. and Company management projections as they relate to peripheral DXA-based systems. He expressed his belief that as a result of the reduction in U.S. reimbursement rates for peripheral densitometry scans, the Company may no longer be able to make significant sales of the pDEXA. He stated his view that the pDEXA cannot compete with the larger, more expensive densitometers that scan the hip and spine and for which the reimbursement rate has not been significantly reduced or with what in his view are superior peripheral systems such as Dove's OsteoAnalyzer. It is also his opinion that Norland Corp. may not be able to develop new and improved peripheral DXA-based devices for which a significant market can be established. He stated his belief that the Company's management may have blocked sales of Dove's OsteoAnalyzer densitometer to prevent competition with the pDEXA and thereby enhance the value of Norland Corp. Dr. Piccioni stated that he preferred that the Company wait and see how Norland Corp. performed during 1997 before deciding whether to acquire Norland Corp.

      At the June 4 Board meeting, there was a lengthy discussion of all of the issues raised by Dr. Piccioni. All of the other directors expressed their disagreement with Dr. Piccioni's statements and conclusions. With respect to the projections, the other directors stated that while no one can guarantee that the projections will be achieved, they found the projections to be reasonable. They expressed their belief that Norland Corp. would continue to be able to develop and manufacture, and that the Company would continue to be able to sell, peripheral densitometry systems based on DXA technology, which, since 1987, has been a standard for analyzing bone mass reduction. They emphasized that the projections were only one of many factors considered in evaluating the Acquisition. It was also noted that a majority of Norland Corp.'s revenues in 1996 had come from sales of the more expensive non-peripheral systems that scan the hip and spine. The other Board members stated that the Company could follow one of three possible courses of action: complete the Acquisition as soon as possible; delay the Aquisition and possibly renegotiate terms; or abandon the Aquisition. They were all of the view that it is in the best interests of the Company and its stockholders that the Company acquire Norland Corp. as soon as possible. The members of the Special Committee, who had negotiated the Acquisition on behalf of the Company, were of the belief that if the Acquisition is delayed and the Company attempted to reopen or renegotiate the purchase price or the terms of payment, it would not be able to improve upon the terms of the Stock Purchase Agreement and might well wind up with less favorable terms. The other directors stated that if the Acquisition does not take place or is delayed past the end of 1997, the Company will have to deal with the real possibility that a significant share of the Company's gross margin will shift from the Company to Norland Corp. beginning in 1998, as discussed above. See "Recommendation of the Special Committee and the Board of Directors; Reasons for the Acquisition". They also recognized that if the Acquisition is delayed, the portion of the purchase price allocable to in-process research and development could be substantially reduced, thereby increasing the amount of goodwill resulting from the transaction. See "Pro Forma Combined Condensed Financial Statements". The other directors believe that the terms of the Acquisition are fair. They emphasized that Advest, the independent expert retained to specifically evaluate the fairness of the transaction, had issued a fairness opinion at the time the Stock Purchase Agreement was signed in February, and had reaffirmed that opinion to the Board at the meeting. Dr. Piccioni's concerns and opinions were known to Advest when it reaffirmed the fairness opinion.

      Following the Board discussion, Dr. Piccioni stated that his belief that the projections would not be achieved still led him to conclude that the purchase price for Norland Corp. was too high and that he was now opposed to the Acquisition on the proposed terms. Each of the other four Board members reaffirmed his support of the Acquisition and the Stock Purchase Agreement.


Interests of Certain Persons in the Transaction

      There are significant overlaps in the ownership and management of NMS BV and Norland Corp. and the ownership and management of the Company. The ownership of NMS BV is as follows: Hans Schiessl owns 50%, Norland Partners, L.P. owns 41.2% and Nissho Iwai owns 8.8%.

      Reynald G. Bonmati, the President and a Director of the Company is also the President and a Director of Norland Corp. and a Managing Director of NMS BV and may be considered the beneficial owner, through his relationship with Norland Partners, L.P., of the 41.2% of NMS BV held by Norland Partners, L.P. Albert S. Waxman, a Director of the Company, is also a Director of Norland Corp. and a Managing Director of NMS BV. He may also be considered the beneficial owner through Norland Partners, L.P., of the same 41.2% of the capital stock of NMS BV. Two of the three other directors of the Company, James J. Baker and Michael W. Huber, neither of whom is an officer or employee of the Company, have small investments, indirectly, in NMS BV, but neither is an officer, director or employee of NMS BV or Norland Corp. Mr. Huber and Mr. Baker's wife are limited partners in Novatech Ventures, L.P., which holds a limited partnership interest in Norland Partners, L.P. Kurt W. Streams, Vice President, Finance, of the Company and Lewis N. Harrold, Vice President, Product Development, of the Company are also officers of Norland Corp.

      Assuming the maximum purchase price of $20,000,000 for Norland Corp., Mr. Bonmati's partnership interests in Norland Partners, L.P., and Novatech Ventures, L.P., represent an indirect ownership interest of approximately 15.2% of NMS BV, Dr. Waxman's partnership interest in Norland Partners, L.P. represents an indirect ownership interest of approximately 9.5% of NMS BV, Mr. Huber's partnership interest in Novatech Ventures, L.P. represents an indirect ownership interest of approximately 1.3% of NMS BV, and Mrs. Baker's partnership interest in Novatech Ventures, L.P. represents an indirect ownership interest of approximately 1.7% of NMS BV. In addition, Mr. Bonmati and Mr. Schiessl are parties to an agreement which contemplates that they may in the future combine their interests in NMS BV in an entity to be jointly owned by them.


      The following table set forth the relationships that certain directors and stockholders of the Company have with Norland Corp. and NMS BV:

Person                           Relationship to Company                     Relationship to NMS BV/ Norland Corp.
------                           -----------------------                     -------------------------------------
Norland Partners, L.P.      - Owner of 11.0% of the Company's Com-         - Owner of 41.2% of outstanding capital
                              mon Stock.                                     stock of NMS BV.
                            - Novatech Management Corporation
                              ("Novatech Management") is the sole
                              general partner.

Novatech Ventures, L.P.     - Owner of 3.7% of the Company's Com-          - Limited partner of Norland Partners.
                              mon Stock.
                            - Novatech Resource Corporation
                              ("Novatech Resource") is the sole gen-
                              eral partner.
                            - Limited partner of Norland Partners, L.P.
                            ("Norland Partners").

Reynald G. Bonmati          - President (chief executive officer), Di-     - One of three Managing Directors of
                              rector and Treasurer.                          NMS BV.
                            - Direct owner of 15.7% of the Company's       - President and a Director of Norland
                              Common Stock.                                  Corp.
                            - President, Director and 50% stockholder      - President, Director and 50% stockholder
                              of Novatech Management.                        of Novatech Management.
                            - President, Director and principal stock
                              holder of Novatech Resource.
                            - Limited partner of Novatech Ventures.

Person                           Relationship to Company                     Relationship to NMS BV/ Norland Corp.
------                           -----------------------                     -------------------------------------
Albert S. Waxman            - Director.                                    - One of three Managing Directors of
                            - Chairman, Director and 50% stockholder         NMS BV.
                              of Novatech Management.                      - Director of Norland Corp.
                                                                           - Chairman, Director and 50%
                                                                             stockholder of Novatech Management.

Hans Schiessl               - Owner of 15.7% of outstanding Com-           - One of three Managing Directors of
                              mon Stock.                                     NMS BV.
                                                                           - Owner of 50% of outstanding capital
                                                                             stock of NMS BV.
                                                                           - President of Stratec.

James J. Baker              - Director.                                    - Wife is limited partner of Novatech
                            - Wife is limited partner of Novatech            Ventures.
                              Ventures.
Michael W. Huber            - Director.                                    - Limited partner of Novatech Ventures.
                            - Limited partner of Novatech Ventures.

Accounting Treatment

      The Acquisition of Norland Corp. will be accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations." The value of the consideration paid by the Company, including acquisition costs, will be allocated to the fair value of the Norland Corp. assets acquired, liabilities assumed, and the in-progress research and development acquired. The excess of consideration paid over such items will be allocated to goodwill. The accounting treatment and its estimated effects are described in the "Notes to the Pro Forma Combined Condensed Financial Statements" included elsewhere herein.

Certain Federal Income Tax Consequences of the Acquisition

      For federal income tax purposes, the Acquisition will not result in taxable gain or loss to the Company. The Norland Corp. stock will have an adjusted basis in the Company's hands equal to the consideration paid by the Company to NMS BV.

Governmental Approvals

      No federal or state regulatory requirements must be complied with or approval must be obtained in connection with the transaction as of the date hereof.

Accountants

      The Company's independent auditors, Coopers & Lybrand L.L.P., and Norland Corp.'s independent auditors, Deloitte & Touche LLP, are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions.

Selected Financial Data of Norland Corp.


      The following financial data as of and for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 were derived from (i) Norland Corp.'s financial statements for the years 1994, 1995 and 1996, which were audited by Deloitte & Touche LLP, and (ii) Norland Corp.'s financial statements for the years 1992 and 1993, which are unaudited and are not included herein. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for a fair presentation of the financial position and results of operations for these periods. Unaudited data for Norland Corp. for the three months ended March 31, 1996 and 1997 have also been included. The financial data for the years 1994, 1995 and 1996 should be read in conjunction with the audited financial statements of Norland Corp. and the notes thereto, which are included elsewhere herein, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Norland Corp."


                                                                                                             The Months Ended
Norland Corporation                                      Year Ended December 31,                              March 31, 1997
                                       1992          1993          1994          1995         1996           1996         1997
                                       ----          ----          ----          ----         ----           ----         ----
Statement of Income (Loss) Data:

Revenue:
  Net shipments                    $ 7,061,131   $ 3,336,458   $ 3,277,753   $ 3,928,085   $ 13,138,280   $1,743,677   $3,340,883

  One-time distribution agreement
   revenue                                                       1,922,247
                                   -----------   -----------   -----------   -----------   ------------   ----------   ----------
         Total revenue               7,061,131     3,336,458     5,200,000     3,928,085     13,138,280    1,743,677    3,340,883

Cost of revenue                      3,656,156     2,206,470     2,293,283     2,585,529      9,008,969    1,108,253    2,653,412
                                   -----------   -----------   -----------   -----------   ------------   ----------   ----------
Gross profit                         3,404,975     1,129,988     2,906,717     1,342,556      4,129,311      635,424      687,471
                                   -----------   -----------   -----------   -----------   ------------   ----------   ----------

Operating expenses:
  General and administrative         1,040,124     1,000,375       912,803       377,665        732,897      150,500      196,535
  Customer service                     328,112       307,697       176,355        95,485
  Research and development           1,013,027       688,437       481,994       538,092      1,016,801      196,590      466,824
  Selling and marketing              2,351,839     1,036,702
                                   -----------   -----------   -----------   -----------   ------------   ----------   ----------
         Total operating expenses    4,733,102     3,033,211     1,571,152     1,011,242      1,749,698      347,090      663,359
                                   -----------   -----------   -----------   -----------   ------------   ----------   ----------
Operating income (loss)             (1,328,127)   (1,903,223)    1,335,565       331,314      2,379,613      228,334       24,112
                                   -----------   -----------   -----------   -----------   ------------   ----------   ----------
Other income (expense)                  56,545      (101,066)     (363,188)     (116,172)       (69,116)      19,895        9,282
                                   -----------   -----------   -----------   -----------   ------------   ----------   ----------
Income (loss) before income taxes   (1,271,582)   (2,004,289)      972,377       215,142      2,310,497      268,439       14,830
Benefit from income taxes                                                                        33,000         --         20,000
                                   -----------   -----------   -----------   -----------   ------------   ----------   ----------
Net income (loss)                   (1,271,582)   (2,004,289)      972,377       215,142      2,343,497      268,439       34,830

Redemption of preferred stock                                                  2,140,681
Accretion of preferred stock
  discount                            (175,465)     (151,989)      (49,969)
                                   -----------   -----------   -----------   -----------   ------------   ----------   ----------
Net income (loss) attributable to
common stockholder                 $(1,447,047)  $(2,156,278)  $   922,408   $ 2,355,823   $  2,343,497      268,439       34,830
                                   ===========   ===========   ===========   ===========   ============   ==========   ==========

                                                              At December 31,                                   At March 31,
                                       1992          1993          1994          1995         1996            1996        1997
                                       ----          ----          ----          ----         ----            ----        ----
Balance Sheet Data:
Working capital                    $   276,180   $(1,739,635)  $  (228,155)  $    48,645   $  2,539,050   $  345,736   $2,744,438
Total assets                         4,389,131      2,051,982    2,158,877     1,291,854      4,961,121    2,112,828    5,298,661
Long-term debt                         389,244        348,603        3,334        60,640        257,398       97,529      479,816
Redeemable preferred stock           1,938,723      2,090,712    2,140,681
Common Stockholder's equity
  (deficiency in assets)              (991,677)    (3,161,429)  (2,232,924)      122,418      2,466,363      390,922    2,502,179

Management's Discussion and Analysis of Financial Condition and Results of Operations of Norland Corp.

      The following discussion of the financial condition and results of operations of Norland Corp. should be read in conjunction with the Financial Statements and the related Notes thereto included elsewhere in this Proxy Statement. The following discussion contains forward-looking statements which involve risks and uncertainties. A number of the risks and uncertainties described in the Introduction to the Company's Report on Form 10-K for the year ended December 31, 1996 are also applicable to Norland Corp. Norland Corp.'s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors.

General

      Under the terms of the Distribution Agreement among the Company, Norland Corp. and Stratec, the Company is Norland Corp.'s sole customer. Revenues and cost of revenues of systems and spare parts purchased by the Company are recognized by Norland Corp. at the time of shipment by the Company. Purchases from suppliers and sales to the Company are made in U.S. dollars.

      Certain components of the pDEXA and pQCT products are purchased from Stratec. Norland Corp. and Stratec are both wholly-owned subsidiaries of NMS BV.

      Prior to recent amendments to the Distribution Agreement, Norland Corp.'s revenues on systems sold to the Company for immediate resale were generally equal to (a) the Manufacturer's Device Cost as defined in the Distribution Agreement plus (b) 50% of the difference between the prices at which the Company sells systems and the Manufacturer's Device Cost. Revenues on systems sold to the Company for the Company's short-term rental and pay-per-scan programs or as demonstration systems were generally equal to 150% of Manufacturer's Device Cost. The Manufacturer's Device Cost is set semi-annually, based on the average cost of system components and parts purchased by Norland Corp. during the preceding six-month period plus an allowance for other direct manufacturing costs. On October 1, 1996, the Amended Pricing Provisions described below in "Norland Corp. Business - Distribution Agreement" became applicable to sales by Norland Corp. Pursuant to a Product Development Loan Agreement among the Company, Norland Corp. and Stratec, the Company may make loans to Norland Corp., the proceeds of which are to be used by Norland Corp. for product development purposes. See "Norland Corp. Business - Product Development."

Results of Operations

      The following table sets forth for the periods indicated certain items from the Norland Corp. Consolidated Statements of Income, expressed as a percentage of total revenue:


                                                      Years Ended December 31,          March 31,
                                                      1994     1995      1996        1996      1997
                                                      ----     ----      ----        ----      ----

Net shipments revenue .............................   63.0%    100.0%    100.0%     100.0%    100.0%
One-time distribution agreement revenue ...........   37.0       0.0       0.0        0.0       0.0
                                                     -----     -----     -----      -----     -----
     Total revenue ................................  100.0     100.0     100.0      100.0     100.0
Cost of revenue ...................................   44.1      65.8      68.6       63.6      79.4
                                                     -----     -----     -----      -----     -----
     Gross profit .................................   55.9      34.2      31.4       36.4      20.6
Research and development expense ..................    9.3      13.7       7.7       11.3      14.0
General and administrative expense ................   17.5       9.6       5.6        8.6       5.9
Customer service expense ..........................    3.4       2.5       0.0        0.0       0.0
                                                     -----     -----     -----      -----     -----
     Income from operations .......................   25.7       8.4      18.1       16.5       0.7
Other expense .....................................    7.0       2.9       0.5        1.1       0.3
                                                     -----     -----     -----      -----     -----
     Income before income taxes ...................   18.7       5.5      17.6       15.4       0.4
Benefit from income taxes .........................    0.0       0.0       0.2        0.0       0.6
                                                     -----     -----     -----      -----     -----
     Net income ...................................   18.7       5.5      17.8       15.4       1.0
Redemption of preferred stock .....................    0.0      54.5       0.0        0.0       0.0
Accretion of preferred stock discount .............    1.0       0.0       0.0        0.0       0.0
                                                     -----     -----     -----      -----     -----
     Net income attributable to common stockholder    17.7%     60.0%     17.8%      15.4%      1.0%
                                                     =====     =====     =====      =====     =====

Norland Corp.'s Three Months Ended March 31, 1997 Compared to Its Three Months Ended March 31, 1996.

      Revenue for the three months ended March 31, 1997 increased $1,597,206 (91.6%) to $3,340,883 from $1,743,677 for the three months ended March 31, 1996.
The increase was largely the result of increased sales of Eclipse and XR-36 systems, and sales of pDEXA systems manufactured by Norland Corp. which the Company began selling in the United States in May 1996. The amount of the increase was reduced by the impact of Amended Pricing Provisions under the Distribution Agreement with the Company which became effective October 1, 1996. If the Amended Pricing Provisions had not been in effect during the three months ended March 31, 1997, revenues for the quarter would have been $4,163,883. The large majority of revenues for the three months ended March 31, 1997 and 1996 are comprised of sales of complete bone densitometry systems, with sales of spare parts comprising the balance.

      Cost of revenue as a percentage of revenue was 79.4% and 63.6% for the three months ended March 31, 1997 and 1996, respectively, resulting in a gross margin of 20.6% for the three months ended March 31, 1997 compared to 36.4% for the three months ended March 31, 1996. The decrease in gross margin is primarily attributed to the impact of the Amended Pricing Provisions. If the Amended Pricing Provisions had not been in effect during the three months ended March 31, 1997, the gross margin would have been 36.3%. In addition, during the three months ended March 31, 1997, Norland Corp. expanded its manufacturing facilities, and costs related thereto had a negative impact on gross margin.

      Research and development expense increased $270,234 (137.5%) to $466,824 for the three months ended March 31, 1997 from $196,590 for the three months ended March 31, 1996, and also increased as a percentage of revenue to 14.0% from 11.3%, respectively. The increases were due primarily to higher levels of expenditures, including expenses of additional personnel, directed toward new research and development projects that are currently in process.

      General and administrative expense increased $46,035 (30.6%) to $196,535 for the three months ended March 31, 1997 from $150,500 for the three months ended March 31, 1996. The increase was due primarily to increased fees for accounting services and expenses for additional office space and related office costs. General and administrative expense decreased as a percentage of revenue to 5.9% for the three months ended March 31, 1997 from 8.6% for the three months ended March 31, 1996. The decrease reflects the significant sales growth for which general and administrative expenses did not increase in direct proportion.

      Other expense decreased $10,613 (53.3%) to $9,282 for the three months ended March 31, 1997 from $19,895 for the three months ended March 31, 1996 and also decreased as a percentage of revenue to 0.3% from 1.1%, respectively. Other expense consists primarily of interest expense on Norland Corp.'s bank loan (in
1996), the product development loan from the Company and capital leases. The dollar and percentage decreases were primarily due to the elimination of the interest expense on the bank loan that was paid in full during 1996.

      Norland Corp. recognized an income tax benefit of $20,000 for the three months ended March 31, 1997 as a result of recognizing certain refundable Dutch corporate income taxes for which no benefit had been previously recognized by Norland Scientific Instruments B.V., an inactive subsidiary which is in the process of being liquidated. Norland Corp. had no income tax provision for the three months ended March 31, 1996 as it had sufficient available net operating loss carryforwards to offset its regular taxable income for the quarter.

      Net income decreased $233,609 to $34,830 for the three months ended March 31, 1997 from $268,439 for the three months ended March 31, 1996 and decreased as a percentage of revenue to 1.0% from 15.4%, respectively. The decreases were due primarily to the factors discussed above.


Norland Corp.'s Year Ended December 31, 1996 Compared to Its Year Ended December 31, 1995.

      Revenue for 1996 increased $9,210,195 (234.5%) to $13,138,280 from
$3,928,085 for 1995. The increase was largely the result of increased sales of Eclipse and XR-36 systems and, beginning in May 1996, sales of pDEXA systems manufactured by Norland Corp. for sale in the United States. The large majority of 1996 and 1995 revenues are comprised of sales of complete bone densitometry systems, with sales of spare parts and (in 1995) service revenues comprising the balance.

      Cost of revenue as a percentage of revenue was 68.6% and 65.8% for 1996 and 1995, respectively, resulting in a gross margin of 31.4% for 1996 compared to 34.2% for 1995. The decrease in gross margin is attributed to the product mix in 1996 which included revenues from sales of pDEXA systems for which Norland Corp. realized a lower margin than it did on sales of Eclipse and XR-36 systems. In addition, Norland Corp. and the Company implemented the Amended Pricing Provisions under the Distribution Agreement effective October 1, 1996, which had the effect of decreasing Norland Corp.'s selling prices and, therefore, its gross margin.


      Research and development expense increased $478,709 (89.0%) to $1,016,801 for 1996 from $538,092 for 1995. The increase was due primarily to higher levels of expenditures, including expenses of additional personnel, directed toward research and development of new bone densitometry systems that are currently in process.

Research and development expense decreased as a percentage of revenue to 7.7% in 1996 from 13.7% in 1995. The decrease reflects the significant sales growth for which the costs of research and development did not increase in direct proportion.


      General and administrative expense increased $355,232 (94.1%) to $732,897 for 1996 from $377,665 for 1995. The increase was due primarily to increased personnel expenses for employees hired in 1995, increased fees for accounting and tax services, expenses for additional office space and related office costs and expenses related to educational programs concerning osteoporosis. General and administrative expense decreased as a percentage of revenue to 5.6% in 1996 from 9.6% in 1995. The decrease reflects the significant sales growth for which general and administrative expenses did not increase in direct proportion.


      Customer service expense was $0 for 1996 as compared to $95,485 for 1995 and decreased as a percentage of revenue to 0.0% in 1996 from 2.5% in 1995. Since July 1, 1995, the Company has provided customer service for Norland Corp. products, including services in support of Norland Corp.'s one-year warranty. Costs for customer service, returns and exchanges related to warranties are charged by the Company to Norland Corp. and are included in cost of revenue. Norland Corp. incurred no other customer service expense in 1996.

      Other expense decreased $47,056 (40.5%) to $69,116 for 1996 from $116,172 for 1995 and decreased as a percentage of revenue to 0.5% in 1996 from 2.9% in 1995. Other expense consists primarily of interest expense on Norland Corp.'s bank loan, product development loan from the Company and capital leases. The dollar and percentage decreases are primarily due to the reduced bank loan balance resulting from the repayment of the loan during 1996.

      Norland Corp. recognized an income tax benefit of $33,000 in 1996 as a result of recognizing certain deferred income tax assets (primarily net operating loss carryforwards) for which no benefit had previously been recognized. Norland Corp. had sufficient available net operating loss carryforwards to offset its 1996 and 1995 regular taxable income.

      Net income (before the effect of the redemption of preferred stock referred to below) increased $2,128,355 (989.3%) to $2,343,497 for 1996 from $215,142 for 1995 and increased as a percentage of revenue to 17.8% for 1996 from 5.5% for 1995. The increase was due primarily to the factors discussed above. The redemption of preferred stock increased the 1995 net income attributable to common stockholder by $2,140,681. All outstanding preferred stock was redeemed by Norland Corp. in May 1995 for $1, and upon such redemption, the difference between the redemption price provided for in Norland Corp.'s Articles of Incorporation and the actual redemption price ($2,140,681) was credited to retained earnings.

Norland Corp.'s Year Ended December 31, 1995 Compared to Its Year Ended December 31, 1994.

      Revenue from sales of products and services for 1995 increased $650,332 (19.8%) to $3,928,085 from $3,277,753 for 1994. The increase was largely the result of increased sales of Eclipse and XR-36 systems in the United States and the Pacific Rim. The large majority of these revenues are comprised of sales of complete bone densitometry systems, with sales of spare parts and service revenues comprising the balance. The terms of the distribution agreement with the Company in effect for 1994 provided that the Company would make a minimum of $5,200,000 in purchases of products and services in 1994. The $1,922,247 shortfall in such purchases by the Company was paid to Norland Corp. and is included in 1994 revenues.

      Cost of revenue as a percentage of revenue (before the one-time distribution agreement revenue) was 65.8% and 70.0% for 1995 and 1994, respectively, resulting in a gross margin of 34.2% for 1995 compared to 30.0% for 1994. The increase in gross margin is attributed to product cost reductions realized by Norland Corp. as a result of performing certain assembly processes itself in 1995 that were previously performed by a third party contractor.

      Research and development expense increased $56,098 (11.6%) to $538,092 for 1995 from $481,994 for 1994, and increased as a percentage of revenue to 13.7% in 1995 from 9.3% in 1994. The dollar increase was due primarily to the higher level of expenditures associated with the development of Norland Corp.'s QuikScan software feature. The percentage increase reflects the inclusion in 1994 revenue of the one-time distribution agreement revenue.

      General and administrative expense decreased $535,138 (58.6%) to $377,665 for 1995 from $912,803 for 1994, and decreased as a percentage of revenue to 9.6% in 1995 from 17.5% in 1994. The decrease is attributable in part to approximately $200,000 in nonrecurring 1994 legal fees and other litigation costs. In addition, the December 1994 sale of the Norland Corp. manufacturing facility and subsequent lease of a portion of that facility allowed Norland Corp. to realize lower expenses in 1995. General and administrative expense for 1995 was also lower in comparison to 1994 as a result of approximately $60,000 of administrative expense at Norland Scientific Instruments B.V., an inactive subsidiary which is in the process of being liquidated.

      Customer service expense decreased $80,870 (45.9%) to $95,485 for 1995 as compared to $176,355 for 1994 and decreased as a percentage of revenue to 2.5% for 1995 from 3.4% for 1994. Since July 1, 1995, the Company has provided customer service for Norland products, including services in support of Norland Corp.'s one-year warranty. Costs for customer service, returns and exchanges related to warranties are charged to Norland Corp. and included in cost of revenue. The dollar and percentage decreases in 1995 are attributed to such change in customer service and to higher 1994 total revenues resulting from the one-time distribution agreement revenue item.

      Other expense decreased $247,016 (68.0%) to $116,172 for 1995 from $363,188 for 1994 and decreased as a percentage of revenue to 2.9% from 7.0%. Other expense for 1994 consists primarily of a $245,937 loss realized upon the December 1994 sale of Norland Corp.'s manufacturing facility. Other expense includes interest expense on Norland Corp.'s bank loan and capital leases in 1995 and 1994, and on the product development loan from the Company in 1995. The decreases in 1995 compared to 1994 are primarily due to the nonrecurring loss from the sale of the facility.

      Norland Corp. had no income tax provision in 1995 or 1994, as it utilized available net operating loss carryforwards for which no benefit had previously been recognized.

      Net income (before the effects of the accretion and redemption of preferred stock referred to below) decreased $757,235 (77.9%) to $215,142 for 1995 from $972,377 for 1994 and decreased as a percentage of revenue to 5.5% for 1995 from 18.7% for 1994. These decreases were due primarily to the factors discussed above, including the effect of the one-time distribution agreement revenue in 1994. The redemption of preferred stock increased 1995 net income attributable to common stockholder by $2,140,681. All outstanding preferred stock was redeemed by Norland Corp. in May 1995 for $1 and upon such redemption, the difference between the redemption price provided for in Norland Corp.'s Articles of Incorporation and actual redemption price paid was credited to retained earnings. Prior to its redemption, the difference between redemption price originally provided for in the Articles of Incorporation and the higher redemption price in effect under the Articles at the time of redemption was charged against retained earnings as it increased. In 1994, when the maximum redemption price was reached, there were $49,969 of such charges.

Liquidity and Capital Resources


      Norland Corp. was funded in the years ended December 31, 1996, 1995 and 1994 and in the three month period ended March 31, 1997 primarily by cash flows from operations and borrowings from the Company under the Product Development Loan Agreement. In 1994 Norland Corp. generated cash from its earnings and the sale of its manufacturing facility and related real estate which it used primarily to repay indebtedness incurred in connection with such property, to repay advances from stockholders and to finance a higher level of accounts receivable. In 1995 Norland Corp. used cash generated from its earnings and more rapid collection of accounts receivable to reduce trade accounts payable and make installment payments on bank debt incurred prior to 1994. In 1996 the cash generated from Norland Corp.'s earnings and increase in its trade accounts payable was used to increase inventory levels and carry higher accounts receivable resulting from increased sales volume and to fully repay its bank debt.

      Norland Corp. purchases pDEXA and pQCT components from Stratec, and as of December 31, 1996 owed $1,157,520 for such purchases. In the three months ended March 31, 1997, cash generated from accounts receivable collections was used to further expand inventories. In 1995, 1996 and the three months ended March 31, 1997, certain research and development activities performed by Norland Corp. were funded in part with borrowings from the Company under the Product Development Loan Agreement.

      Property and equipment at March 31, 1997 consisted primarily of machinery and equipment, tooling, furniture and fixtures. Norland Corp. has expanded its leased space to increase production and warehouse capacity, and expects to purchase additional tooling and materials in support of research and development projects and production of new products and to improve its management information systems. Norland Corp. expects to use cash flows from operations to fund these plans and its ongoing operations. Should the proposed acquisition of Norland Corp. be approved by the Company's stockholders, the Company will benefit from cash flows provided by Norland Corp.'s operations and become responsible for financing the Norland Corp. manufacturing and research and development activities.


Norland Corp. Business

      Norland Corp. manufactures two lines of bone densitometry systems used to aid in diagnosing and monitoring bone disorders, particularly osteoporosis. Under the terms of the Company's Distribution Agreement with Norland Corp. and Stratec, the Company has exclusive worldwide distribution rights to all present and future diagnostic products developed and manufactured by Norland Corp. and Stratec. These rights extend through 2015 and may be renewed for additional five-year periods. Norland Corp. has one subsidiary, Norland Scientific Instruments, B.V., a Netherlands corporation ("NSI BV"), which formerly served as the European sales arm of Norland Corp. NSI BV has ceased all business activities and is in the process of being liquidated.

Products

      Norland Corp. manufactures a line of bone densitometry products based on DXA technology, which, since 1987, has been a standard for analyzing bone mass reduction. Because of the cost, space requirements and training required, traditional DXA systems are generally found in hospitals, large clinics and research institutions, as opposed to physician offices. Recognizing a significant market opportunity for more affordable bone measurement technologies, Norland Corp. and Stratec developed the pDEXA system, a lower priced, high performance desktop system based on DXA technology. The pDEXA is targeted primarily at gynecologists and other specialty practitioners. It was the first desktop DXA-based system to receive FDA marketing clearance.

      Traditional DXA

      The traditional DXA-based bone densitometers manufactured by Norland Corp. are the compact Eclipse and the full size XR36. The target market for traditional DXA systems is hospitals, clinics and group practices. Norland Corp.'s DXA systems are capable of performing axial, peripheral and whole-body scans. Price and service are the primary competitive factors among DXA products offering similar basic capabilities. These systems have been sold in over forty countries.

      pDEXA

      The pDEXA brings DXA-based technology to the desktop in an affordable, easy-to-use model that is designed for physician offices, small clinics and other settings beyond large hospitals and clinics. The primary target market for the pDEXA is gynecologists and other specialty practitioners. Like traditional DXA systems, the pDEXA measures bone mass and compares it to a normal reference population. However, the pDEXA measures only the forearm, enabling it to be more compact, and therefore, more affordable than traditional DXA systems. The pDEXA measures the forearm at a site that is mostly cortical bone and at another site that is mostly trabecular bone. The pDEXA utilizes a miniaturized X-ray source using a dental X-ray tube which does not require a cooling system. The software used in the pDEXA systems provides quantitative analysis of bone mass, including bone material density and bone mineral content, as well as comparisons to normal reference populations and to the patient's prior examinations. It also provides skeletal images of the region of interest as well as graphical presentation of the results.

Product Development


      Norland Corp. has historically focused its product development on DXA-based bone densitometry systems. Current research and development projects are directed at alterations and adaptations of, and enhancements to, Norland Corp.'s existing DXA-based product line. There can be no assurances that any research and development project will result in a marketable product. Norland Corp. has eleven persons engaged in research and development, of whom eight are devoted to software development. Norland Corp.'s aggregate research and development expenses for the year ended December 31, 1996 were $1,016,801.

      In 1995, the Company, Norland Corp. and Stratec entered into a Product Development Loan Agreement under which the Company may make loans to Norland Corp. and Stratec up to an aggregate amount of $3.5 million during the period ending July 31, 1997, of which $500,000 is available for loans to Norland Corp. At March 31, 1997, there was outstanding indebtedness, including accrued interest, of $506,436 from Norland Corp. to the Company. The proceeds of loans are to be used by the Norland Corp. for specific new product development and enhancements of existing products. Interest is payable at the rate of 10% per annum, and the principal is to be repaid over five years commencing September 30, 1997. If a new product covered by the Product Development Loan Agreement is introduced into the marketplace, the Company will be entitled to receive a royalty equal to 5% of the sales proceeds received by the Manufacturers with respect to such product. Norland Corp. granted the Company rights of first refusal with respect to any additional financing for research and development work by the Manufacturers. If the Company acquires Norland Corp. pursuant to the Stock Purchase Agreement, the Product Development Loan Agreement will be terminated with respect to Norland Corp.


Manufacturing

      Norland Corp. manufactures traditional DXA-based systems for sale by the Company worldwide and pDEXA and certain pQCT systems for sale by the Company in the United States and Canada. All establishments, whether foreign or domestic, manufacturing medical devices for sale in the United States are subject to periodic inspections by or under the authority of the FDA to determine whether the manufacturing establishment is operating in compliance with GMPs (good manufacturing practices). Norland Corp.'s manufacturing facilities are located in Fort Atkinson, Wisconsin. Certain pDEXA units installed in the southeastern United States experienced operational difficulties in 1996 related to the effects of humid conditions on one component. The Company believes that these operational difficulties have been addressed. Pursuant to the warranty provided by Norland Corp., replacement components were installed in affected units at Norland Corp.'s expense.

      Some components are manufactured in accordance with custom specifications and require substantial lead times. While efforts are made to purchase components from more than one source and to use generally available parts, certain components, including X-ray tubes and detectors, are available from only one or a limited number of sources. In the past there have been delays in the receipt of certain components, although to date no such delays have had a material adverse effect on Norland Corp.

      Manufacturing processes for the products marketed by the Company are subject to stringent federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of certain materials and wastes. In the United States, such laws and regulations include the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, and the Resource Conservation and Recovery Act. The Company believes that Norland Corp. has complied in all material respects with such laws and regulations. There can be no assurance that the Company and Norland Corp. will not be required to incur significant costs in the future with respect to compliance with such laws and regulations.

Distribution Agreement

      The Company is party to a Distribution Agreement with Norland Corp. and Stratec. With respect to Norland Corp., the Distribution Agreement grants the Company exclusive distribution rights for all medical diagnostic devices which have been, or may during the term of the Distribution Agreement be, developed by Norland Corp. The distribution rights for Norland Corp. devices are worldwide.

      The Company must use its best efforts to promote the sale of Norland Corp.'s systems and may not distribute any products manufactured by any non-affiliate of the Company which compete with the Manufacturers' products (other than devices using ultrasound technology). Norland Corp. is obligated to supply the Company with sufficient quantities of its systems on a timely basis to fill customer orders. Each system must meet all performance and other standards established by Norland Corp. for the system.

      The term of the Distribution Agreement extends until December 31, 2015. At the end of such term or any renewal term, Norland Corp. or the Company may renew the Distribution Agreement for an additional term of five years, provided that if the party electing to renew is in material breach of the Distribution Agreement at the time of renewal, the other party may reject such election to renew. The Distribution Agreement is also subject to termination in the event of the bankruptcy of a party or a continuing general failure by a party to fulfill its obligations.

      Prior to recent amendments to the Distribution Agreement, the price at which Norland Corp. sold a system to the Company for immediate resale was the Manufacturer's Device Cost as defined in the Distribution Agreement plus 50% of the difference between the amount for which the Company sells such system and such Manufacturer's Device Cost. Thus, the gross margin between the Company's selling price and the Manufacturer's Device Cost was allocated 50% to the Company and 50% to Norland Corp. In 1996, the Company introduced programs in which certain customers are offered short-term rentals of systems or the ability to use systems on a pay-per-scan basis, in each case with an option to purchase the system. Systems subject to these programs, as well as demonstration systems, were sold to the Company by Norland Corp. for 150% of Manufacturer's Device Cost. The Manufacturer's Device Cost of a system is the aggregate of the standard costs of the components and parts used in such system plus an allowance for other direct manufacturing costs.

      The provisions of the Distribution Agreement relating to the prices to be paid to Norland Corp. and Stratec by the Company were recently amended (the "Amended Pricing Provisions"). Under the

Amended Pricing Provisions, the Company pays Norland Corp. an amount equal to the Distributor's Device Cost as defined in the Distribution Agreement. The Distributor's Device Cost of a system is the aggregate of the standard costs of the components and parts used in the system, plus the actual labor costs incurred by the Manufacturer in producing the system (subject to a cap), plus an agreed upon markup on the standard costs of all non-computer components used in the system. Norland Corp. is also entitled to receive royalties equal to 5% of the price for which the Company sells all new systems manufactured by Norland Corp. (i.e., any system other than the pDEXA, the Eclipse and the XR-36). If the aggregate amount payable by the Company to Norland Corp. and Stratec for a year under the Amended Pricing Provisions would exceed the aggregate amount payable to them pursuant to the previously applicable provisions described in the preceding paragraph, then the Amended Pricing Provisions will not be applicable, and the provisions described in the preceding paragraph will apply. The Amended Pricing Provisions will be in effect for Norland Corp. until December 31, 1997. They will be automatically renewed for successive one year periods, unless Norland Corp. elects to terminate the Amended Pricing Provisions effective on December 31 of any year by notice given to the Company not less than 90 nor more than 180 days prior to the end of such year.

      Norland Corp. maintains a list of standard costs which is revised at least twice annually. The standard cost of a component or part is the average cost to the Manufacturer of all units of such component or part purchased by Norland Corp. during the six months preceding the revision of such list. If at the time the list is to be revised, the aggregate standard costs of all components and parts used in a system would not increase or decrease by more than 5% from the aggregate standard costs of such components and parts then in effect, the standard costs of such components and parts (and, therefore, the Manufacturer's Device Cost) are not changed.

      The Distribution Agreement grants the Company licenses to manufacture and sell Norland Corp.'s systems and to use all related technology. The Company may only exercise its rights under its license from Norland Corp. when Norland Corp. is not in compliance with its obligations under the Distribution Agreement. The only amount which Norland Corp. is entitled to receive with respect to systems manufactured pursuant to such licenses is a royalty of 5% of any sales proceeds received by the Company.

      If the Acquisition of Norland Corp. by the Company is consummated, the existing Distribution Agreement will be terminated, and the Company and Stratec will enter into a new Distribution Agreement containing substantially the same provisions as the existing Distribution Agreement with respect to Stratec and Stratec products.

Product Liability Insurance

      Norland Corp. maintains product liability insurance on a "claims made" basis in the aggregate amount of $4.0 million, subject to certain deductibles and exclusions. The Company is an additional named insured on the Norland Corp. policy. There is no assurance that such coverage will be sufficient to protect Norland Corp. and the Company from risks to which they may be subject, including product liability claims, or that product liability insurance will be available to Norland Corp. or the Company at a reasonable cost, if at all, in the future.

Customer Support Services

      Norland Corp. offers one-year warranties on its systems. The Company provides warranty services to its customers on behalf of Norland Corp. Any costs incurred by the Company in connection with such warranty are borne by Norland Corp.

Employees

      Norland Corp. has 44 employees, 29 of whom are engaged in manufacturing-related activities. The remaining employees are in research and development, finance and administration. No employees of Norland Corp. are covered by any collective bargaining agreements, and management considers its employee relations to be excellent.

Properties

      Norland Corp. leases approximately 24,500 square feet of space in Fort Atkinson, Wisconsin. It sublets approximately 14,000 square feet of this space from the Company. Rent is prorated on a square footage basis. The lease and the sublease expire on August 31, 2006. The remaining approximately 10,500 square feet are leased by Norland Corp. directly from the building owner under a lease which expires on June 30, 2002. The Company believes the existing Norland Corp. facilities will be adequate for the near future.

The Stock Purchase Agreement

      The following is a brief summary of the principal terms of the Stock Purchase Agreement, a copy of which is attached to this Proxy Statement as Annex
A. Capitalized terms which are not otherwise defined have the meanings set forth in the Stock Purchase Agreement. The description set forth below of the material terms of the Stock Purchase Agreement is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement, which is incorporated by reference herein. Stockholders are urged to read carefully both this Proxy Statement and the Stock Purchase Agreement.

General

      At the closing, upon the terms and conditions of the Stock Purchase Agreement, the Company will purchase all of the outstanding Common Stock of Norland Corp. (the "Shares") from NMS BV. It is a condition to the closing of the Acquisition that the stockholders of the Company, including the holders of a majority of the Common Stock of the Company held by all stockholders other than Reynald G. Bonmati, Hans Schiessl, Norland Partners, L.P. and Novatech Ventures, L.P., approve the Stock Purchase Agreement and Acquisition (the "Company Stockholder Approval"). If the Acquisition is so approved and is consummated, Norland Corp. will become a wholly-owned subsidiary of the Company.

      The date of closing (the "Closing Date") will be as soon as practicable after the Company Stockholder Approval is obtained.

Purchase Price

      The aggregate purchase price (the "Purchase Price") to be paid by the Company for the Shares is $17,500,000 plus the amount of any Additional Purchase Price (as calculated below). The $17,500,000 portion of the Purchase Price is payable at the Closing as follows: (i) $1,250,000 in cash; and (ii) $16,250,000 by the Purchase Note. The Additional Purchase Price will be determined at a later date, as provided below.

      The Purchase Note will bear interest at the rate of 7% per annum, payable in cash quarterly on March 31, June 30, September 30 and December 31 of each year commencing June 30, 1997. The principal amount will be payable as follows:
(i) $1,250,000 will be due and payable six months after the Closing Date; and
(ii) the entire unpaid principal amount will be due and payable on the fifth anniversary of the Closing Date (the "Maturity Date"); provided, however, that if the entire principal amount is not paid in full on or before the Maturity Date, the Company may elect to extend the Maturity Date for an additional period of two years (the "Extension Period"). If the Company so elects to extend the Maturity Date, then effective on the first day of the Extension Period and on the first day of each succeeding six month period during the Extension Period, the interest rate per annum on the Purchase Note will be increased by one percentage point. The Company will have the right at any time and from time to time to prepay the unpaid principal of the Purchase Note, in whole or in part, together with interest on the amount prepaid to the date of prepayment. Except for the mandatory $1,250,000 payment due six months after the Closing Date, which must be paid in cash, the Company may elect to make any payment or prepayment of principal on the Purchase Note by delivering to NMS BV shares of the Company's Common Stock (the "Payment Shares"). Payment Shares shall, for such purpose, be valued at the average of the closing prices for a share of the Company's Common Stock on each of the five trading days preceding the date of payment or prepayment (the "Average Closing Price"). If, for example, the Average Closing Price is $10 and the Company delivers 10,000 Payment Shares to NMS BV as a prepayment of the Purchase Note, the unpaid principal amount of the Purchase Note will be reduced by $100,000. At the time the Company issues any Payment Shares, the Company must, at its option, either
(i) register such issuance under the Securities Act of 1933, as amended (the "Securities Act"), or (ii) grant the incidental registration rights described below.

      The Additional Purchase Price will be based upon the Company's total sales for its fiscal year ending December 31, 1997, as shown on its audited consolidated financial statements for such year ("Total Sales"). The following table sets forth the amount of Additional Purchase Price which will be payable by the Company:

                                                 The Additional Purchase
            If Total Sales are:                      Price shall be:

            Less than $33,000,000                     $        0
            $ 33,000,000 - $ 33,999,999                  312,500
              34,000,000 -   34,999,999                  625,000
              35,000,000 -   35,999,999                  937,500
              36,000,000 -   36,999,999                1,250,000
              37,000,000 -   37,999,999                1,562,500
              38,000,000 -   38,999,999                1,875,000
              39,000,000 -   39,999,999                2,187,500
              40,000,000 or more                       2,500,000

The maximum Additional Purchase Price is $2,500,000. The Additional Purchase Price will be paid by the Additional Note in a principal amount equal to the Additional Purchase Price. The Additional Note will be issued on April 1, 1998. Except for their respective principal amounts and the mandatory $1,250,000 cash prepayment of the Purchase Note due six months after the Closing Date, the terms of the Additional Note will be substantially the same as the terms of the Purchase Note. The Company may make any payment or prepayment of principal of the Additional Note by delivering Payment Shares valued as described above.

      The Purchase Note and the Additional Note will be secured by a pledge of the Shares by the Company to NMS BV pursuant to a Pledge Agreement (the "Pledge Agreement").

Representations and Warranties

      In the Stock Purchase Agreement NMS BV and the Company make various representations and warranties to each other. Those made by NMS BV include the following, among others: (i) the corporate organization and power of Norland Corp. and NSI BV, (ii) the capitalization and ownership of Norland Corp. and NSI BV; (iii) the corporate organization and power of NMS BV, and the authorization, execution, delivery and enforceability of the Stock Purchase Agreement; (iv) the Stock Purchase Agreement's non-contravention of any agreement or law, or the Articles of Incorporation or By-laws of NMS BV, Norland Corp. or NSI BV; (v) the consents needed in connection with the Stock Purchase Agreement; (vi) the accuracy of the unaudited consolidated financial statements of Norland Corp. submitted to the Company; (vii) the absence of certain material adverse changes to the financial condition of Norland Corp. and NSI BV since December 31, 1996; (viii) compliance by Norland Corp. and NSI BV with applicable laws; (ix) the absence of certain material events involving Norland Corp. or NSI BV since December 31, 1996, including the issuance of corporate securities, the borrowing of any amount or the incurrence of any liability other than in the ordinary course of business in excess of $100,000, the declaration or payment of dividends, the repurchase or redemption of shares, the reclassification of shares, the creation of certain liens, certain asset transfers or the cancellation of certain indebtedness, the transfer of intellectual property, the sufferance of extraordinary losses or the waiver of rights, changes in officer compensation, the investment, advance or guarantee of a third party's obligation, certain changes to accounting methods or the entering into any material transaction other than in the ordinary course of business; (x) the absence of material undisclosed liabilities; (xi) the filing of tax returns and the payment of taxes by Norland Corp. and NSI BV;
(xii) Norland Corp.'s and NSI BV's good and marketable title to their assets free and clear of all liens, and the absence of defaults under any lease by which Norland Corp. or NSI BV are bound; (xiii) the absence of any undisclosed material agreements and the absence of defaults under any material agreements;
(xiv) the absence of undisclosed material litigation or judgments; (xv) the absence of labor controversies; (xvi) Norland Corp.'s and NSI BV's title to their respective trade names and trademarks; (xvii) certain matters relating to employee benefit plans; (xviii) insurance coverage; and (xix) the accuracy of the Schedules to the Stock Purchase Agreement.

      Representations and warranties made by the Company include the following, among others: (i) the corporate organization and power of the Company; (ii) the authorization, execution, delivery and enforceability of the Stock Purchase Agreement; (iii) the consents needed in connection with the Stock Purchase Agreement; (iv) the absence of litigation relating to the Stock Purchase Agreement; (v) the Stock Purchase Agreement's non-contravention of any agreement or law or Certificate of Incorporation or By-laws of the Company; and (vi) the investment intent of the Company in acquiring the Shares.

      All representations and warranties of the Company and NMS BV will survive until April 1, 1999 (the "Termination Date") or, in the case of the representations and warranties of NMS BV with respect to taxes, until 90 days after the expiration of the statute of limitations with respect to a claim relating to such taxes (the "Statute of Limitations Date").

Conduct of Business Prior to Closing Date

      NMS BV agreed that, during the period from the date of the Stock Purchase Agreement to the Closing Date, it will cause Norland Corp. and NSI BV to conduct their operations according to the ordinary and usual course of business; use their reasonable best efforts to preserve intact their business organization, keep available the services of their officers and employees, and maintain satisfactory relationships with licensors, suppliers, distributors, customers and others having business relationships with it; and perform their obligations in all material respects under all contracts and agreements by which they are bound.

      Without limiting the generality of the foregoing, during the period from the date of the Stock Purchase Agreement to the Closing Date, except as contemplated by the Stock Purchase Agreement, neither Norland Corp. nor NSI BV may, without the prior written consent of the Company: (i) incur any debt, liability or obligation, other than (a) current liabilities incurred in the ordinary and usual course of business, and (b) other liabilities not exceeding $100,000 in the aggregate, or pay any debt, liability or obligation other than such liabilities; (ii) assume, guarantee or otherwise become responsible for the obligations of any other person or entity, or make any loans or advances to any person or entity, except in the ordinary and usual course of business; (iii) declare, set aside or pay any dividend, or declare or make any distribution on, or redeem, purchase or otherwise acquire, any shares of capital stock, or split, combine or otherwise similarly change the outstanding shares of its capital stock, or authorize the creation or issuance of, or issue or sell any shares of, its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from it, any shares of its capital stock; (iv) mortgage, pledge or subject to any lien or otherwise encumber any of its properties or assets except for liens arising as a matter of law in the ordinary course of business; (v) sell, lease, transfer or dispose of any of its properties or assets, waive or release any rights of material value, or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it, except in the ordinary and usual course of business; (vi) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other person or entity, except in the ordinary and usual course of business; (vii) other than in the ordinary and usual course of business, enter into or terminate any contract or agreement, or make any material change in any of its contracts or agreements; (viii) amend any employee benefit plan other than as required by law, or increase in any manner the compensation or fringe benefits of any of its officers or employees, or pay or agree to pay any bonus or pension or retirement allowance not required by any existing plan or agreement to any such officers or employees, or commit itself to or enter into any employment agreement or any incentive compensation, deferred compensation, profit sharing, stock option, stock purchase, savings, consultant, retirement, pension or other "fringe benefit" plan or arrangement with or for the benefit of any officer, employee or other person; (ix) permit any insurance policy naming it as a beneficiary or a loss payee to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination or cancellation replacement policies providing substantially the same coverage are in full force and effect; (x) amend its Articles of Incorporation or By-laws; (xi) make any material alteration in the manner of keeping its books, accounts or records, or in the accounting practices therein reflected; (xii) merge or consolidate with, or otherwise agree to be acquired by, any other corporation or business entity, acquire control of any other corporation or business entity, or take any steps incident to, or in furtherance of, any of such actions, whether by soliciting or negotiating, directly or indirectly, or by entering into an agreement providing therefor or otherwise; (xiii) sell, assign or transfer any patents, trademarks, trade names, copyrights or any other intangible assets material to its business; (xiv) or enter into an agreement to do any of the things described in clauses (i) through
(xiii).

Certain Covenants of NMS BV

      The Stock Purchase Agreement contains additional covenants of NMS BV, including, among others, the following: (i) if NMS BV determines that any of its representations and warranties or Schedules are inaccurate in any material respect, then NMS BV is to give prompt written notice thereof to the Company, which notice shall include the necessary amendments to the Schedules to the Stock Purchase Agreement, whereupon the Company may, by written notice to NMS BV within ten days from receipt of the amended Schedules, terminate the Stock Purchase Agreement; (ii) NMS BV will permit the Company and the Company's counsel, accountants, investment advisors and other representatives to have, until the Closing Date, access to the premises, books and records of Norland Corp. at reasonable hours on reasonable notice to Norland Corp. and NMS BV, and cause the officers of Norland Corp. to furnish such financial and operating data and other information with respect to its business and properties being investigated as from time to time shall be reasonably requested, and permit the Company, including the auditing firm of the Company, to review the work papers of the auditing firm of Norland Corp. relating to their examinations of the financial statements of Norland Corp.; and (iii) during the period from the date of the Stock Purchase Agreement to the Closing Date or the earlier termination of the Stock Purchase Agreement, neither NMS BV, Norland Corp. nor NSI BV may, without the prior written consent of the Company, initiate or continue discussions or engage in negotiations with any entity concerning any possible proposal regarding a sale of capital stock of Norland Corp. or NSI BV or a merger, sale of material assets or similar transaction involving Norland Corp. or NSI BV or any division or material asset thereof.

Certain Covenants of the Company

      The Company agreed to convene as promptly as practicable a meeting of its stockholders to seek the Company Stockholder Approval.

Certain Additional Agreements

      The Company and NMS BV each agreed: (i) to use its reasonable best efforts to obtain all consents and approvals of, and make all filings and registrations with, any governmental authority required for, or in connection with, the performance by such party of the Stock Purchase Agreement and the consummation by such party of the transactions contemplated thereby and to cooperate fully with the other party in assisting such other party to obtain such consents, and
(ii) to consult with each other in advance of making any public announcement or otherwise disclosing any information relating to the execution of the Stock Purchase Agreement or any transactions contemplated thereby.

Conditions to the Acquisition

      The consummation of the Acquisition by the Company is subject to the fulfillment of certain conditions, including, among others, the following: (i) the truth and correctness in all material respects of the representations and warranties of NMS BV; (ii) the performance of NMS BV in all material respects of all obligations required to be performed by it on or before the Closing Date; (iii) the Company having received the opinion of NMS BV's counsel as to certain legal matters; (iv) the absence of any commenced or threatened action or proceeding by or before any court or governmental or regulatory authority or of any commenced or threatened investigation by any governmental or regulatory authority, seeking to restrain, prevent or change the Acquisition or seeking judgments against Norland Corp., NSI BV, the Company or NMS BV for substantial damages in connection with the Acquisition; (v) the receipt of required consents; (vi) the Company, Norland Corp. and Stratec having entered into an Amended Distribution Agreement; (vi) NMS BV having confirmed its existing non-competition agreement with the Company; (vii) the receipt by the Company of Norland Corp.'s consolidated audited financials for the years ended December 31, 1996, 1995 and 1994 and unaudited financial statements for the most recent interim period; (viii) the Advest Opinion not having been withdrawn, amended or modified in any material respect; and (ix) the Company Stockholder Approval having been obtained.

      The consummation of Acquisition by NMS BV is subject to the fulfillment of certain conditions, including, among others, the following: (i) the truth and correctness in all material respects of the representations and warranties of the Company; (ii) the performance of the Company in all material respects of all obligations required to be performed by it under the Stock Purchase Agreement on or before the Closing Date; (iii) NMS BV having received the opinion of the Company's counsel as to certain legal matters; (iv) the absence of any commenced or threatened action or proceeding by or before any court or governmental or regulatory authority, or of any commenced or threatened investigation by any governmental or regulatory authority, seeking to restrain, prevent or change the Acquisition or seeking judgments against Norland Corp., NSI BV, the Company or NMS BV for substantial damages in connection with the Acquisition; (v) the receipt of required consents; (vi) the Company Stockholder Approval having been obtained; and (vii) the Pledge Agreement having been executed and delivered.

Termination

      The Stock Purchase Agreement may be terminated and abandoned at any time prior to the Closing Date: (a) by mutual consent of the Company and NMS BV; (b) by the Company or NMS BV if the Closing has not occurred by July 31, 1997; or
(c) by the Company or NMS BV if any action or proceeding is instituted by any person, or, to the knowledge of the Company or NMS BV, threatened by any public authority, which seeks to prohibit, restrict or delay consummation of the Acquisition or any of the conditions to consummation of the Acquisition or to limit in any manner the right of the Company to control Norland Corp. or any material aspect of the business of Norland Corp. after the Closing Date, or to subject the Company or NMS BV or their respective directors or officers to liability on the ground that it or they have breached any law or regulation or otherwise acted improperly in relation to the transactions contemplated by the Stock Purchase Agreement, other than an action, suit or proceeding instituted by a person other than a public authority which, in the opinion of counsel to the Company and counsel to NMS BV, does not have a substantial likelihood of success.

Indemnification

      The Company has agreed to indemnify NMS BV from and against: (a) any loss incurred or required to be paid because of the untruth, inaccuracy or breach of any representation or warranty of the Company; (b) any loss incurred or required to be paid because of the breach of any covenant or agreement of the Company; and (c) any litigation expenses incurred or required to be paid in connection with any action, suit or proceeding incident to any matter indemnified against in clause (a) or (b). NMS BV will not be entitled to make any claim against the Company for any loss described in clause (a) above (and any related litigation expenses) unless a notice of such claim for loss (which notice includes the estimated amount of the claim, the basis of the claim and such estimate and any documentation relating to such claim) is given to the Company prior to the Termination Date. The maximum liability of the Company pursuant to clause (a) above with respect to losses described therein is $17,500,000 plus the principal amount of the Additional Note. The Company is not required to indemnify NMS BV for any losses (and related litigation expenses) until the aggregate amount thereof exceeds $100,000, after which all such losses are payable by the Company from the first dollar.

      NMS BV has agreed to indemnify the Company from and against: (a) any loss incurred or required to be paid because of the untruth, inaccuracy or breach of any representation or warranty of NMS BV, other than certain representations and warranties related to tax matters; (b) any loss incurred or required to be paid because of the untruth, inaccuracy or breach of those certain representations or warranties related to tax matters; (c) any loss incurred or required to be paid because of the breach of any covenant or agreement of NMS BV; and (d) any litigation expenses incurred or required to be paid in connection with any action or proceeding incident to any matter indemnified against in clause (a),
(b) or (c). The Company shall not be entitled to make any claim against NMS BV for any loss described in clause (a) or (b) above (and any related litigation expenses) unless a notice of such claim for loss (which notice includes the estimated amount of the claim, the basis of the claim and such estimate and any documentation relating to such claim) is given to NMS BV prior to (i) the Termination Date, in the case of a claim pursuant to clause (a) above, or (ii) the applicable Statute of Limitations Date, in the case of a claim pursuant to clause (b) above. The maximum liability of NMS BV pursuant to (a) above with respect to losses described therein is $17,500,000 plus the principal amount of the Additional Note. NMS BV is not required to indemnify the Company for any losses (and related litigation expenses) until the aggregate amount thereof exceeds $100,000, after which all such losses shall be payable by NMS BV from the first dollar.

      The Company will have the right, but not the obligation, to set off against its obligation to pay the principal of the Purchase Note and the Additional Note the full amount of any loss or litigation expense required to be paid by NMS BV hereunder; provided, however, that the maximum aggregate amount which the Company may so set off is 20% of the aggregate Purchase Price (i.e., $17,500,000 plus the principal amount of the Additional Note).

      The obligations and liabilities of each indemnifying party under the Stock Purchase Agreement with respect to claims resulting from the assertion of liability by the other party or third parties are subject to certain notice provisions set forth therein.

Incidental Registration Rights

      If the Company issues any Payment Shares in payment of the Purchase Note or the Additional Note and such issuance is not registered under the Securities Act (such Payment Shares being referred to as "Registration Stock"), and thereafter proposes to register any of its equity securities under the Securities Act on a form on which Registration Stock could be registered for sale by the holders thereof (other than a registration in connection with an acquisition of, or merger with, another entity or the sale of shares to employees of the Company pursuant to employee stock options or other employee stock plans), the Company must give written notice to all holders of Registration Stock and, upon the written request of any such holder cause the Registration Stock, as to which the holders shall have so requested registration, to be registered under the Securities Act and under the same registration statement proposed to be filed by the Company, to the extent requisite to permit the sale of the Registration Stock so registered. If such offering is to be distributed by an underwriter, each seller must sell his Registration Stock through such underwriter on the same terms and conditions as the underwriter sells securities of the Company; and, if a greater number of shares of Registration Stock and shares owned by other stockholders is offered for participation in the proposed underwriting than in the opinion of the managing underwriter can be accommodated without adversely affecting the proposed underwriting, the Company may elect to reduce pro-rata (based upon the amount of shares owned) the amount of all securities proposed to be offered in the underwriting for the accounts of all persons other than the Company to a number deemed satisfactory by the managing underwriter.

      The Company will pay all Registration Expenses in connection with each such registration. All Selling Expenses in connection with each registration shall be borne by the sellers pro-rata in proportion to the securities covered thereby being sold or in such other proportion as they may agree. All expenses incurred by the Company including, without limitation, all registration and filing fees (including all expenses incident to filing with the National Association of Securities Dealers, Inc.), printing expenses, reasonable fees and disbursements of counsel for the Company, securities law and blue sky fees and expenses and the expenses of any regular and special audits incident to or required by any such registration are herein called Registration Expenses, except that all underwriting discounts, selling commissions applicable to the sales, any state or federal transfer taxes payable with respect to the sales and all fees and disbursements of counsel for the selling stockholders are Selling Expenses. The Company has also agreed to indemnify each seller of Registration Stock for liabilities arising under federal and state securities laws relating to untrue statements or omissions in any registration statement covering Registration Stock, except for untrue statements or omissions based on information provided by such seller specifically for use in preparing such registration statement ("Seller Information"). Each seller must indemnify the Company for liabilities arising under federal and state securities laws relating to untrue statements or omissions in such registration statement made in reliance upon and in conformity with Seller Information; provided, however, that no seller will be liable for more than the amount received by such seller from the sale of Registration Stock pursuant to such registration statement.

Expenses

      The Company and NMS BV are responsible for their own costs and expenses incurred in connection with the Stock Purchase Agreement and the Acquisition; provided, however, that the Company is responsible for any sales or transfer taxes resulting from the purchase of the Shares.


Amendment and Waiver


      The Stock Purchase Agreement may be amended, modified or supplemented by written agreement approved by both NMS BV and the Company at any time. Prior to the Closing, the parties may (i) extend the time for the performance of any of the obligations or other acts of the parties, (ii) waive any inaccuracies in the representations and warranties contained in the Stock Purchase Agreement or in any document delivered thereunder, and (iii) waive compliance with any of the agreements or conditions contained therein.



Vote Required for Approval

      The affirmative vote of both (A) the holders of a majority of the outstanding shares of Common Stock present in person or represented by duly executed proxies at the Annual Meeting and entitled to vote thereon, and (B) the holders of a majority of the outstanding shares of Common Stock held by all stockholders other than Reynald G. Bonmati, Hans Schiessl, Norland Partners, L.P., and Novatech Ventures, L.P., is required to approve the Stock Purchase Agreement and the Acquisition. Such approval will also constitute authorization and approval for the Company to issue, at any time and from time to time, shares of its Common Stock in payment of the principal of the Purchase Note and the Additional Note.

      The Board of Directors unanimously recommends that stockholders vote FOR the approval of the Stock Purchase Agreement and the Acquisition.

                                   PROPOSAL 2

                              ELECTION OF DIRECTORS


      The Company's By-Laws authorize the Board of Directors to fix the number of directors of the Company. Currently, the number is fixed at five. The Board of Directors has nominated the five persons named below to serve as directors until the next Annual Meeting of Stockholders or until their earlier resignation or removal. Each nominee, except for Dr. Andre-Jacques Neusy, is presently a director of the Company. Robert L. Piccioni, who is currently a director of the Company, is not being proposed for election to the Board at the Annual Meeting. Dr. Piccioni, who was Chief Technical Officer of Dove Medical Systems, Inc. ("Dove"), the Company's subsidiary, and his wife Joan, who was President of Dove, resigned from those positions effective June 13, 1997. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may (i) designate a substitute nominee or nominees, in which case the persons named on the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee, (ii) allow the vacancy to remain open until a suitable candidate or candidates are located, or (iii) by resolution provide for fewer directors. Proxies for this Annual Meeting may not be voted FOR more than six nominees.


Nominees for Election at this Annual Meeting

Reynald G. Bonmati, age 49, has served as a Director of the Company since its formation in December 1993 and has served as Chairman of the Board, President and Treasurer of the Company since January 1994. Mr. Bonmati has served since January 1992 as a Managing Director of NMS BV, a holding company that owns Norland Corp. and Stratec, manufacturers of bone densitometers marketed by the Company. He has served as a Director and President of Norland Corp. since June 1990 and July 1993, respectively. He has also served as President and Chairman of the Board of The EICON Group, Inc., an environmental and infrastructure service company, since March 1991, as President of Novatech Resource Corporation, a private investment firm, since 1981 and as President of Novatech Management Corporation, a private investment firm, since 1990. Mr. Bonmati received BS and MS degrees from the Institute National Superieur de Chimie Industrielle, an MS degree from the Ecole Nationale Superieure du Petrole et des Moteurs and an MBA from the University of Paris.

James J. Baker, age 64, has served as a Director of the Company since May 1995. He has been a private investor for over twelve years, specializing in start-up venture capital. He is Vice President of Flight Landata, Inc., a company involved in multi-spectral remote sensing. Previously, Mr. Baker spent twelve years at Cullinet Software Corporation serving initially as Vice President in charge of technical development and later as Senior Vice President in charge of Customer Support. He holds a BS in Mathematics from the Massachusetts Institute of Technology.

Michael W. Huber, age 69, has served as a Director of the Company since May 1995. He is retired Chairman and Chief Executive Officer and is currently a Director of J.M. Huber Corporation, a diversified family-owned company engaged in natural resource development, and specialty chemical and specialty equipment and wood product manufacturing. He is also a Director of Crompton and Knowles Corporation, a specialty chemical and equipment manufacturing company.

Andre-Jacques Neusy, age 52, is a Research Scientist and Attending Physician at Tisch Hospital Center/NYU Medical Center and the Medical Director of the Dialysis Unit and Chief of Nephrology at Bellevue Hospital Center in New York City. He has been associated with both hospitals since 1978. Dr. Neusy is also Associate Professor of Clinical Medicine at New York University School of Medicine and Attending Physician in Nephrology at the New York Veteran's Administration Hospital. Dr. Neusy received a B.A. Degree from the International School in Lubumbashi, Zaire, and an M.D. degree from the Free University of Brussels Medical School.





Albert S. Waxman, age 56, has served as a Director of the Company since January 1994. Dr. Waxman has served as a Director of Norland Corp. since June 1990 and as a Managing Director of NMS BV since January 1992. He has also served as a Director of The EICON Group, Inc. since December 1994. Since 1993, Dr. Waxman has been Chairman and Chief Executive Officer of Merit Behavioral Care Corporation, the parent company of American Biodyne, Inc., which he co-founded in 1985 and for which he served as Chairman and Chief Executive Officer from 1988 to 1993. From 1983 to 1988, Dr. Waxman served as Chairman and Chief Executive Officer of Diasonics, Inc., which he founded. Dr. Waxman received a BSEE degree from City College of New York and MA and Ph.D. degrees from Princeton University. He serves on the Advisor Council of Princeton University's School of Engineering and Applied Sciences.


Vote Required For Approval


      The vote of a plurality of holders of the outstanding shares of Common Stock present in person or represented by duly executed proxies at the Annual Meeting for the election of a given nominee is necessary to elect such nominee as a director of the Company. Accordingly, the five director nominees receiving the greatest number of votes cast will be elected, regardless of the number of votes withheld for the election of such director nominees. Shares represented by an executed proxy in the form enclosed will, unless otherwise directed, be voted for the election of the five persons nominated to serve as directors.

      The Board of Directors unanimously recommends that stockholders vote FOR the election of the five persons nominated to serve as directors.


Board Organization And Meetings

      During the year ended December 31, 1996, the Board of Directors held six meetings. Each Director attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors ("Committees") held in 1996 during his tenure as a Director or Committee member.

      There are two standing Committees:

      Audit Committee. The Audit Committee was established in June, 1995. The Audit Committee consists of James J. Baker, Michael W. Huber and Reynald G. Bonmati. The Audit Committee: (i) makes recommendations to the Board of Directors with respect to the independent auditors who conduct the annual examination of the Company's accounts; (ii) reviews the scope of the annual audit and meets periodically with the Company's independent auditors to review their findings and recommendations; (iii) approves major accounting policies or changes thereto; and (v) periodically reviews principal internal controls to assure that the Company is maintaining a sound and modern system of financial controls. The Audit Committee held three meetings in 1996.

      Compensation Committee. The Compensation Committee was established in June, 1995. The Compensation Committee consists of Albert S. Waxman, James J. Baker and Michael W. Huber. The Compensation Committee periodically determines the amount and form of compensation and benefits payable to all principal officers and certain other management personnel. This committee also performs duties of administration with respect to the Company's Amended and Restated 1994 Stock Option and Incentive Plan (the "Amended and Restated 1994 Plan"). The Compensation Committee held four meetings during 1996, and acted on seven other occasions by unanimous written consent.

Directors' Remuneration

      During the year ended December 31, 1996, fees for all directors aggregated $8,000. Each director of the Company who is not an employee of or consultant to the Company or any subsidiary (a "Non-Employee Director") receives $1,000 for each regular Board meeting attended and is reimbursed for all expenses relating to attendance at meetings. Under the Amended and Restated 1994 Plan described below, each Non-Employee Director receives options to acquire 30,000 shares of Common Stock, vesting in four equal annual installments, commencing on the first anniversary of the date of grant, at an exercise price per share equal to the market value on the date of grant. For Messrs. Baker, Huber and Waxman, such options were granted on January 3, 1996. The exercise price for such options is $15.00 per share. For any Non-Employee Director who first becomes a director after January 3, 1996, such options will be deemed granted on the date such person becomes a Board member. Directors who are employees of or consultants to the Company do not receive additional compensation for serving as directors. No member of the Board of Directors was paid compensation during the 1996 fiscal year for his service as a director of the Company other than pursuant to the standard compensation arrangements described above.

                                   PROPOSAL 3

             PROPOSAL TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

      The Board of Directors has unanimously approved and recommends to stockholders that they consider and approve a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 20,000,000 ("Authorized Stock Amendment"). The Company's Restated Certificate of Incorporation also presently authorizes 1,000,000 shares of Preferred Stock, which will not be changed by the Authorized Stock Amendment. If the proposed amendment is approved, the first paragraph of Article Fourth of the Company's Restated Certificate of Incorporation would be amended to read as follows:

                  "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is twenty-one million (21,000,000) shares, consisting of the following classes of stock: (A) one million (1,000,000) shares of Preferred Stock, par value $.0005 per share ("Preferred Stock"); and (B) twenty million (20,000,000) shares of Common Stock, par value $.0005 ("Common Stock")."

      As of April 28, 1997, in addition to the 7,148,531 shares of Common Stock issued and outstanding, an additional 620,500 shares of Common Stock were reserved for issuance under the Amended and Restated 1994 Plan. If the proposed amendments to the Amended and Restated 1994 Plan are adopted by the Stockholders at the Annual Meeting (see Proposal 4), an additional 450,000 shares of Common Stock will be reserved for issuance upon exercise of options which may be granted thereunder. Therefore, as of the record date, there were a total of 7,769,031 shares of Common Stock (not including the additional 450,000 shares of Common Stock which will be reserved if the amendments to the Amended and Restated 1994 Plan are approved) either issued and outstanding or reserved for issuance out of a total of 10,000,000 authorized shares of Common Stock, leaving a total of 2,230,969 shares of Common Stock remaining available for subsequent issuance or reservation.

      The Board of Directors believes that the increased number of authorized shares of Common Stock contemplated by the proposed Authorized Stock Amendment is desirable to make additional unreserved shares of Common Stock available for issuance or reservation without further shareholder authorization, except as may be required by law or by NASDAQ rules. Authorizing the Company to issue more shares than currently authorized by the Restated Certificate of Incorporation will not affect materially any substantive rights, powers, or privileges of holders of Common Stock. There are currently no shares of Preferred Stock outstanding. The Company does not have any current plans or intentions to issue any of the additionally authorized Common Stock or any Preferred Stock. However, the Board of Directors believes that having such additional shares authorized and available for issuance or reservation will allow the Company to have greater flexibility in considering potential future actions involving the issuance of stock for corporate purposes such as stock dividends, exercise of stock options, for cash or property and for other purposes, as occasions may arise, including, without limitation, having the ability to issue shares of Common Stock in making principal payments on the Purchase Note and the

Additional Note to be issued pursuant to the Stock Purchase Agreement. The Board of Directors has no current plans to effect such potential actions. Other than with respect to the reservation of shares of Common Stock in connection with the Amended and Restated 1994 Plan, the Company has no other plans or other existing or proposed agreements or understandings to issue, or reserve, for future issuance, any of the additional Common Stock which would be authorized by the Authorized Stock Amendment.


      Neither the presently authorized shares of Common Stock nor the additional shares of Common Stock that may be authorized pursuant to the Authorized Stock Amendment carry preemptive rights. The additional Common Stock, if authorized, could be issued at the direction of the Board of Directors without any further action by the stockholders, except if required by applicable law or regulations, in connection with acquisitions, efforts to raise additional capital for the Company and other corporate purposes.

      The additional shares, if so issued, would have a dilutive effect upon the percentage of equity of the Company owned by present stockholders. The issuance of such additional shares might be disadvantageous to current stockholders in that any additional issuances would potentially reduce per share dividends, if any. Stockholders should consider, however, that the possible impact upon dividends is likely to be minimal in view of the fact that the Company has never paid dividends, has never adopted any policy with respect to the payment of dividends and does not intend to pay any cash dividends in the foreseeable future. The Company instead intends to retain any earnings for use in financing growth and additional business opportunities. In addition, the issuance of such additional shares, by reducing the percentage of equity of the Company owned by present shareholders, would reduce such present shareholders' ability to influence the election of directors or any other action taken by the holders of Common Stock.

      The authorization to issue the additional shares of Common Stock would provide management with a capacity to negate the efforts of unfriendly tender offerors through the issuance of securities to others who are friendly or desirable to management. This proposal is not the result of management's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company in opposition to management or otherwise. The Company is not submitting this proposal to enable it to frustrate any efforts by another party to acquire a controlling interest or to seek Board representation. The submission of this proposal is not a part of any plan by the Company's management to adopt a series of amendments to the Certificate of Incorporation or Bylaws so as to render the takeover of the Company more difficult.


Vote Required For Approval

      The affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxies at the Annual Meeting and entitled to vote is required to approve the Authorized Stock Amendment.

      The Board of Directors unanimously recommends that stockholders vote FOR approval of the Authorized Stock Amendment.

                                   PROPOSAL 4

                       AMENDMENTS TO AMENDED AND RESTATED
                      1994 STOCK OPTION AND INCENTIVE PLAN

      At the Annual Meeting, there will be presented to the stockholders a proposal to approve and ratify the adoption of amendments to the Amended and Restated 1994 Plan. On March 27, 1997, the Board adopted, subject to stockholder approval at the Annual Meeting, amendments to the Amended and Restated 1994 Plan that, among other things, will (i) increase the number of shares of Common Stock subject to the Plan and (ii) reflect certain changes which have been made in Rule 16b-3 under the Exchange Act.

      The Amended and Restated 1994 Plan provides that the total amount of Common Stock with respect to which awards may be made is 1,800,000 shares. Options for 1,607,500 shares have been granted under the Amended and Restated 1994 Plan. Given the need to grant options to key employees who join the Company as well as to current employees, the Board has determined to increase the number of shares covered by the Amended and Restated 1994 Plan from 1,800,000 to 2,250,000.

      On May 31, 1996, the Securities and Exchange Commission adopted revisions to the rules under Section 16 of the Exchange Act (the "Revised Section 16 Rules") which govern the reporting obligations and short-swing profit liability of statutory insiders of public companies. In light of the Revised Section 16 Rules, the following additional amendments have been made to the Plan: (1) all administrative functions under the Plan may be performed either by a committee of the Board (the Compensation Committee) or by the full Board of Directors; and
(2) the Compensation Committee and the Board may issue options and stock appreciation rights ("SARs") which are transferable by the grantee (except for incentive stock options ("ISOs") and SARs issued in tandem with ISOs).

Description of the Plan

      The Amended and Restated 1994 Plan, as it would be amended by the proposed amendments, is set forth as Annex C to this Proxy Statement, and the description of the Amended and Restated 1994 Plan contained herein is qualified in its entirety by reference to Annex C. All references to "Plan" in the remaining text of this Proposal 4 shall mean the Amended and Restated 1994 Plan.

      The purpose of the Plan is to provide directors, officers, key employees and consultants with additional incentives by increasing their ownership interests in the Company. Directors, officers and other key employees of and consultants to the Company and its subsidiaries are eligible to participate in the Plan. Awards may be granted by the Compensation Committee of the Board of Directors or by the full Board and may include: (i) options to purchase shares of Common Stock, including ISOs, non-qualified stock options or both; and (ii) SARs, whether in conjunction with the grant of stock options or independent of such grant, or SARs that are only exercisable in the event of a change in control of the Company or upon other events. Awards are not assignable or transferable except by the laws of descent and distribution.

      The Compensation Committee of the Board of Directors and the full Board have authority to administer the Plan. They have the authority, among other things, to: (i) select the officers and other key employees and consultants entitled to receive awards under the Plan; (ii) determine the type or types of awards; (iii) determine the number of shares of Common Stock or rights covered by an award; and (iv) determine the terms and conditions of any awards granted under the Plan, including, any restrictions or limitations on transfer, any vesting schedules or the acceleration thereof and any forfeiture provisions or waivers thereof. The exercise price at which shares of Common Stock may be purchased pursuant to the grant of stock options under the Plan and the grant price of an SAR are determined at the time of grant. In no event may any one individual receive in any one year options for, or SARs which relate to, more than 180,000 shares of Common Stock.

      The Plan will remain in effect until terminated by the Board of Directors. The Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval at or before the annual meeting of stockholders following approval by the Board of Directors if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

      The grant of an option or SAR will create no tax consequences for the grantee or the Company. A grantee will not have taxable income upon exercising an ISO (except that the alternative minimum tax may apply) and the Company will receive no deduction at that time. Upon exercising a non-ISO option, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the stock received. Upon exercise of a SAR, the participants must generally recognize ordinary income equal to any cash received and the fair market value of any stock received. In each case, the Company will generally be entitled to a deduction equal to the amount recognized as ordinary income by the participant.

      A participant's disposition of shares acquired upon the exercise of an option or SAR generally will result in capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares (or the exercise price of the option in the case of shares acquired by exercise of an ISO and held for the applicable ISO holding periods). Generally, there will be no tax consequences to the Company in connection with a disposition of shares acquired under an option or other award, except that the Company will be entitled to a deduction (and the participant will recognize ordinary taxable income) if shares acquired upon exercise of an ISO are disposed of before the applicable ISO holding periods have been satisfied.

Vote Required For Approval

      The affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxies at the Annual Meeting and entitled to vote is required to approve the adoption of the amendments to the Amended and Restated 1994 Plan.

      The Board of Directors unanimously recommends that stockholders vote FOR the adoption of the amendments to the Company's Amended and Restated 1994 Stock Option and Incentive Plan.

                                   PROPOSAL 5

                       APPOINTMENT OF INDEPENDENT AUDITORS

      Upon recommendation of the Audit Committee of the Board of Directors, and subject to ratification by the stockholders, the Board of Directors has appointed Coopers & Lybrand L.L.P. as independent public accountants to examine the Company's consolidated financial statements for the fiscal year ending December 31, 1997. Coopers & Lybrand L.L.P. has served as the Company's independent accountants since it began operations in January 1994. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and to respond to appropriate questions from those attending the meeting.

Vote Required For Approval

      The affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxies at the Annual Meeting and entitled to vote is required to appoint the Company's independent accountants.

      The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of Coopers & Lybrand L.L.P. as independent accountants to examine the Company's consolidated financial statements for 1997.

                                 STOCK OWNERSHIP

      The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1997 (except as otherwise indicated) by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and nominee to be a director, (iii) each named executive officer and
(iv) all directors and executive officers as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

                                                             Amount of Beneficial Ownership(1)
                                                             ---------------------------------

Name of Beneficial Owner                                              Shares               Percent
------------------------                                              ------               -------
Reynald G. Bonmati (2)...................................          2,182,500                30.5%
Albert S. Waxman (3)....................................             793,500                11.1
Kurt W. Streams (4) .....................................              7,500                  *
Lewis N. Harrold (4).....................................              7,500                  *
Thomas P. Regan .........................................             75,000                 1.0
James A. Sperlazza ......................................             18,750                  *
James J. Baker (4).......................................              7,500                  *
Michael W. Huber  (4) ...................................              7,500                  *
Andre-Jacques Neusy......................................                 --                  --
Robert L. Piccioni (5)...................................            130,845                 1.8
All directors and officers of the Company as a group (11           2,438,595                33.9
persons) (2), (3), (4), (5)..............................
Novatech Ventures, L.P. .................................            264,000                 3.7
 Premium Point
 New Rochelle, NY 10801
Norland Partners, L.P....................................            786,000                11.0
 Premium Point
 New Rochelle, NY 10801
Hans Schiessl ...........................................          1,125,000                15.7
 Markgrafenstrasse 8
 75117 Pforzheim
 Germany
Oppenheimer Funds, Inc. (6)..............................            570,000                 8.0
 Two World Trade Center, Suite 3400
 New York, NY  10048-0203
Scudder, Stevens & Clark, Inc. (7).......................            631,550                 8.8
Two International Plaza
Boston, MA  02110-4103

----------
*     Less than 1%.

(1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by any other person.

(2) Includes 7,500 shares issuable pursuant to stock options exercisable within 60 days. Includes 786,000 shares held of record by Norland Partners, L.P. and 264,000 shares held of record by Novatech Ventures, L.P. that Mr. Bonmati may be deemed to beneficially own due to his relationship with such entities. Mr. Bonmati is President and a principal stockholder of (i) Novatech Management Corporation, the general partner of Norland Partners, L.P., and (ii) Novatech Resource Corporation, the general partner of Novatech Ventures, L.P. Mr. Bonmati is also a limited partner of Novatech Ventures, L.P. Such beneficial ownership is disclaimed by Mr. Bonmati, except to the extent of his proportionate interest in such limited partnerships. Mr. Bonmati's address is 106 Corporate Park Drive, Suite 106, White Plains, New York 10604.

(3) Includes 7,500 shares issuable pursuant to stock options exercisable within 60 days. Includes 786,000 shares held of record by Norland Partners, L.P. that Dr. Waxman may be deemed to beneficially own due to his relationship with such entity. Dr. Waxman is Chairman of the Board and a principal stockholder of Novatech Management Corporation, the general partner of Norland Partners, L.P. Such beneficial ownership is disclaimed by Dr. Waxman, except to the extent of his proportionate interest in such limited partnership. Dr. Waxman's address is 59 Wooster Street, New York, New York 10022.

(4) Consists of shares issuable pursuant to stock options exercisable within 60 days.

(5) Includes 7,500 shares issuable pursuant to stock options exercisable within 60 days. Includes 123,345 shares owned by Robert L. Piccioni and Joan Piccioni, his wife. Excludes 9,375 shares issuable pursuant to stock options granted to Joan Piccioni exercisable within 60 days.

(6) Information is as of December 31, 1996 based on Schedule 13G filed with the Securities and Exchange Commission. OppenheimerFunds, Inc. reported shared dispositive power with respect to 570,000 shares, and Oppenheimer Discovery Fund reported sole voting power and shared dispositive power with respect to 480,000 shares.

(7) Information as of December 31, 1996 based on Schedule 13G filed with the Securities and Exchange Commission. Scudder, Stevens & Clark reported sole voting power with respect to 271,150 shares, shared voting power with respect to 279,300 shares and sole dispositive power with respect to 631,550 shares.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table provides, for the periods indicated, certain summary information concerning the cash and non-cash compensation earned by or awarded to the Company's President (the chief executive officer) and each of the four other most highly compensated executive officers who were serving as executive officers as of December 31, 1996 (collectively, the "named executive officers"):

                                                                                  Long-Term
                                                                                 Compensation
                                                 Annual Compensation                Awards
                                                                                 ------------
                                                                                  Securities
                                                                                  Underlying             All Other
    Name and Principal Position      Year      Salary($)       Bonus($)          Options (#)(1)        Compensation($)
Reynald G. Bonmati.................. 1996      $156,000      $       0               30,000             $         0
    Chairman of the Board,           1995       100,000        100,000                    0                       0
    President and Treasurer          1994       100,000              0              750,000                       0
Kurt W. Streams..................... 1996        96,000              0                    0                       0
    Vice President, Finance,
    and Secretary
Lewis N. Harrold.................... 1996        81,085              0                    0                       0
    Vice President, Product
    Development and Assistant
    Secretary
Thomas P. Regan..................... 1996       107,704              0                    0                       0
    Vice President, U.S. Sales       1995       155,529              0                    0                       0
                                     1994       113,409              0               75,000                       0
James A. Sperlazza.................. 1996       257,674              0                    0                       0
    Vice President, Latin America    1995       326,602              0                    0                       0
    and Pacific Rim Sales            1994       271,241              0               75,000                       0

(1) Represents shares of Common Stock issuable upon exercise of options granted to the named executive officers.

Employment Agreements

      The Company does not have employment agreements with any of the named executive officers.

Option Grants/Exercises in 1996

      The following table sets forth certain information concerning grants of stock options made during the fiscal year ended December 31, 1996 to the named executive officers.

                        Option Grants in Last Fiscal Year

                                Individual Grants
--------------------------------------------------------------------------------

                                                  Percentage                                        Potential Realizable
                                                   of Total                                           Value at Assumed
                                  Number of         Options                                         Annual Rates of Stock
                                 Securities       Granted to                                       Price Appreciation For
                                 Underlying        Employees                                           Option Term (2)
                                   Options            in         Exercise or                       ----------------------
                                   Granted        Fiscal Year     Base Price      Expiration
Name                                 (#)              (%)           ($/sh)            Date          5% ($)        10% ($)
----                                 ---              ---           ------            ----          ------        -------
Reynald G. Bonmati...........      30,000(1)         14%            $15.00         1/2/2006        $283,003      $717,184
Kurt W. Streams..............           0             -                  -                -               -             -
Lewis N. Harrold.............           0             -                  -                -               -             -
Thomas P. Regan..............           0             -                  -                -               -             -
James A. Sperlazza...........           0             -                  -                -               -             -

----------

(1) Options were granted as incentive stock options. Options become exercisable on each January 3, following the date of grant in four equal installments.

(2) Amount shown represents the potential realizable value, net of the option exercise price, assuming that the underlying market price of the Common Stock appreciates in value from the date of grant to the end of the option term at annualized rates of 5% and 10%. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

      The following tables set forth certain information concerning the exercise of options to purchase Common Stock of the Company during 1996 and the value at December 31, 1996 of outstanding options held by each of the named executive officers.

       Option Exercises in 1996 and Value of Options at December 31, 1996

                                                                Number of Unexercised       Value of Unexercised In-the-
                                                               Options Held at Fiscal        Money(1) Options at Fiscal
                                                                    Year End (#)                  Year End ($)(2)
                                                               ----------------------        --------------------------
                                Shares
                             Acquired on
                               Exercise         Value
           Name                 (#)(3)      Realized($)(4)   Exercisable   Unexercisable    Exercisable     Unexercisable
           ----                 ------      --------------   -----------   -------------    -----------     -------------
Reynald G.                     562,500         $7,499,813             0         217,500     $        0
Bonmati                                                                                                      $1,467,995
Kurt W. Streams                      0                  0         7,500          22,500              0                0
Lewis N. Harrold                     0                  0         7,500          22,500              0                0
Thomas P. Regan                 52,500            953,733         3,750          18,750         25,311          126,553
James A. Sperlazza              56,250          1,059,356             0          18,750              0          126,553

----------
(1) Options are "in-the-money" if the closing market price of the Company's Common Stock exceeds the exercise price of the options.

(2) The value of unexercised options represents the difference between the exercise price of such options and $6.75, the closing market price of the Company's Common Stock on December 31, 1996

(3) Represents the number of shares received upon exercise or, if no shares were received, the number of shares with respect to which the options were exercised.

(4) The value of exercised options represents the difference between the exercise price of such options and the closing market price of the Company's Common Stock on the date of exercise.

Compensation Committee Report on Executive Compensation

      General. The Company's Compensation Committee is composed of three independent, Non-Employee Directors. The Committee and the Board of Directors believe that compensation must be competitive, but that it should be directly and materially linked to the Company's performance. The compensation program is designed to attract and retain executive talent, to motivate executives to maximize operating performance, to provide an opportunity to measure performance on an individual basis, as well as on an overall Company-wide basis, and to link executive and stockholder interests through the grant of stock options.

      The key components of the Company's executive compensation program consist of salary, bonuses and stock options. The Committee's policy with respect to each of these elements, including the basis of the compensation awarded to Mr. Bonmati, the Company's President, are discussed below. Through these programs, a very significant portion of the Company's executive compensation is linked to performance and the alignment of executive interests with those of stockholders. The long-term compensation of all Company executive officers consists of stock options; the short term compensation consists of base salary and, in certain cases, bonuses.

      Base Salary. The Company has established base salary levels based upon competitive market pay rates, each executive's role in the Company and each executive's performance over time (including, where relevant, executives' performance prior to joining the Company). Base salaries for executives are reviewed annually based on a variety of factors, including individual performance, market salary levels for comparable positions within comparable companies and the Company's overall financial results, and may be adjusted to reflect such factors. In the case of Mr. Sperlazza, a significant amount of his compensation is based upon commissions.

      Bonuses. At the end of each year, bonuses for executive officers may be recommended by the Company and reviewed and approved by the Committee. Any such bonuses will be payable out of a bonus pool determined by the Board of Directors or the Compensation Committee, and will be determined by measuring such officer's performance, the performance of the operations for which officer has primary responsibility and the Company's overall performance against target performance levels to be established by the Compensation Committee. No bonuses were awarded to any executive officer with respect to 1996.

      Stock Options. The Committee believes that aligning management's interest with those of stockholders is an important element of the Company's executive compensation plan. Stock options align the interests of employees and stockholders by providing value to the executive through stock price appreciation only. At the time of the Company's initial public offering in August 1995, the Company had granted options to purchase 1,002,000 shares of Common Stock to certain officers and employees of the Company. The Company has also granted options to purchase an aggregate of 605,500 shares of Common Stock to employees and directors since completion of the initial public offering, primarily to people who have joined the Company since the initial public offering. In all cases, the exercise price of the options granted was not less than the fair market value of the Common Stock on the dates of such grants.

      Future awards of stock options will be made periodically at the discretion of the Compensation Committee, in certain cases based upon recommendations of the Company's President. The size of such grants, in general, will be evaluated by regularly assessing competitive market practices, the individual's position and level of responsibility within the Company, and the overall performance of the Company, including its historic financial success and its future prospects. The Company believes that stock options are the single most important element in providing incentives for management performance and intends to continue to plan to award significant stock options to officers and key employees.

      Compensation of the Chief Executive Officer. The Compensation Committee considers several factors in establishing the President's compensation package, including market pay practices, performance level, experience, contributions toward achievement of strategic goals and the overall financial and operations success of the Company.

      Mr. Bonmati's base salary was increased in 1996 from $100,000 to $150,000. In light of the increase, no bonus was paid to Mr. Bonmati for 1996. On February 21, 1997, Mr. Bonmati was granted options for an additional 100,000 shares at an exercise price of $6.63 per share. These options vest in four equal annual installments commencing February 21, 1998.

      On January 3, 1994, Mr. Bonmati received, as a long-term incentive, options to purchase 750,000 shares of Common Stock at an exercise price of $0.0006 per share, a price which was not less than the fair market value of the Company's Common Stock at such date. Mr. Bonmati has exercised all of these options. On January 3, 1996, Mr. Bonmati was granted options for an additional 30,000 shares at an exercise price of $15.00 per share. These options vest in four equal annual installments commencing on January 3, 1997.

                                       Compensation Committee:
                                         Albert S. Waxman
                                         James J. Baker
                                         Michael W. Huber

Stock Performance Graph


      The following graph compares, from August 2, 1995, the date that the Company's Common Stock began trading on The Nasdaq National Market following its initial public offering, through December 31, 1996, the percentage change in the Company's Common Stock to the cumulative total return of the NASDAQ Composite Index ("NASDAQ Composite") and the Midcap Medical Products Index ("Midcap Medical Products"). The graph plots the growth in value of an initial $100 investment over the indicated time period, assuming the reinvestment of dividends.


                                 [GRAPH OMITTED]


                                         Aug. 2,       Dec. 31,        Dec. 31,
                                           1995           1995           1996
                                         -------       --------        --------
Norland Medical Systems, Inc.             $100           $221            $ 96
NASDAQ Composite                           100            104             130
Midcap Medical Products                    100            118             125


      The performance of the Company's Common Stock reflected above is not necessarily indicative of future performance of the Common Stock. The performance graph which appears above shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, and shall not be deemed filed under either of such Acts except to the extent that the Company specifically incorporates this information by reference.

Compensation Committee Interlocks and Insider Participation

      During the period from June 6, 1995 through December 31, 1996 the Compensation Committee of the Board of Directors consisted of James J. Baker, Michael W. Huber and Albert S. Waxman. None of these individuals has ever served as an officer or an employee of the Company. Except as described below, no executive officer of the Company has ever served as (i) a member of the compensation committee or equivalent of another entity, one of whose executive officers served on the Company's Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Company's Compensation Committee, or (iii) a member of the compensation committee or equivalent of another entity, one of whose executive officers served as a director of the Company. Dr. Waxman is a director of Norland Corp. and The EICON Group, Inc., and Reynald G. Bonmati is a director of Norland Corp. and a member of the Compensation Committee of the Board of Directors of The EICON Group, Inc. Mr. Bonmati is also an executive officer of Norland Corp. and The EICON Group, Inc. Mr. Bonmati is President and a director of Novatech Management Corporation, the general partner of Norland Partners, L.P. As described above in "Acquisition of Norland Corporation -- Interests of Certain Persons in the Transaction", Dr. Waxman is also a Managing Director of NMS BV, and the Chairman, a director and 50% stockholder of Novatech Management Corporation. Mr. Baker's wife and Mr. Huber are limited partners of Novatech Ventures, L.P., which is a limited partner in Norland Partners, L.P. Norland Partners, L.P. owns 41.2% of the outstanding stock of NMS BV.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons holding more than 10 percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the Nasdaq National Market initial reports of ownership, reports of changes in ownership and annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, executive officers and ten-percent stockholders are also required to furnish the Company with copies of all such filed reports.

      Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required during the 1996 fiscal year, the Company believes that all Section 16(a) reporting requirements related to the Company's directors and executive officers were timely fulfilled during 1996, with the exception of one late filing by Hans Schiessl.

                              CERTAIN TRANSACTIONS

Transactions Involving Norland Corp. and Stratec

      The Company is a distributor of bone densitometers manufactured by Norland Corp. and Stratec, wholly-owned subsidiaries of NMS BV. Certain officers and directors of the Company, and certain other persons who have significant relationships with the Company have direct and indirect material interests in or relationships with Norland Corp. and Stratec and/or NMS BV. See "Acquisition of Norland Corporation -- Interests of Certain Persons in the Transaction", above.


      Under the Company's Distribution Agreement with Norland Corp. and Stratec, the Company has rights to exclusive worldwide distribution of all current and future medical diagnostic products developed or manufactured by Norland Corp. or Stratec. The Company's purchases from Norland Corp. and Stratec in 1996 were $13,138,280 and $3,163,964, respectively. Sales of Norland Corp. products and services by the Company to Stratec in 1996 were $210,785. The Company invoiced Norland Corp. $351,323 in 1996 for services performed by the Company in support of Norland Corp.'s product warranties.


      The Company is party to a Product Development Loan Agreement with Norland Corp. and Stratec, under which the Company intends to make loans to Norland Corp. and Stratec in installments up to an aggregate amount of $3.5 million during the period ending July 31, 1997. The proceeds of any such loans are to be used by Norland Corp. and Stratec for specific new product development involving enhancements of existing products and the application of QCT technology to new products. The loans bear interest at the rate of 10% per annum, and the principal will be payable in twenty equal quarterly installments commencing September 30, 1997. At December 31, 1996, there were outstanding loans of $289,785 from the Company to Norland Corp. under the Product Development Loan Agreement. If a new product covered by the Product Development Loan Agreement is introduced into the marketplace, the Company will be entitled to receive a royalty equal to 5% of the sales proceeds received by Norland Corp. and Stratec with respect to such product. Norland Corp. and Stratec have also granted the Company rights of first refusal with respect to any additional financing of research and development work by Norland Corp. and Stratec.


      In February 1996, Mr. Bonmati made a $1,000,000 loan to Stratec. This loan, which had an interest rate of 6% per annum, was fully repaid in December 1996. Mr. Bonmati and Mr. Schiessl each own a 50% interest in a building in Pforzheim, Germany, part of which is leased to Stratec at a monthly rent of approximately DM 9,000.


Loans and Advances

      In September 1996, the Company made an $80,000 loan to Kurt W. Streams, Vice President, Finance of the Company, to assist with relocation of his residence. The loan bears interest at 6% per annum and is payable in full in September 1997, subject to rights which Mr. Streams has to extend the maturity date. The outstanding balance of the loan, including interest, was $81,704 at December 31, 1996.

      In August 1996, the Company agreed to lend up to $2,500,000 to Reynald G. Bonmati, President of the Company, on a revolving credit basis during the period ending December 31, 1997, to assist in the payment of tax liabilities incurred in connection with stock option exercises. The loans bear interest at 6% per annum and are payable on demand. The maximum principal amount of loans outstanding in

1996 was $1,025,000. The outstanding loan balance was reduced to $500,000 at December 31, 1996.

Other Transactions

      The Company leases its principal executive offices at 106 Corporate Park Drive, Suite 106, White Plains, New York 10604. The Company sublets a portion of the leased office space to an affiliate of The EICON Group, Inc. ("EICON"). Both the lease and sublease expire on August 31, 2000. The Company also subleased office space in New Haven, Connecticut, from other affiliates of EICON. The New Haven sublease terminated on March 31, 1997. The White Plains rent is and will be allocated between the EICON affiliate and the Company on a pro rata basis (based on square footage used). Mr. Bonmati, President and a Director of the Company, is President, a Director and 11% owner of EICON. Dr. Waxman, a Director of the Company, is a Director and 3% owner of EICON. Novatech Ventures, L.P., which owns 3.7% of the outstanding Common Stock of the Company and is a limited partner in Norland Partners, L.P. (the owner of 11% of the Company's outstanding Common Stock), is the owner of 24% of the outstanding stock of EICON.

      The Company leases approximately 18,000 square feet of space in Fort Atkinson, Wisconsin. The Company sublets approximately 14,000 square feet of this space to Norland Corp. See "Acquisition of Norland Corporation -- Norland Corp. Business", above.


      In the year ended December 31, 1996, purchases by Nissho Iwai Corporation from the Company were $5,456,824 (approximately 22% of the Company's revenues). Nissho Iwai received volume discounts and extended payment terms for its purchases of systems in 1996. Nissho Iwai is the Company's exclusive subdistributor in Japan for Norland Corp. and Stratec products. It owns 8.8% of the outstanding stock of NMS BV, the parent corporation of Norland Corp. and Stratec.


      On April 2, 1996, Dove Medical Systems, a California corporation ("Dove California") which manufactured, marketed and sold the OsteoAnalyzer line of bone densitometers, was merged into a newly formed wholly-owned subsidiary of the Company (the "Merger"). Pursuant to the Merger all of the issued and outstanding stock of Dove Medical Systems was exchanged for an aggregate of 161,538 shares of the Company's Common Stock. Following the Merger, the Company's subsidiary changed its name to Dove Medical Systems, Inc. At the time of the Merger, approximately 76% of the stock of Dove California was owned by Robert L. Piccioni and Joan Piccioni, his wife.

      On April 2, 1996, the Company also entered into a Purchase Agreement with Dr. and Mrs. Piccioni, CHC, Inc. and Mirella Monti Belshe (the "Purchase Agreement") pursuant to which the Company purchased a patent and rights to technology and other property rights which were licensed to Dove California in its business. The purchase price paid by the Company for such assets was $3,600,000 cash. The Company transferred the purchased assets to Dove Medical Systems, Inc.

      Robert L. Piccioni became a director of the Company in May 1996. Joan Piccioni is President, and Robert L. Piccioni Chief Technical Officer, of Dove Medical Systems, Inc. Dr. and Mrs. Piccioni received 123,345 of the 161,538 shares of the Company's Common Stock issued in connection with the Merger. They also received an aggregate of $3,001,846 of the $3,600,000 paid by the Company pursuant to the Purchase Agreement.

                       SUBMISSION OF STOCKHOLDER PROPOSALS

      Any proposal to be presented by a stockholder at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than December 27, 1997, so that it may be considered by the Company for inclusion in its proxy statement and form of proxy relating to that meeting.

                                  OTHER MATTERS

      The Board of Directors knows of no matters that are expected to be presented for consideration at the Annual Meeting other than those described in this proxy statement. Should any other matter properly come before the Annual Meeting, however, the persons named in the form of proxy accompanying this proxy statement will vote all shares represented by proxies in accordance with their best judgment on such matters.

                          INDEX TO FINANCIAL STATEMENTS

                                   ----------

                                                                            Page

Audited Financial Statements:

NORLAND CORPORATION

Independent Auditor's Report                                                 F-2

Financial Statements:

   Consolidated Balance Sheets as of December 31, 1996 and 1995              F-3

   Consolidated Statements of Income for the years ended
     December 31, 1996, 1995 and 1994                                        F-4

   Consolidated Statements of Changes in Common Stockholder's Equity
     for the years ended December 31, 1996, 1995 and 1994                    F-5

   Consolidated Statements of Cash Flows for the years ended
     December 31, 1996, 1995 and 1994                                        F-6

   Notes to the Consolidated Financial Statements                            F-7


Unaudited Financial Statements:

NORLAND CORPORATION

Condensed Consolidated Balance Sheets as of March 31, 1997 and 1996         F-16

Condensed Consolidated Statements of Income for the three months ended
  March 31, 1997 and 1996                                                   F-17

Condensed Consolidated Statements of Changes in Common Stockholder's
  Equity for the three months ended March 31, 1997 and 1996                 F-18

Condensed Consolidated Statements of Cash Flows for the three months
  ended March 31, 1997 and 1996                                             F-19

Notes to Condensed Consolidated Financial Statements                        F-20

Unaudited Pro Forma Combined Condensed Financial Statements                 F-21


NORLAND MEDICAL SYSTEMS, INC.


Pro Forma Combined Condensed Balance Sheet as of
  March 31, 1997                                                            F-22

Pro Forma Combined Condensed Statements of Income
  for the year ended December 31, 1996 and for the three
  months ended March 31, 1997                                               F-23


Notes to the Pro Forma Combined Condensed Financial Statements              F-24

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
 Norland Corporation:

We have audited the accompanying consolidated balance sheets of Norland Corporation (a wholly-owned subsidiary of Norland Medical Systems B.V.) and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in common stockholder's equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company, as discussed in the notes to the consolidated financial statements, has extensive transactions and relationships with Norland Medical Systems B.V. and its affiliates. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions with unaffiliated parties.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Norland Corporation and subsidiary as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
March 12, 1997

                       NORLAND CORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1996 and 1995
                               ------------------

                                     ASSETS

                                                     1996             1995
                                                ---------------  ---------------

Current assets (Note 5):
   Cash                                            $     39,225     $     45,383
   Accounts receivable - affiliates (Notes
     2 and 11)                                        2,255,845          493,424
   Inventories (Note 3)                               2,053,475          599,360
   Prepaid expenses and other current assets             15,271           19,274
   Income taxes recoverable                             279,594               --
   Deferred income taxes (Note 10)                      133,000                -
                                                   ------------     ------------
                                                                               -
                                                                               -

     Total current assets                             4,776,410        1,157,441

Property and equipment - net (Notes 4 and 7)            184,711          134,413
                                                   ------------     ------------

Total assets                                         $4,961,121       $1,291,854
                                                     ==========       ==========

                   LIABILITIES AND COMMON STOCKHOLDER'S EQUITY

Current liabilities:
   Note payable - bank (Note 5)                     $          --    $   680,000
   Accounts payable:
     Affiliate (Note 11)                              1,157,520               --
     Trade                                              886,311          242,439
   Accrued liabilities                                  149,475          178,459
   Current portion of product development
     loan - affiliate (Note 6)                           38,685               --
   Current portion of capital lease obligations
     (Note 7)                                             5,369            7,898
                                                   ------------     ------------

     Total current liabilities                        2,237,360        1,108,796
                                                   ------------     ------------

Product development loan payable - affiliate
     (Note 6)                                           251,100           48,519
Capital lease obligations (Note 7)                        6,298           12,121
                                                   ------------     ------------

Common stockholder's equity (Notes 8 and 12):
   Common stock, voting, par value of $1.00 per
     share - 58,500 shares authorized, 8,457
     shares issued and outstanding                        8,457            8,457
   Common stock, non-voting, par value of
     $1.00 per share, 3,000 shares authorized,
     no shares issued and outstanding                        --               --
   Additional paid-in capital                           454,379          454,379
   Retained earnings (accumulated deficit)            1,856,942        (486,555)
   Foreign currency translation adjustments             146,585          146,137
                                                   ------------     ------------

     Total common stockholder's equity                2,466,363          122,418
                                                   ------------     ------------

Total liabilities and common stockholder's equity    $4,961,121       $1,291,854
                                                     ==========       ==========

          The accompanying notes are an integral part of the financial statements.

                       NORLAND CORPORATION AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
              for the years ended December 31, 1996, 1995 and 1994

                               ------------------

                                                          1996          1995         1994
                                                     ------------   ----------  -----------

Revenue from affiliate:
   Net shipments                                     $ 13,138,280   $3,928,085  $ 3,277,753
   One-time distribution agreement revenue (Note 2)            --           --    1,922,247
                                                     ------------   ----------  -----------

                  Total revenue from affiliate         13,138,280    3,928,085    5,200,000

Cost of revenue                                         9,008,969    2,585,529    2,293,283
                                                     ------------   ----------  -----------

Gross profit                                            4,129,311    1,342,556    2,906,717
                                                     ------------   ----------  -----------

Operating expenses:
   General and administrative                             732,897      377,665      912,803
   Customer service                                            --       95,485      176,355
   Research and development                             1,016,801      538,092      481,994
                                                     ------------   ----------  -----------

                  Total operating expenses              1,749,698    1,011,242    1,571,152
                                                     ------------   ----------  -----------

Operating income                                        2,379,613      331,314    1,335,565
                                                     ------------   ----------  -----------

Other expense
   Interest expense                                        61,617      115,288      131,103
   Other expense - net (Note 4)                             7,499          884      232,085
                                                     ------------   ----------  -----------

                  Total other expense                      69,116      116,172      363,188
                                                     ------------   ----------  -----------

Income before income taxes                              2,310,497      215,142      972,377

Income tax benefit (Note 10)                              (33,000)          --           --
                                                     ------------   ----------  -----------

Net income                                              2,343,497      215,142      972,377

Redemption of preferred stock (Note 8)                         --    2,140,681           --

Accretion of preferred stock discount (Note 8)                 --           --      (49,969)
                                                     ------------   ----------  -----------

Net income attributable to common stockholder        $  2,343,497   $2,355,823  $   922,408
                                                     ============   ==========  ===========


                        The accompanying notes are an integral part of the financial statements.

                       NORLAND CORPORATION AND SUBSIDIARY

        CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDER'S EQUITY for the years ended December 31, 1996, 1995 and 1994

                               ------------------

                                                                                           Cumulative      Total Common
                                                                              Retained      Foreign        Stockholder's
                                        Common Stock          Additional      Earnings      Currency          Equity
                                        ------------           Paid-In      (Accumulated   Translation     (Deficiency in
                                       Shares      Amount      Capital        Deficit)     Adjustments        Assets)
                                       ------      ------   -------------  -------------  -------------   -------------

Balance, January 1, 1994               8,457       $8,457     $454,379     $(3,764,786)     $140,521      $(3,161,429)

   Foreign currency
   translation adjustment                 --           --           --              --         6,097            6,097

   Net income                              -            -           --         922,408            --          922,408
                                       -----        -----      -------      ----------       -------       ----------
                                           -            -
                                           -            -

Balance, December 31, 1994             8,457        8,457      454,379      (2,842,378)      146,618       (2,232,924)

   Foreign currency
   translation adjustment                 --                        --              --          (481)            (481)
   adjustment

   Net income                              -           --           --       2,355,823            --        2,355,823
                                       -----        -----      -------      ----------       -------       ----------
                                           -
                                           -

Balance, December 31, 1995             8,457        8,457      454,379        (486,555)      146,137          122,418

   Foreign currency translation           --           --           --              --           448              448
   adjustment

   Net income                              -            -           --       2,343,497            --        2,343,497
                                       -----        -----      -------      ----------       -------       ----------
                                           -
                                           -

Balance, December 31, 1996             8,457       $8,457     $454,379     $ 1,856,942      $146,585      $ 2,466,363
                                       =====       ======     ========     ===========      ========      ===========

     The accompanying notes are an integral part of the financial statements

                       NORLAND CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
              for the years ended December 31, 1996, 1995 and 1994

                                                                 1996          1995          1994
                                                             -----------   -----------   -----------

Cash flows from operating activities:
  Net income                                                 $ 2,343,497     $ 215,142     $ 972,377
                                                             -----------   -----------   -----------
   Adjustments to reconcile net
   income to net cash provided by operations:
   Depreciation and amortization expense                          85,191        98,276       149,979
   Loss on disposition of property,
   plant and equipment                                             7,499           885       242,639
   Changes in:
    Accounts receivable                                       (1,762,421)      603,975      (807,311)
    Inventories                                               (1,454,115)      238,048      (145,987)
    Prepaid expenses and other current assets                      4,003       (14,550)       15,678
    Income taxes recoverable                                    (279,594)           --            --
    Deferred income taxes                                       (133,000)           --            --
    Accounts payable                                           1,802,007      (581,636)     (248,910)
    Accrued liabilities                                          (28,984)     (200,615)      (25,273)
                                                             -----------   -----------   -----------

        Total adjustments                                     (1,759,414)      144,383      (819,185)
                                                             -----------   -----------   -----------

        Net cash provided by operating activities                584,083       359,525       153,192
                                                             -----------   -----------   -----------

Cash flows from investing activities:
  Proceeds from sale of property, plant and equipment              8,457            --       488,852
  Purchases of property and equipment                           (135,200)      (68,918)       (3,195)
                                                             -----------   -----------   -----------

        Net cash (used in) provided by investing activities     (126,743)      (68,918)      485,657
                                                             -----------   -----------   -----------

Cash flows from financing activities:
  Proceeds from product development loan - affiliate             241,266        48,519            --
    Payments on capital lease obligations                        (24,597)      (13,110)       (3,740)
    Payments on long-term debt obligations                            --            --      (377,785)
    Payments on note payable - bank                             (680,000)     (360,560)      (16,092)
    Payments on advances from stockholders                            --            --      (200,000)
    Redemption of preferred stock                                     --            (1)           --
                                                             -----------   -----------   -----------

        Net cash used in financing activities                   (463,331)     (325,152)     (597,617)

Effect of exchange rate changes on cash                             (167)         (172)        5,836
                                                             -----------   -----------   -----------

Net (decrease) increase in cash                                   (6,158)      (34,717)       47,068

Cash at beginning of year                                         45,383        80,100        33,032
                                                             -----------   -----------   -----------

Cash at end of year                                          $    39,225   $    45,383   $    80,100
                                                             ===========   ===========   ===========

Supplemental cash flow information:
   Cash paid for interest                                    $    84,607   $   159,924   $   108,811
   Cash paid for income taxes                                    379,594            --            --

Supplemental schedule of noncash investing and
   financing activities:
   Capital lease obligations incurred                        $    16,245   $    25,410   $        --
   Redemption of preferred stock                                      --     2,140,680            --
   Accretion of preferred stock discount                              --            --        49,969

               The accompanying notes are an integral part of the
                             financial statements.

                       NORLAND CORPORATION AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Company's Activities - Norland Corporation ("Norland") is engaged primarily in the design and manufacture and sale of devices which aid in the detection and monitoring of bone diseases and in the assessment of the effect of existing and potential therapies for the treatment of such diseases throughout the world.

      Principles of Consolidation - The consolidated financial statements include the accounts of Norland Corporation and its wholly-owned subsidiary, Norland Scientific Instruments B.V. ("NSI") (Netherlands). All significant intercompany accounts and transactions have been eliminated.

      Corporate Structure - Norland was incorporated in 1957. NSI was formed in 1984 to be Norland's European distributor of Norland's products. NSI ceased its operating activities in 1992 and is in the process of being liquidated. Norland has been a wholly-owned subsidiary of Norland Medical Systems B.V. (Netherlands) ("NMS BV") since 1992. Norland Medical Systems, Inc. ("NMS") is the exclusive marketer and distributor of certain medical products and technologies of Norland. Certain shareholders of NMS are shareholders of NMS BV and own 91.2% of that company. Nissho Iwai Corporation ("Nissho Iwai"), a major customer of NMS, and an affiliate own the remaining 8.8% of NMS BV.

      Inventories - Inventories are stated at the lower of cost or net realizable value, with cost determined on the first-in, first-out basis.

      Property and Equipment - Machinery and equipment, tooling and furniture and fixtures are recorded at cost and depreciated using the straight-line method over three to five years. Leasehold improvements are amortized over 10 years or the remaining term of the lease, whichever is shorter.

      Revenue Recognition - Revenue and cost of revenue are recognized when the product is shipped.

      Provision for Product Warranties- Costs for returns and exchanges are borne by Norland. Norland offers one-year warranties on both the hardware and software included in its devices. Since July 1, 1995, NMS has provided customer service for Norland products including services in support of Norland's one-year warranty. Costs for customer service, returns and exchanges related to warranties are charged by NMS to Norland. The provision for product warranties represents an estimate of future claims arising under the terms of Norland's various product warranties. The estimated future claims are accrued at the time of sale.

      Research and Development Costs - Research and development costs are charged to expense as incurred.

      Income Taxes - Norland accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109. Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future tax years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect of a change in tax rates on deferred income taxes is recognized in income in the period that includes the enactment date.

      Foreign Currency Translation - The effects of unrealized exchange rate fluctuations from translating the Dutch guilder denominated assets and liabilities of NSI into dollars are accumulated as cumulative translation adjustments in stockholder's equity. Realized gains and losses from foreign currency transactions are included in operating results for the period.

      Use of Estimates- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Fair Value Information - The fair value of Norland's note payable bank and product development loan payable - affiliate approximates their carrying value as of December 31, 1996 and 1995.

2.    DISTRIBUTION AGREEMENT

      In 1994, Norland entered into an exclusive Distribution Agreement (the "Agreement") with NMS. The invoice prices from Norland to NMS were determined by using a pricing formula whereby the margin retained by Norland was equal to one-half of the difference between the price at which the product was sold by NMS to the distributor or end user and Norland's direct cost of material, parts and labor.

      The Agreement provided that in 1994 NMS would purchase a minimum of $5,200,000 of products and services, irrespective of the pricing formula described above. If the minimum purchase agreement had not been in effect for the first year of the Agreement, the total purchases by NMS would have been $3,277,753. The shortfall of $1,922,247 paid to Norland over the pricing formula was, based on its materiality, included in revenue as a separate line item for fiscal 1994.

      Effective April 1, 1995, Norland and NMS entered into a new Agreement which expires December 31, 2015. The pricing formula in the new Agreement was essentially the same as in the 1994 Agreement. This Agreement may be renewed for an indefinite number of successive five-year terms and contains no purchase obligation on the part of NMS. Under this Agreement, NMS may not distribute devices manufactured by any non-affiliate of NMS which compete directly with the devices made by Norland (except for devices using ultrasound technology).

      The Agreement was amended in 1996 to change the pricing formula. The amended pricing formula became effective as of October 1, 1996 for Norland. Under the amended pricing formula, Norland invoices NMS an amount for each system equal to the aggregate costs of the components and parts used in the system plus the actual labor costs plus an agreed upon markup on the cost of all non-computer components. Norland is also entitled to receive royalties equal to 5% of the price for which NMS sells the system for any new systems developed. If the aggregate amount receivable under the amended pricing formula would exceed the aggregate amount receivable under the original pricing formula, then the original pricing formula will apply. The amended pricing formula will be in effect until December 31, 1997. It will be automatically renewed for successive one year periods, unless Norland elects to terminate the amended pricing formula effective on December 31 of any year by notice given to NMS not less than 90 nor more than 180 days prior to the end of such year.

      As of December 31, 1996 and 1995, Norland had receivables outstanding from NMS aggregating $2,220,815 and $493,424, respectively.

      Norland recognized revenues on shipments to NMS of $13,138,280, $3,928,085 and $3,277,753 for the years ended December 31, 1996, 1995 and 1994, respectively.

3.    INVENTORIES

      Inventories consisted of the following at December 31, 1996 and 1995:

                                                     1996                1995
         Finished goods                           $   50,689          $   57,451
         Work-in-process                             426,339             131,573
         Raw materials                             1,576,447             410,336
                                                  ----------          ----------
         Total inventories                        $2,053,475          $  599,360
                                                  ==========          ==========

4.    PROPERTY AND EQUIPMENT

      Property and equipment consisted of the following at December 31, 1996 and 1995:

                                                        1996             1995
        Leasehold improvements                       $   37,464       $       --
                                                                      ----------
        Machinery and equipment                         790,323          726,846
        Tooling                                         335,059          297,851
        Furniture and fixtures                          271,211          252,140
        Construction in progress                             --           28,058
                                                     ----------       ----------
        Property and equipment - at cost              1,434,057        1,304,895
        Less accumulated depreciation
         and amortization                             1,249,346        1,170,482
                                                     ----------       ----------
        Property and equipment - net                 $  184,711       $  134,413

      In December 1994, Norland sold its manufacturing facility for $475,000 and recognized a loss on the sale of $245,937. This loss is recorded as other expense in the accompanying 1994 consolidated statement of income. Norland subsequently leased a portion of the manufacturing facility (see Note 7).

5.    NOTE PAYABLE - BANK

      In September 1995, Norland amended its $1,100,000 line of credit agreement with a commercial bank dated January 1, 1994. The amendment ceased further advances on the line and required Norland to reduce the principal balance to $680,000 by January 1, 1996, with the line to be paid in full by December 31, 1996. At December 31, 1995, there was $680,000 outstanding. The note was paid in full during the year ended December 31, 1996. Principal and interest were payable monthly, with interest accruing at prime, as defined, plus 3% (11.75% at December 31, 1995).

      Prior to the September 1995 amendment, interest accrued at a fixed interest rate of 10%. The note was collateralized by substantially all assets of Norland, and required Norland to satisfy certain covenants.

6.    PRODUCT DEVELOPMENT LOAN - AFFILIATE

      In June 1995, Norland entered into a product development loan agreement with NMS under which Norland may obtain advances from NMS up to a maximum of $500,000 until July 31, 1997. Proceeds from borrowings are to be used for new product development. At December 31, 1996 and 1995, Norland had borrowings of $289,785 and $48,519, respectively, outstanding. The loan accrues interest at 10% payable quarterly. Principal payments are due in twenty equal quarterly installments beginning September 30, 1997, with the current portion of the loan consisting of principal payments due in 1997 plus accrued interest as of December 31, 1996. New products developed under the agreement are subject to a royalty payable to NMS, equal to 5% of the sales proceeds received by Norland with respect to sale of such products. There have been no such introductions into the marketplace through December 31, 1996.

7.    LEASE OBLIGATIONS

      Norland leases its manufacturing and office facilities under an operating lease agreement. Beginning in September 1996, Norland began leasing these facilities from NMS for approximately $89,000 per year. Lease expense for the year ended December 31, 1996 under this agreement was $29,500. The lease expires in August 2006. For the period subsequent to the December 1994 sale of Norland's manufacturing facility until September 1996, Norland leased facilities from a third party lessor. Lease expense under this agreement for the years ended December 31, 1996, 1995 and 1994 was approximately $39,500, $59,000 and $5,000. From January 1995 through August 1996, Norland sublet a portion of its office space to NMS for $1,000 per month.

      Norland leases certain equipment under terms of various capital lease agreements which are included in the accompanying consolidated balance sheets. The following is a summary of the capitalized cost amounts and related accumulated amortization as of December 31, 1996 and 1995:

                                                        1996               1995
      Equipment                                       $41,141            $43,605
      Less accumulated amortization                    25,775             20,213
                                                       ------             ------
      Equipment - net                                 $15,366            $23,392
                                                      =======            =======

      Amortization expense related to the capitalized equipment leases was $10,863, $8,386 and $3,639 for the years ended December 31, 1996, 1995 and
      1994, respectively.

      In addition, Norland began leasing certain office equipment in November 1996 under an operating lease agreement which requires annual lease payments of approximately $4,100 per year.

      The following is a schedule of future minimum lease payments required under terms of the aforementioned leases as of December 31, 1996:

                                                    Operating            Capital
Year Ending                                           Leases              Leases

    1997                                            $ 93,091            $ 6,859
    1998                                              93,091              6,858
    1999                                              93,091                 --
    2000                                              93,091                 --
    2001                                              92,416                 --
    Thereafter                                       415,520                 --
                                                    --------            -------
    Total future minimum lease payments             $880,300             13,717
                                                    ========
    Less amount representing interest                                     2,050
                                                                        -------
    Present value of future minimum lease                                11,667
    payments                                                              5,369
                                                                        -------
    Less current maturities
    Total non-current                                                   $ 6,298
                                                                        =======

8.    PREFERRED STOCK

      As of January 1, 1994, Norland had 1,500 shares of authorized Class A convertible preferred stock, having a par value of $1 per share. As of December 31, 1994, 1,492.5 shares were issued and outstanding with an aggregate liquidation preference of $2,140,681.

      The preferred stock had a redemption price of $2,140,681 at the redemption date of April 30, 1994. The difference between the initial fair value of the preferred stock and the redemption price of $2,140,681 was accreted by making charges to retained earnings (accumulated deficit). The preferred stock was redeemed by Norland for $1 in May 1995. Upon the redemption of the preferred stock, the accreted value of $2,140,681 was credited to retained earnings. Norland had no requirements to declare dividends on the preferred stock. The preferred shares were canceled upon redemption.

9.    PROFIT SHARING PLAN

      Effective July 1, 1991, Norland adopted the Norland Corporation Retirement Savings Plan (the "Plan") under Section 401(k) of the Internal Revenue Code which covers all eligible employees, excluding those employed by NSI, who have attained one year of service and a minimum age of 21 years.

      Norland makes contributions to the Plan equal to 25% of the contribution made by each employee up to a maximum of 7% of each employee's base salary. For the years ended December 31, 1996, 1995 and 1994 Norland contributed to the Plan approximately $10,300, $7,800 and $8,600, respectively.

10.   INCOME TAXES

      Norland accounts for income taxes using an asset and liability approach which generally requires the recognition of deferred income tax assets and liabilities based on the expected future income tax consequences of events that have previously been recognized in Norland's financial statements or tax returns. In addition, a valuation allowance is to be recognized if it is more likely than not that some or all of the deferred income tax assets will not be realized. A valuation allowance is used to offset the related net deferred income tax assets due to uncertainties of realizing the benefits of certain net operating loss and tax credit carryforwards. The valuation allowance as of January 1, 1995 was $1,111,100.

      The following are the significant components of Norland's deferred income tax assets and deferred income tax liabilities as of December 31, 1996 and 1995:

                                                             1996         1995
Deferred income tax assets:
  Inventories                                             $  3,900      $ 82,300
  Federal net operating loss carryforwards                  50,100       786,400
  Federal alternative minimum tax credit
  carryforward                                              32,000            --
  State net operating loss carryforwards                        --        73,300
  Accrued liabilities                                       47,000        28,800
                                                          --------      --------
Deferred income tax assets                                 133,000       970,800
Deferred income tax liabilities                                 --            --
Valuation allowance                                             --       970,800
                                                          --------      --------
Net deferred income taxes recognized in
  the consolidated balance sheets                         $133,000      $     --
                                                          ========      ========

      At December 31, 1996, Norland had a net operating loss carryforward of approximately $148,000 available for federal income tax purposes which expires in 2008. In addition, at December 31, 1996, Norland had a federal alternative minimum tax credit carryforward of approximately $32,000 available for future use. The credit has no expiration date.

      The components of the provision (benefit) for income taxes for the years ended December 31, 1996, 1995 and 1994 were as of follows:

                                           1996            1995         1994
       Current:
         Federal                         $  32,000       $     --      $    --
         State                              68,000             --           --
                                         ---------       --------      -------
                 Total current             100,000             --           --
                                         ---------       --------      -------
       Deferred:
         Federal                          (123,000)            --           --
         State                             (10,000)            --           --
                                         ---------       --------      -------
                 Total deferred           (133,000)            --           --
                                         ---------       --------      -------
       Income tax benefit                $ (33,000)      $     --      $    --
                                         =========       ========      =======

      A reconciliation of the provision (benefit) for income taxes at the federal statutory income tax rate to the effective income tax rate follows:

                                                   1996       1995       1994

       Federal income tax rate                     34.0%      34.0%      34.0%
       Benefit of federal and state net
         operating loss carryforwards             (40.6)     (39.2)     (39.2)
         recognized
       State income taxes, net of federal
         benefit                                    5.2        5.2        5.2
                                                   ----       ----       ----
       Effective income tax rate                   (1.4)%      0.0%       0.0%
                                                   ====       ====       ====

11.   OTHER RELATED PARTY TRANSACTIONS

      In 1996, Norland began purchasing product kits and parts from Stratec Medizintechnik GmbH (Germany) ("Stratec"), a wholly-owned subsidiary of NMS BV. Purchases from Stratec approximated $3,936,000 for the year ended December 31, 1996. As of December 31, 1996, Norland had a payable to Stratec of $1,157,520.

      As of December 31, 1996, Norland had an advance due from NMS BV aggregating $35,030.

      In addition, Norland purchased certain services from NMS totaling $351,323, $0 and $0 for the years ended December 31, 1996, 1995 and 1994, respectively.

12.   SUBSEQUENT EVENT

      On February 26, 1997, NMS BV and NMS signed an agreement whereby NMS is to acquire all of the issued and outstanding stock of Norland for $17.5 million with a possible additional purchase price of up to $2.5 million. The transaction was approved by the stockholders of NMS BV on February 26, 1997 and is subject to approval by NMS's stockholders at its Annual Meeting.

                                     ******

                       NORLAND CORPORATION AND SUBSIDIARY

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             March 31, 1997 and 1996
                                   (Unaudited)
                               ------------------

                                     ASSETS
                                                                   1997          1996
                                                                ----------    ----------
Current assets:
   Cash                                                         $  116,458    $   49,584
   Accounts receivable - affiliates                              1,637,678       892,975
   Inventories                                                   2,826,119       993,764
   Prepaid expenses and other current assets                        68,435        33,790
   Income taxes recoverable                                        279,414          --
   Deferred income taxes                                           133,000          --
                                                                ----------    ----------

     Total current assets                                        5,061,104     1,970,113

Property and equipment - net                                       237,557       142,715
                                                                ----------    ----------

Total assets                                                    $5,298,661    $2,112,828
                                                                ==========    ==========

                   LIABILITIES AND COMMON STOCKHOLDER'S EQUITY

Current liabilities:
   Note payable - bank                                          $     --    $   560,000
   Accounts payable:
     Affiliate                                                     409,237      504,667
     Trade                                                       1,662,079      399,460
   Accrued liabilities                                             208,326      149,862
   Current portion of product development loan - affiliate          31,436         --
   Current portion of capital lease obligations                      5,588       10,388
                                                                ----------  -----------

     Total current liabilities                                   2,316,666    1,624,377
                                                                ----------  -----------

Product development loan payable - affiliate                       475,000       75,906
Capital lease obligations                                            4,816       21,623
                                                                ----------  -----------
                                                                   479,816       97,529
Common stockholder's equity:
   Common stock, voting, par value of $1.00 per share - 58,500
     shares authorized, 8,457 shares issued and outstanding          8,457        8,457
   Common stock, non-voting, par value of $1.00 per share,
     3,000 shares authorized, no shares issued and outstanding        --           --
   Additional paid-in capital                                      454,379      454,379
   Retained earnings (accumulated deficit)                       1,891,772     (218,116)
   Foreign currency translation adjustments                        147,571      146,202
                                                                ----------  -----------

     Total common stockholder's equity                           2,502,179      390,922
                                                                ----------  -----------

Total liabilities and common stockholder's equity               $5,298,661  $ 2,112,828
                                                                ==========  ===========

                   The accompanying notes are an integral part
                     of the condensed financial statements.

                       NORLAND CORPORATION AND SUBSIDIARY

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               for the three months ended March 31, 1997 and 1996

                                   (Unaudited)

                               ------------------

                                                           1997          1996
                                                        ----------    ----------

Revenue from affiliate                                  $3,340,883    $1,743,677

Cost of revenue                                          2,653,412     1,108,253
                                                        ----------    ----------

Gross profit                                               687,471       635,424
                                                        ----------    ----------

Operating expenses:
   General and administrative                              196,535       150,500
   Research and development                                466,824       196,590
                                                        ----------    ----------

                  Total operating expenses                 663,359       347,090
                                                        ----------    ----------

Operating income                                            24,112       288,334
                                                        ----------    ----------

Other expense:
   Interest expense                                          9,282        19,895
                                                        ----------    ----------

                  Total other expense                        9,282        19,895
                                                        ----------    ----------

Income before income taxes                                  14,830       268,439

Income tax benefit                                          20,000          --
                                                        ----------    ----------

Net income attributable to common stockholder           $   34,830    $  268,439
                                                        ==========    ==========

                   The accompanying notes are an integral part
                     of the condensed financial statements.

                       NORLAND CORPORATION AND SUBSIDIARY

   CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDER'S EQUITY
               for the three months ended March 31, 1997 and 1996

                                   (Unaudited)

                               ------------------

                                                                                                Cumulative
                                                                                 Retained         Foreign
                                           Common Stock           Additional     Earnings         Currency    Total Common
                                                                   Paid-In     (Accumulated     Translation   Stockholder's
                                      Shares         Amount        Capital       Deficit)       Adjustments       Equity
                                   -----------    -----------    -----------    -----------     -----------    -----------
Balance, January 1, 1996                 8,457    $     8,457    $   454,379    $  (486,555)    $   146,137    $   122,418

   Foreign currency translation           --             --             --             --                65             65
   adjustment
   Net income                             --             --             --          268,439            --          268,439
                                   -----------    -----------    -----------    -----------     -----------    -----------

Balance, March 31, 1996                  8,457    $     8,457    $   454,379    $  (218,116)    $   146,202    $   390,922
                                   ===========    ===========    ===========    ===========     ===========    ===========

Balance, January 1, 1997                 8,457    $     8,457    $   454,379    $ 1,856,942     $   146,585    $ 2,466,363

   Foreign currency translation           --             --             --             --               986            986
   adjustment
   Net income                             --             --             --           34,830           --            34,830
                                   -----------    -----------    -----------    -----------     -----------    -----------

Balance, March  31, 1997                 8,457    $     8,457    $   454,379    $ 1,891,772     $   147,571    $ 2,502,179
                                   ===========    ===========    ===========    ===========     ===========    ===========

                   The accompanying notes are an integral part
                     of the condensed financial statements

                       NORLAND CORPORATION AND SUBSIDIARY

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
               for the three months ended March 31, 1997 and 1996

                                   (Unaudited)

                               ------------------

                                                                  1997        1996
                                                               ---------   ---------
Cash flows from operating activities:
   Net income                                                  $  34,830   $ 268,439
                                                               ---------   ---------
   Adjustments to reconcile net income to net cash
   provided by operations:
   Depreciation and amortization expense                          20,400      22,191
   Loss on disposition of property, plant and equipment
   Changes in:
   Accounts receivable                                           618,167    (399,551)
   Inventories                                                  (772,644)   (394,404)
   Prepaid expenses and other current assets                     (53,164)    (14,516)
   Income taxes recoverable                                           58        --
   Accounts payable                                               28,922     661,811
   Accrued liabilities                                            58,851     (28,597)
                                                               ---------   ---------

          Total adjustments                                      (99,410)   (153,066)
                                                               ---------   ---------

         Net cash (used in) provided by operating activities     (64,580)    115,373
                                                               ---------   ---------

Cash flows from investing activities:
      Purchases of property and equipment                        (73,246)    (14,248)
                                                               ---------   ---------

      Net cash used in investing activities                      (73,246)    (14,248)
                                                               ---------   ---------

Cash flows from financing activities:
      Proceeds from product development loan - affiliate         229,761      27,387
      Payments on capital lease obligations                       (1,263)     (4,253)
      Repayment of product development loan - affiliate          (13,110)       --
      Payments on note payable - bank                               --      (120,000)
                                                               ---------   ---------

         Net cash provided by (used in)  financing activities    215,388     (96,866)

Effect of exchange rate changes on cash                             (329)        (58)
                                                               ---------   ---------

Net increase in cash                                              77,233       4,201

Cash at beginning of period                                       39,225      45,383
                                                               ---------   ---------

Cash at end of period                                          $ 116,458   $  49,584
                                                               =========   =========

                   The accompanying notes are an integral part
                     of the condensed financial statements.

                       NORLAND CORPORATION AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                            March 31, 1997, and 1996

                                   (Unaudited)

1.    Basis of Presentation

      The financial information included herein has been prepared by management without audit by independent certified public accountant who do not express an opinion thereon. The information furnished herein includes all adjustments which are, in the opinion of management, necessary for a fair statement of financial position and the results of operations as of and for the three months ended March 31, 1997 and 1996, and all such adjustments are of a normal recurring nature. Management recommends the accompanying financial information be read in conjunction with Norland Corporation's audited financial statements and related notes set forth elsewhere herein.

      The results for the three-month period ended March 31, 1997 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 1997.

2.    Inventories

      As of March 31, 1997, inventories consists of the following:

      Finished goods                                         $  152,595
      Work-in-process                                           223,240
      Raw materials                                           2,450,284
                                                             ----------
                                                             $2,826,119
                                                             ==========

      Inventories are stated at the lower of cost or net realizable value, with cost determined on a first-in, first-out basis.

                          NORLAND MEDICAL SYSTEMS, INC.

           UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial statements give effect to the acquisition by Norland Medical Systems, Inc. (the "Company" or "NMS") of the stock of Norland Corporation ("Norland Corp.") under the purchase method of accounting. These pro forma financial statements are not necessarily indicative of the operating results that might have been achieved had the acquisition occurred as of the beginning of fiscal 1996, nor are they necessarily indicative of operating results which may be achieved in the future.


An unaudited pro forma condensed combined balance sheet is provided as of March 31, 1997, giving effect to the acquisition as though it had been consummated on that date. Unaudited pro forma combined condensed income statements are provided for the year ended December 31, 1996 and for the three months ended March 31, 1997, giving effect to the acquisition as though it had occurred on January 1, 1996, but before a nonrecurring charge for in-process research and development.


Pro forma adjustments include fair value adjustments required under purchase accounting for the acquired assets and liabilities of Norland Corp. and are subject to revision when final analyses of such values are completed. In management's opinion, such adjustments are not expected to materially differ from the final fair value adjustments.

The unaudited pro forma condensed combined financial statements are derived from the historical audited financial statements and notes of the Company and Norland Corp., and should be read in conjunction with the Company's separate 1996 Annual Report and Form 10-K, incorporated herein by reference, and with Norland Corp.'s audited financial statements for 1996 and 1995, included herein.

                          NORLAND MEDICAL SYSTEMS, INC.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET


                                 March 31, 1997

                                   (Unaudited)
                                     -------

                                                               Historical
                                                     ------------------------------
                                                     Norland Medical     Norland          Pro Forma           Note        Pro Forma
                                                      Systems, Inc.    Corporation       Adjustments          Ref.        Combined
                                                      ------------     ------------      -----------      -----------  ------------
                    ASSETS

Current assets:
    Cash and cash equivalents                         $  6,561,392     $    116,458     $ (1,250,000)         (a)      $  5,427,850
    Investment                                           1,977,599             --               --                        1,977,599
    Accounts receivable                                  9,921,516        1,637,678       (1,547,318)         (e)        10,011,876
    Inventories                                          2,546,935        2,826,119         (472,654)         (f)         4,900,400
    Current portion of product
      development loan receivable                           31,436             --            (31,436)         (e)              --
    Other                                                1,701,510          480,849             --                        2,182,359
                                                      ------------     ------------      -----------                   ------------
             Total current assets                       22,740,388        5,061,104       (3,301,408)                    24,500,084
                                                      ------------     ------------      -----------                   ------------

Other assets:
    Property and equipment, net                            446,372          237,557             --                          683,929
    Product development loan
       receivable                                          475,000             --           (475,000)         (e)              --
    Other non current assets                               260,000             --               --                          260,000
    Goodwill, net                                        3,142,607             --          6,400,517          (c)         9,543,124
    Other intangible assets, net                         3,201,791             --               --                        3,201,791
                                                      ------------     ------------      -----------                   ------------
             Total other assets                          7,525,770          237,557        5,925,517                     13,688,844
                                                      ------------     ------------      -----------                   ------------
             Total assets                             $ 30,266,158     $  5,298,661     $  2,624,109                   $ 38,188,928
                                                      ============     ============      ===========                   ============

             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                  $  2,522,675     $  2,071,316     $ (1,547,318)         (e)      $  3,046,673
    Accrued expenses                                       749,379          213,914          350,000          (c)         1,313,293
    Current portion of product
      development loan payable                                --             31,436          (31,436)         (e)              --
                                                      ------------     ------------      -----------                   ------------
             Total current liabilities                $  3,272,054        2,316,666       (1,228,754)                     4,359,966
                                                      ------------     ------------      -----------                   ------------

Other liabilities:
    Note payable, net of discount                             --               --         14,486,862          (a)        14,486,862
    Product development loan  payable                         --            475,000         (475,000)         (e)              --
    Other liabilities                                         --              4,816          715,834          (c)           720,650
                                                      ------------     ------------      -----------                   ------------
             Total other liabilities                          --            479,816       14,727,696                     15,207,512
                                                      ------------     ------------      -----------                   ------------

Common stock                                                 3,574            8,457           (8,457)         (b)             3,574
Additional paid-in capital                              22,158,189          454,379         (454,379)         (b)        22,158,189
Retained earnings (deficit)                              4,832,341        1,891,772      (10,264,426)     (b),(d),(f)    (3,540,313)
Foreign currency translation adjustment                       --            147,571         (147,571)         (b)              --
                                                      ------------     ------------      -----------                   ------------
             Total stockholders' equity                 26,994,104        2,502,179      (10,874,833)                    18,621,450
                                                      ------------     ------------      -----------                   ------------

             Total liabilities and
                stockholders' equity                  $ 30,266,158     $  5,298,661     $  2,624,109                   $ 38,188,928
                                                      ============     ============      ===========                   ============


    See notes to unaudited pro forma combined condensed financial statements.

                          NORLAND MEDICAL SYSTEMS, INC.

                PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME


                                   (Unaudited)
                                    ---------

                                                          For the year ended December 31, 1996
                                          -------------------------------------------------------------------------
                                                     Historical
                                          -----------------------------
                                          Norland Medical    Norland        Pro Forma       Note         Pro Forma
                                           Systems, Inc.   Corporation     Adjustments      Ref.         Combined
                                           ------------    ------------   -------------    ------      ------------

Total revenues                             $ 25,309,977    $ 13,138,280   $(13,489,603)      (f)       $ 24,958,654
                                           ------------    ------------   -------------                ------------

Expenses (income):
    Cost of revenue                          16,248,469       9,008,969    (13,119,928)      (f)         12,137,510
    Sales and marketing expense               3,505,666            --             --                      3,505,666
    General and administrative expense        2,570,212         732,897        426,701       (g)          3,729,810
    Research and development expense               --         1,016,801           --                      1,016,801
    Other (income) expense                     (703,744)         69,116      1,388,200       (h)            753,572
                                           ------------    ------------   -------------                ------------
             Total expenses                  21,620,603      10,827,783    (11,305,027)                  21,143,359
                                           ------------    ------------   -------------                ------------

Income from continuing operations
    before income taxes and non
    recurring charge for in-process
    research and development                  3,689,374       2,310,497     (2,184,576)                    3,815,295

    (Provision) benefit for income taxes     (1,498,000)         33,000        713,697       (i)           (751,303)
                                           ------------    ------------   -------------                ------------

    Income from continuing operations
    before nonrecurring charge for in-
    process research and development       $  2,191,374    $  2,343,497   $ (1,470,879)                $  3,063,992
                                           ============    ============   =============                ============

    Income from continuing operations
    before nonrecurring charge for
    in-process research and
    development per common and
    common equivalent share                $       0.31                                                $       0.43


    Weighted average common and
    common equivalent shares
    outstanding                               7,168,871                                                   7,168,871


                                                     For the three months ended March 31, 1997
                                          ------------------------------------------------------------------------
                                                   Historical
                                          ----------------------------
                                          Norland Medical   Norland        Pro Forma       Note         Pro Forma
                                          Systems, Inc.   Corporation     Adjustments      Ref.         Combined
                                          ------------    ------------   -------------    ------      ------------

Total revenues                            $  5,946,285    $  3,340,883   $ (3,385,053)      (f)       $  5,902,115
                                          ------------    ------------   -------------                ------------

Expenses (income):
    Cost of revenue                          3,384,872       2,653,412     (3,282,074)      (f)          2,756,210
    Sales and marketing expense              1,186,742           --            --                        1,186,742
    General and administrative expense         714,467         196,535        106,675       (g)          1,017,677
    Research and development expense              --           466,824         --                          466,824
    Other (income) expense                    (136,894)          9,282        338,283       (h)            210,671
                                          ------------    ------------   -------------                ------------
             Total expenses                  5,149,187       3,326,053     (2,837,116)                   5,638,124
                                          ------------    ------------   -------------                ------------

Income from continuing operations
    before income taxes and non                                                                            263,991
    recurring charge for in-process
    research and development                   797,098          14,830       (547,937)

    (Provision) benefit for income taxes      (324,000)         20,000        179,152       (i)           (124,848)
                                          ------------    ------------   -------------                ------------

    Income from continuing operations
    before nonrecurring charge for in-
    process research and development      $    473,098    $     34,830   $   (368,785)                $    139,143
                                          ============    ============   =============                ============

    Income from continuing operations
    before nonrecurring charge
    for in-process research and
    development per common and common
    equivalent share                      $       0.07                                                $       0.02

    Weighted average common and
    common equivalent shares
    outstanding                              7,166,878                                                   7,166,878


    See notes to unaudited pro forma combined condensed financial statements.

                          NORLAND MEDICAL SYSTEMS, INC.

         NOTES TO THE PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                                   (Unaudited)

Basis of Presentation:


1. The unaudited pro forma combined condensed balance sheet reflects the acquisition of Norland Corp. for $17,500,000 under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, Business Combinations, and is presented as though the acquisition had occurred on March 31, 1997. The acquisition agreement requires a cash payment of $1,250,000 at closing and the issuance of a note payable in the amount of $16,250,000 bearing interest at 7% per annum. In accordance with Accounting Principles Board Opinion No. 21, Interest on Receivables and Payables, interest has been imputed at 10% per annum. The acquisition agreement also calls for an additional purchase price of up to $2,500,000 which is contingent upon the Company's total sales for 1997. The amount of any additional purchase price will be determined upon completion of the audit of the Company's financial statements for the year ending December 31, 1997. For each full $1,000,000 of Company 1997 sales above $32,000,000, the Company will be obligated to pay an additional $312,500 in purchase price, up to the maximum additional purchase price of $2,500,000. Any such additional purchase price will be paid by an additional 7% promissory note. The unaudited pro forma combined condensed financial statements do not include any adjustments for this contingent consideration. Any additional purchase price (net of any discount on the Additional Note) will be recorded when the amount is determined and accounted for as additional goodwill.

2. The unaudited pro forma combined condensed income statements for the year ended December 31, 1996 and for the three months ended March 31, 1997 reflect the acquisition as if it had occurred on January 1, 1996, after elimination of all intercompany activity.


3. Earnings per share are based on the weighted average number of shares of NMS Common Stock outstanding, including common stock equivalents.

Notes to Pro Forma Adjustments

The pro forma adjustments have been made to reflect the following:

(a) Adjustment to reflect the payment of $1,250,000 in cash and the issuance of a note payable for $16,250,000 in exchange for Norland Corp.'s issued and outstanding stock. The note is shown as $14,486,862, which is net of a discount of $1,763,138 arising from a difference between the note's stated interest rate of 7% per annum and the prevailing market rate of 10% per annum.


(b) Adjustment to reflect the elimination of the following Norland Corp. equity accounts as of March 31, 1997:

            Common Stock                                  $   8,457
            Additional paid-in capital                      454,379
            Retained earnings                             1,891,772
            Foreign currency translation adjustment         147,571

                          NORLAND MEDICAL SYSTEMS, INC.


         NOTES TO THE PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS,
                                    CONTINUED


                                   (Unaudited)



(c) Adjustment to record the purchase price allocation, including goodwill and in-process research and development charge, calculated as follows:

            Purchase price, net of discount of $1,763,138       $15,736,862
            Net assets acquired, at fair value                   (2,502,179)
            In-process research and development                 (7,900,000)
            Deferred income tax liability                           715,834
            Acquisition costs                                       350,000
                                                                -----------
                       Goodwill                                 $ 6,400,517
                                                                ===========


            Acquisition costs are primarily legal, accounting and investment banking fees directly related to the transaction.


(d) Adjustment to record the purchase price allocation for in-process research and development costs totaling $7,900,000. Norland Corp.'s research and development efforts, which are directed at an alteration, adaptation of, or enhancements to existing products and technologies, have not achieved technological feasibility and have no future alternative uses. These products are expected to appeal to a broader customer base and retain the Company's competitive position in the marketplace. The research and development effort will be completed in stages during ensuing periods and will be funded from the Company's ongoing operations and working capital. This adjustment is not reflected in the unaudited pro forma combined condensed income statement as it represents a non-recurring charge directly related to the acquisition. This charge, amounting to $1.10 per share, will be reflected in the Company's financial statements for the period during which the acquisition is consummated.

(e) Adjustment to eliminate the intercompany account receivable and account payable of $1,547,318, and current and long-term portions of the Product Development Loan of $31,436 and $475,000, respectively.

(f) Adjustment to eliminate the intercompany sales of $13,489,603 for the year ended December 31, 1996 and $3,385,053 for the three months ended March 31, 1997, cost of sales of $13,119,928 for the year ended December 31, 1996 and $3,282,074 for the three months ended March 31, 1997 and $472,654 of gross profit included in the Company's ending inventory as of March 31, 1997, of which $369,675 relates to the year ended December 31, 1996 and $102,979 relates to the three months ended March 31, 1997.

(g) Adjustment to reflect amortization expense of $426,701 for the year ended December 31, 1996 and $106,675 for the three months ended March 31, 1997 related to goodwill based on a period of 15 years.

(h) Adjustment to reflect interest expense and amortization of the discount on the note payable using the effective interest method of $1,388,200 for the year ended December 31, 1996 and $338,283 for the three months ended March 31, 1997.


(i) The income tax benefit calculated based on the income tax impact of the pro forma adjustments at the combined effective federal and state income tax rate of 40.6% after taking into consideration the nondeductible goodwill amortization and the imputed interest expense in excess of 7%.

                                                                         Annex A

================================================================================

                            STOCK PURCHASE AGREEMENT


                                     between


                          NORLAND MEDICAL SYSTEMS B.V.


                                       and


                          NORLAND MEDICAL SYSTEMS, INC.


                                February 26, 1997


================================================================================

                                TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----
ARTICLE 1.     Sale and Purchase of the Shares; Purchase Price; Closing...................   1
               SECTION 1.01.  Sale and Purchase of the Shares.............................   1
               SECTION 1.02.  Purchase Price; Purchase Note; Additional Purchase Price....   1
               SECTION 1.03.  Closing.....................................................   3
               SECTION 1.04.  Further Assurances..........................................   4

ARTICLE 2.     Representations and Warranties by Seller...................................   4
               SECTION 2.01.  Incorporation, Existence, Etc...............................   4
               SECTION 2.02.  Capital Stock...............................................   4
               SECTION 2.03.  Authorization...............................................   5
               SECTION 2.04.  Non-Contravention...........................................   5
               SECTION 2.05.  Consents, Etc...............................................   6
               SECTION 2.06.  Financial Statements........................................   6
               SECTION 2.07.  No Material Adverse Change..................................   6
               SECTION 2.08.  Government Authorization and Compliance with Laws...........   6
               SECTION 2.09.  Company Actions.............................................   8
               SECTION 2.10.  Undisclosed Liabilities.....................................   8
               SECTION 2.11.  Tax Matters.................................................   8
               SECTION 2.12.  Title to Properties; Absence of Liens and Encumbrances, Etc.   9
               SECTION 2.13.  Agreements, Etc.............................................   9
               SECTION 2.14.  Litigation, Etc.............................................  10
               SECTION 2.15.  Labor Controversies.........................................  10
               SECTION 2.16.  Trade Names, Trademarks, Etc................................  10
               SECTION 2.17.  Employee Benefit Plans......................................  11
               SECTION 2.18.  Insurance...................................................  12
               SECTION 2.19.  Schedules and Other Information.............................  12

ARTICLE 3.     Representations and Warranties by Buyer....................................  12
               SECTION 3.01.  Incorporation, Existence, Etc...............................  12
               SECTION 3.02.  Authorization...............................................  12
               SECTION 3.03.  Consents, Etc...............................................  13
               SECTION 3.04.  Litigation, Etc.............................................  13
               SECTION 3.05.  Non-Contravention...........................................  13
               SECTION 3.06.  Investment..................................................  14

ARTICLE 4.     Additional Covenants and Agreements........................................  14
               SECTION 4.01.  Conduct of Business.........................................  14
               SECTION 4.02.  Amending Schedules, Etc.....................................  16
               SECTION 4.03.  Regulatory Consents, Authorizations, Etc....................  16
               SECTION 4.04.  Investigation, Etc..........................................  17
               SECTION 4.05.  Negotiations with Others....................................  17
               SECTION 4.06.  Public Announcements........................................  17

               SECTION 4.07.  Meeting of Stockholders.....................................  18

ARTICLE 5.     Conditions to the Closing..................................................  18
               SECTION 5.01.  Conditions to the Closing Relating to Buyer.................  18
               SECTION 5.02.  Conditions to the Closing Relating to Seller................  21

ARTICLE 6.     Termination and Abandonment................................................  23
               SECTION 6.01.  Termination and Abandonment.................................  23
               SECTION 6.02.  Effect of Termination.......................................  23

ARTICLE 7.     Indemnification............................................................  24
               SECTION 7.01.  Definitions.................................................  24
               SECTION 7.02.  Buyer.......................................................  24
               SECTION 7.03.  Seller......................................................  25
               SECTION 7.04.  Limitations.................................................  25
               SECTION 7.05.  Notices.....................................................  26

ARTICLE 8.     Registration Rights........................................................  27
               SECTION 8.01.  Definitions.................................................  27
               SECTION 8.02.  Incidental Registration.....................................  28
               SECTION 8.03.  Registration Procedures and Expenses........................  28
               SECTION 8.04.  Indemnification.............................................  30

ARTICLE 9.     Miscellaneous..............................................................  32
               SECTION 9.01.  Beneficiaries...............................................  32
               SECTION 9.02.  Amendments; Waivers; Etc....................................  32
               SECTION 9.03.  Notices.....................................................  32
               SECTION 9.04.  Brokers.....................................................  34
               SECTION 9.05.  Counterparts................................................  34
               SECTION 9.06.  Headings....................................................  34
               SECTION 9.07.  Expenses....................................................  34
               SECTION 9.08.  Survival of Representations and Warranties..................  34
               SECTION 9.09.  Severability................................................  35
               SECTION 9.10.  Miscellaneous...............................................  35

                                    Exhibits

               Exhibit A            Note
               Exhibit B            Additional Note
               Exhibit C            Pledge Agreement
               Exhibit D            Amended Distribution Agreement

                            STOCK PURCHASE AGREEMENT

      STOCK PURCHASE AGREEMENT dated as of February 26, 1997, by and between NORLAND MEDICAL SYSTEMS B.V., a Netherlands corporation ("Seller"), and NORLAND MEDICAL SYSTEMS, INC., a Delaware corporation ("Buyer").

                              W I T N E S S E T H:

      WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding shares of Common Stock, $1.00 par value (the "Shares"), of Norland Corporation, a Wisconsin corporation (the "Company"); and

      WHEREAS, the Board of Directors of Buyer, based upon the unanimous recommendation of a special committee of directors of Buyer (the "Special Committee"), deems it advisable and in the best interests of the stockholders of Buyer that Buyer purchase the Shares, and the Board of Directors has unanimously approved the purchase of the Shares by Buyer upon the terms and subject to the conditions set forth herein; and

      WHEREAS, the sale of the Shares to Buyer upon the terms and subject to the conditions set forth herein has been unanimously approved by the Managing Directors and the shareholders of Seller; and

      WHEREAS, Buyer desires to purchase the Shares from Seller, and Seller desires to sell the Shares to Buyer, all on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereby agree as follows:

ARTICLE 1.  Sale and Purchase of the Shares; Purchase Price; Closing.

            SECTION 1.01 Sale and Purchase of the Shares.

            Subject to the terms and conditions herein set forth, at the Closing (as defined below), Seller agrees to sell the Shares to Buyer, and Buyer agrees to purchase the Shares from Seller.

            SECTION 1.02 Purchase Price; Purchase Note; Additional Purchase
Price.

            (a) The aggregate purchase price (the "Purchase Price") to be paid by Buyer for the Shares shall be $17,500,000 plus the amount of any Additional Purchase Price (as defined in Section 1.02(c) hereof). The $17,500,000 portion of the Purchase Price shall be paid at the Closing as follows: (i) $1,250,000 in cash; and (ii) the balance of $16,250,000 by Buyer's promissory note in the form of Exhibit A attached hereto (the "Purchase Note"). The Additional Purchase Price will be determined at a later date, as provided below, in order to more accurately reflect the value of the Company as of the time of the Closing.

            (b) The Purchase Note shall bear interest at the rate of 7% per annum, payable in cash quarterly on March 31, June 30, September 30 and December 31 of each year commencing June 30, 1997. The principal amount shall be payable as follows: (i) $1,250,000 shall be due and payable on the date which is six months after the Closing Date (as defined below); and (ii) the entire unpaid principal amount shall be due and payable on the fifth anniversary of the Closing Date (the "Maturity Date"); provided, however, that if the entire principal amount of the Purchase Note is not paid in full on or before the Maturity Date, Buyer may elect to extend the Maturity Date for an additional period of two years (the "Extension Period"). If Buyer so elects to extend the Maturity Date, then effective on the first day of the Extension Period and on the first day of each succeeding six month period during the Extension Period, the interest rate per annum on the Purchase Note shall be increased by one percentage point. Buyer shall have the right at any time and from time to time to prepay the unpaid principal of the Purchase Note, in whole or in part, together with interest on the amount prepaid to the date of prepayment. Except for the $1,250,000 payment due six months after the Closing Date, which shall be paid in cash, Buyer shall have the right to make any payment or prepayment of principal on the Purchase Note by delivering to Seller shares of Buyer's Common Stock registered in Seller's name (the "Payment Shares"). Payment Shares shall, for such purpose, be valued at the average of the closing prices for a share of Buyer's Common Stock on each of the five trading days preceding the date of payment or prepayment (the "Average Closing Price"). Thus, if the Average Closing Price is $10.00 and Buyer delivers 10,000 Payment Shares to Seller as a prepayment of the Purchase Note, the unpaid principal amount of the Purchase Note shall be reduced by $100,000. At the time Buyer issues any Payment Shares to Seller, Buyer shall at Buyer's option either (i) register such issuance under the Securities Act of 1933, as amended, or (ii) grant the piggyback registration rights set forth in Article 8 hereof.

            (c) The Amount of any Additional Purchase Price shall be based upon Buyer's total sales for its year ending December 31, 1997, as shown on its audited consolidated financial statements for such year ("Total Sales"). The following table sets forth the amount of Additional Purchase Price which will be payable by Buyer:

                                                The Additional Purchase
            If Total Sales are:                     Price shall be:
            -------------------                     ---------------
            Less than $33,000,000                   $         0
            $ 33,000,000 - $ 33,999,999                 312,500
              34,000,000 -   34,999,999                 625,000
              35,000,000 -   35,999,999                 937,500
              36,000,000 -   36,999,999               1,250,000
              37,000,000 -   37,999,999               1,562,500
              38,000,000 -   38,999,999               1,875,000
              39,000,000 -   39,999,999               2,187,500
              40,000,000 or more                      2,500,000

The maximum Additional Purchase Price shall be $2,500,000. The Additional Purchase Price shall be payable by Buyer's promissory note in the form of Exhibit B attached hereto (the "Additional Note") in the principal amount equal to the Additional Purchase Price. The Additional Note shall be issued on April 1, 1998. Except for the principal amount and the mandatory $1,250,000 cash prepayment of the Purchase Note due six months after the Closing Date, the terms of the Additional Note will be substantially the same as the terms of the Purchase Note. Buyer shall have the right to make any payment or prepayment of principal of the Additional Note by delivering to Seller Payment Shares valued as provided in Section 1.02(b) hereof.

            (d) The Purchase Note and the Additional Note shall be secured by a pledge of the Shares by Buyer to Seller pursuant to a Pledge Agreement substantially in the form of Exhibit C attached hereto (the "Pledge Agreement").

            SECTION 1.03 Closing.

            Upon fulfillment or waiver of the conditions specified in Sections
5.01 and 5.02 hereof and provided that this Agreement has not been terminated pursuant to Article 6 hereof, a closing (the "Closing") shall take place at the offices of Buyer, 106 Corporate Park Drive, Suite 106, White Plains, New York 10604, or at such other place as Seller and Buyer may agree. The actual date of the Closing shall be referred to as the "Closing Date." Subject to the conditions set forth herein, at the Closing (a) Seller shall deliver to Buyer one or more stock certificates representing the Shares, duly endorsed, with all necessary stock transfer stamps attached thereto and canceled, or accompanied by one or more stock powers duly endorsed, transferring the Shares to Buyer, and
(b) Buyer shall deliver to Seller $1,250,000 in immediately available funds and the executed Purchase Note.

            SECTION 1.04 Further Assurances.

            Following the Closing, each party, at the request of the other party, shall execute and deliver such further documents and take such reasonable action as may be necessary or appropriate (i) to confirm the sale, transfer, assignment, conveyance and delivery of the Shares, (ii) to vest in Buyer all of Seller's right, title and interest to the Shares or (iii) to vest in Seller proper title and rights to the Purchase Note and the Additional Note.

ARTICLE 2.  Representations and Warranties by Seller.

            Seller represents and warrants to Buyer as follows:

            SECTION 2.01 Incorporation, Existence, Etc.

            The Company owns all of the issued and outstanding stock of Norland Scientific Instruments, B.V., a Netherlands corporation (the "Subsidiary"). The Subsidiary is in the process of being liquidated. Each of the Company and the Subsidiary is a corporation duly incorporated, and validly existing under the laws of the State of Wisconsin and of the Netherlands, respectively, with all requisite corporate power and authority to own, operate and lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business in such other jurisdictions, if any, in which the conduct of its business or the ownership or leasing of its property requires such qualification and where the failure to so qualify would have a material adverse effect on its business, property or assets. The copies of the Articles of Incorporation and By-laws of the Company and the Subsidiary, as amended to date, which have been delivered to Buyer are complete and correct, and such instruments, as so amended, are in full force and effect at the date hereof. Except for the Subsidiary, the Company and the Subsidiary have no subsidiaries and no equity interest in any other corporation or entity.

            SECTION 2.02 Capital Stock.

            The authorized capital stock of the Company consists of 58,500 shares of Common Stock, $1.00 par value ("Common Stock"), of which 8,457 Shares have been duly and validly issued and are outstanding, fully paid and, except as provided by Section 180.0662(2)(b) of the Wisconsin Business Corporation Law, nonassessable, 3,000 shares of Nonvoting Common Stock, par value $1.00 per share ("Nonvoting Common Stock"), none of which are issued our outstanding, and 1,500 shares of Class A Convertible Preferred Stock, $1.00 par value ("Class A Preferred Stock"), none of which are issued or outstanding. No shares of Common Stock are held in the treasury of the Company. Seller is the lawful record and beneficial owner of all of the Shares, with good and marketable title thereto, free and clear of all liens and encumbrances, claims and other charges thereon of any kind, except as provided by Section 180.0662(2)(b) of the Wisconsin Business Corporation Law. The authorized capital stock of the Subsidiary consists of 2,000 shares of common stock, of which 510 shares have been duly and validly issued and are outstanding, fully paid and nonassessable (the "Subsidiary Shares"). The Company is the lawful, record and beneficial owner of all of the Subsidiary Shares, with good and marketable title thereto, free and clear of all liens and encumbrances, claims and other charges thereon of any kind. Seller has the full legal power to transfer and deliver the Shares in accordance with this Agreement, and delivery of the Shares to Buyer pursuant hereto will convey good and marketable title, free and clear of all liens and encumbrances, claims and other charges thereon of any kind, except as provided by Section 180.0662(2)(b) of the Wisconsin Business Corporation Law. There are no preemptive or first refusal rights to purchase or otherwise acquire shares of capital stock of the Company or the Subsidiary pursuant to any provision of law or the Articles or By-laws of the Company or the Subsidiary or by agreement or otherwise. There are no outstanding warrants, options or other rights to subscribe for or purchase from Seller, the Company or the Subsidiary any shares of capital stock of the Company or the Subsidiary or any securities convertible into or exchangeable for such shares.

            SECTION 2.03 Authorization.

            Seller is a corporation duly incorporated, validly existing and in good standing under the laws of The Netherlands, with all requisite corporate power and authority to own, operate and lease all of its properties and assets and to carry on its business as it is now being conducted, and to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated on its part hereby have been duly authorized by all requisite corporate action and no further corporate authorization on the part of Seller is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

            SECTION 2.04 Non-Contravention.

            Except as set forth on Schedule 2.04 hereto, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not: (i) violate or result in the breach of any of the terms, provisions or conditions of, or constitute a default under, the Articles of Incorporation or By-laws of Seller, the Company or the Subsidiary, or any material contract, agreement, lease, commitment, indenture, mortgage, pledge, note, license or other material instrument or obligation to which Seller, the Company or the Subsidiary or any of their properties or assets may be bound or affected; (ii) violate any law, rule or regulation, or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Seller, the Company or the Subsidiary; or (iii) result in the creation or imposition of any security interest, charge, lien, encumbrance, commitment, pledge, option, claim, restriction or right, including rights of termination or cancellation in or with respect to, or otherwise materially and adversely affect, any of the properties, assets or business of Seller, the Company or the Subsidiary.

            SECTION 2.05 Consents, Etc.

            Except as set forth on Schedule 2.05 hereto, no consent, authorization, order or approval of, or declaration, notice, filing or registration with, any governmental or regulatory authority or any other person or entity on the part of Seller, the Company or the Subsidiary is required for or in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

            SECTION 2.06 Financial Statements.

            Seller has previously furnished Buyer with true and complete copies of the unaudited consolidated balance sheets of the Company and the Subsidiary as of December 31, 1996, 1995 and

1994, and the related unaudited statements of operations and cash flow statements for the years ended December 31, 1996, 1995 and 1994 (collectively, the "Company Financial Statements"). The Company Financial Statements have been prepared in conformity with the books and records of the Company, have been prepared in conformity with generally accepted accounting principles consistently applied and present fairly the financial position and results of operation of the Company and the Subsidiary as of such dates and for the respective periods then ended.

            SECTION 2.07 No Material Adverse Change.

            Except as set forth on Schedule 2.07 hereto, since December 31, 1996, there has been no change in the financial condition of the Company or the Subsidiary as shown on the consolidated balance sheet of the Company as at such date other than changes occurring in the ordinary course of business, which changes have not in the aggregate materially adversely affected the assets, liabilities, business, results of operations or financial condition of the Company or the Subsidiary, taken as a whole.

            SECTION 2.08 Government Authorization and Compliance with Laws.

            (a) Except as set forth on Schedule 2.08 hereto, (i) the business of the Company and the Subsidiary has been operated in compliance with all applicable laws, orders and regulations of all applicable governmental entities, except for violations which do not have a material adverse effect on the business, assets, financial condition or results of operation of the Company and the Subsidiary taken as a whole; (ii) each of the Company and the Subsidiary has all permits, certificates, licenses, approvals and other authorizations (collectively, "Permits") required in connection with the operation of its business, except for such Permits that the failure to obtain or maintain in full force and effect would not have a material adverse effect on the business, assets, financial condition or results of operation of the Company and the Subsidiary taken as a whole; and (iii) no notice has been received and, to the knowledge of the Company or Seller, no investigation or review is pending or is contemplated or threatened by any governmental entity or agency (A) with respect to any alleged violation by the Company or the Subsidiary of any law, order or regulation of any governmental entity or agency, or (B) with respect to any alleged failure to have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of the Company or the Subsidiary.

            (b) Except as disclosed on Schedule 2.08:

                  (i) There is no administrative or government agency proceeding pending or, to the knowledge of the Company or Seller, threatened against the Company in connection with the Company's products or devices or the design, development, production, marketing, packaging, distribution or sale of such products or devices.

                  (ii) There are no pending product recalls, market withdrawals, safety alerts or other corrective action taken or to be taken, whether voluntary or involuntary, with respect to any of the Company's products or devices.

                  (iii) To the knowledge of the Company or Seller, there are no pending investigations of the Company by any administrative or governmental agency or authority concerning whether or not to undertake any product recalls, market withdrawals, safety alerts or other corrective action.

                  (iv) There is no pending correspondence between the Company and any federal, state, local or foreign governmental agency or authority, or action taken or to be taken by any federal, state, local or foreign governmental agency or authority, regarding any defect, failure, deficiency or non-compliance associated with any of the Company's products or devices or the failure to fully comply with any regulatory requirement, including, without limitation, any of the United States Food and Drug Administration ("FDA") Good Manufacturing Practice regulations.

                  (v) All necessary Section 510(k) premarket notifications, medical device reports, and radiological health-related reports as required by the Federal Food, Drug, and Cosmetic Act (the "FFDCA"), and the regulations promulgated thereunder have been filed with the FDA and all necessary premarket notifications have been cleared by the FDA. All of the Company's products and devices are listed on Schedule 2.08.

                  (vi) With respect to all of the Company's products and devices, the Company has fully and completely complied with all applicable federal, state, local and foreign statutory and regulatory requirements and rules relating to the design, development, production, marketing, packaging, distribution and sale thereof, including, without limitation, the FDA Good Manufacturing Practice regulations set forth in 21 C.F.R. Part 820, the medical device reporting requirements set forth in 21 C.F.R. Part 803 and the other applicable FDA rules and regulations.

                  (vii) The Company has maintained all records with respect to the Company's products and devices in full compliance with the applicable FDA rules and regulations.

            SECTION 2.09 Company Actions.

            Except as set forth on Schedule 2.09 hereto, since December 31, 1996, neither the Company nor the Subsidiary has: (i) issued any capital stock, bonds or other corporate securities, (ii) borrowed any amount or incurred or become subject to any liabilities except liabilities incurred, and liabilities under contracts entered into, in the ordinary course of business (excluding liabilities up to an aggregate of $100,000), (iii) declared or made any payment or distribution to shareholders in respect of its capital stock or purchased or redeemed any shares of its capital stock, (iv) reclassified its shares, (v) mortgaged, pledged or subjected to any lien, charge or any other encumbrance any of its assets, tangible or intangible, except for liens arising as a matter of law in the ordinary course of business, including mechanics', carriers', workers', repairers' and other similar liens or liens of real or personal property taxes not yet due and payable, (vi) sold, assigned or transferred any of its tangible assets or canceled any debts or obligations (except in the ordinary course of business), (vii) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets,
(viii) suffered any extraordinary losses (whether or not in the ordinary course of business) or waived any rights of substantial value (other than in the ordinary course of business), (ix) made any changes in officer compensation, (x) made any investment in, advanced any money to, or guaranteed any obligation of, any third person or entity, (xi) changed any accounting principle or method (including, without limitation, inter-company allocations) except as required by a change in generally accepted accounting principles, or (xii) entered into any material transaction other than in the ordinary course of business.

            SECTION 2.10 Undisclosed Liabilities.

            Except as set forth on Schedule 2.10 hereto, to Seller's and the Company's knowledge, there are no liabilities or obligations of the Company or the Subsidiary of any kind whatsoever, whether accrued, absolute, contingent or otherwise, and whether due or to become due which would, either individually or in the aggregate, have a material and adverse effect on the business, assets, financial condition or results of operations of the Company and the Subsidiary taken as a whole, and there is no existing condition known to Seller or the Company which they reasonably believe will result in such liability, other than liabilities reflected or reserved against on the December 31, 1996 balance sheet or liabilities incurred since the date thereof in the ordinary course of business.

            SECTION 2.11 Tax Matters.

            Each of the Company and the Subsidiary has filed (or has extensions in effect for) all federal, state, local, foreign and other tax returns which are required to be filed by it. Each of the Company and the Subsidiary has paid all taxes pursuant to such returns. All monies required to be withheld by the Company and the Subsidiary from employees for income taxes, Social Security and unemployment insurance taxes have been collected or withheld, and either paid to the respective governmental agencies or accrued on the books of the Company and the Subsidiary. The charges, accruals and reserves reflected in the December 31, 1996 consolidated balance sheet in respect of taxes for all fiscal periods for which the statute of limitations has not expired are adequate, and the Seller and the Company do not know of any material unpaid assessment or proposal by any taxing authority for additional taxes for which the Seller or the Company or the Subsidiary does not have adequate reserves for any such fiscal period.

            SECTION 2.12 Title to Properties; Absence of Liens and Encumbrances, Etc.

            Each of the Company and the Subsidiary has good and marketable title to all of its properties and assets shown on the December 31, 1996 balance sheet and all assets and properties acquired since the date of such balance sheet, except for such properties or assets which have been disposed of in the ordinary course of business, free and clear of any liens, charges, pledges, security interests or other encumbrances of any nature whatsoever, except as set forth on
Schedule 2.12 hereto. Except as set forth on Schedule 2.12 hereto, there is not under any material lease by which the Company or the Subsidiary is bound any existing default, or any condition, event or act which with notice or lapse of time or both would constitute such a default, the consequences of which would permit. the acceleration of payments due under, or the termination of, any such lease.

            SECTION 2.13 Agreements, Etc.

            Except as set forth on Schedule 2.13 hereto, neither the Company nor the Subsidiary is a party to or is bound by any Material Agreement. As used herein, the term "Material Agreement" shall mean (i) all agreements, contracts, arrangements, commitments, understandings or obligations, oral or written, of the Company or the Subsidiary, including all such items relating to the purchase of goods and materials used by the Company or the Subsidiary in its business, which involves the payment by the Company or the Subsidiary of $50,000 or more;
(ii) all material leases of real property, franchises and licensing and distribution agreements to which the Company or the Subsidiary is a party, either as lessor or lessee; (iii) all bonus, incentive, compensation, profit-sharing, retirement, pension, group insurance, death benefit or other fringe benefit plans, deferred compensation and post-termination obligations, trust agreements of the Company and the Subsidiary in effect or under which any amounts remain unpaid on the date hereof or are to become effective after the date hereof; (iv) all collective bargaining agreements with any labor union or other representative of the employees of the Company or the Subsidiary, including local agreements, amendments and supplements, letters and memoranda of understanding of all kinds and all employment and consulting contracts not terminable at will without penalty to which the Company or the Subsidiary is a party; (v) any agreement limiting the freedom of the Company or the Subsidiary to compete in any line of business or with any person; and (vi) all other agreements, contracts, arrangements, commitments, understandings, or obligations of the Company and the Subsidiary, oral or written, in which any officer or director of the Company or the Subsidiary has any interest, direct or indirect. Except as set forth on Schedule 2.13, neither Seller nor the Company has knowledge of any default or written allegation by a third party of a default or state of facts which with notice or lapse of time or both they believe would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any agreement referred to in Schedule 2.13, which default could have a material and adverse effect upon the business, operations, assets or financial conditions of the Company and the Subsidiary taken as a whole.

            SECTION 2.14 Litigation, Etc.

            Except as disclosed on Schedule 2.14 hereto, there is no claim, action, suit, arbitration, investigation or proceeding pending or, to the knowledge of Seller, contemplated or threatened against the Company or the Subsidiary or any of their properties (i) which, if adversely determined, would materially and adversely affect the business or assets or financial condition or results of operations of the Company and the Subsidiary taken as a whole, or
(ii) which seeks to prohibit, restrict or delay the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or any of the conditions to consummation of the transactions contemplated hereby, nor is there any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality, arbitrator or any other person outstanding against the Company having, or which Seller or the Company believes may have, any such effect referred to in clauses (i) or (ii) above. Neither the Company nor the Subsidiary is in default with respect to any order, writ, injunction or decree of any court or other governmental or regulatory authority, agency, commission or official.

            SECTION 2.15 Labor Controversies.

            There are no controversies pending between the Company or the Subsidiary and any of its employees, which controversies affect, or which Seller believes will affect, materially and adversely the business, assets, financial condition or results of operations of the Company and the Subsidiary taken as a whole.

            SECTION 2.16 Trade Names, Trademarks, Etc.

            The Company and the Subsidiary have and own all right, title and interest to, or have a valid license for, the trade names and trademarks listed on Schedule 2.16 hereto. There are no claims or proceedings pending or, to the knowledge of Seller or the Company, threatened against the Company or the Subsidiary asserting that its use of any of the aforementioned properties or rights infringes the rights of any other person, and, to Seller's and the Company's knowledge, neither the Company nor the Subsidiary is infringing on any such rights of any other person.

            SECTION 2.17 Employee Benefit Plans.

            (a) Schedule 2.17 hereto contains a true and complete list of all Benefit Plans. Copies of all written Benefit Plans, written descriptions of all oral Benefit Plans, and all other documentation relating to the Benefit Plans have been delivered or made available to Buyer. Except as disclosed on Schedule 2.17: (i) each Benefit Plan and the administration thereof complies, and has at all times complied, in all material respects with its terms and the requirements of all applicable laws, including ERISA and the Code, and each Benefit Plan intended to qualify under Section 401(a) of the Code has at all times since its adoption been so qualified, and each trust which forms a part of any such plan has at all times since its adoption been tax-exempt under Section 501(a) of the Code; (ii) no Benefit Plan is a "single-employer plan" or a "multiemployer plan" as such terms are defined in Sections 4001(a)(15) and 4001(a)(3) respectively;
(iii) the Company is not a member of a "controlled group" as defined in Section 412(n)(6)(B) of the Code; (iv) the Company has not incurred any liability for any tax imposed under Section 4971 through 4980B of the Code or civil liability under Section 502(i) or (l) of ERISA; (v) no Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of Title I of ERISA or Section 4980B of the Code;
(vi) no benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement; (vii) no suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought against or with respect to any Benefit Plan; and (viii) all contributions to Benefit Plans required to be made under such Benefit Plans as of the Closing Date will have been made, and all benefits accrued under any unfunded Benefit Plan will have been paid, accrued or otherwise adequately reserved in accordance with generally accepted accounting principles as of such date, and the Company will have performed by the Closing Date all obligations required to be performed as of such date under the Benefit Plans.

            (b) As used herein, the following terms shall have the meanings set forth below:

            "Benefit Plan" means any Plan established by the Company or any predecessor or affiliate of any of the foregoing, existing at the Closing Date or prior thereto, to which the Company contributes or has contributed, or any Plan under which any employee, former employee or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has any right to benefits.

            "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, whether formal or informal, and whether maintained for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

            SECTION 2.18 Insurance.

            The Company and the Subsidiary maintain insurance against the hazards and liabilities (including product liability insurance), and in the amount, stated (subject to the deductible amount, specified) in the policies of insurance described on Schedule 2.18 hereto.

            SECTION 2.19. Schedules and Other Information.

            All of the Schedules and other certificates required to be delivered under this Agreement do not and will not contain any statement which is false or misleading with respect to any material fact and do not and will not omit to state a material fact necessary in order to make the statements therein not false or misleading.

ARTICLE 3.  Representations and Warranties by Buyer.

            Buyer represents and warrants to Seller as follows:

            SECTION 3.01 Incorporation, Existence, Etc.

            Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in such other jurisdictions if any, in which the conduct of its business or the ownership or leasing of its property requires such qualification and where the failure to so qualify would have a material adverse effect on its business, property or assets.

            SECTION 3.02 Authorization.

            The execution and delivery by Buyer of this Agreement and the Note and the consummation by Buyer of the transactions contemplated on its part hereby and thereby have been duly authorized by its Board of Directors. This Agreement has been duly executed and delivered by Buyer and, subject to the approval of its stockholders as provided in Section 5.01(l) hereof, is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

            SECTION 3.03 Consents, Etc.

            Except as disclosed on Schedule 3.03 hereto, no consent, authorization, order or approval of, or filing or registration with, any governmental authority or any other person or entity on the part of Buyer is required for or in connection with the execution and delivery of this Agreement or the Note by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby.

            SECTION 3.04 Litigation, Etc.

            There is no claim, action, suit or proceeding pending or, to the knowledge of Buyer, contemplated or threatened against Buyer or any of its properties which seeks to prohibit, restrict or delay consummation of the transactions contemplated hereby or any of the conditions to consummation of the transactions contemplated hereby, nor is there any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality, arbitrator or any other person outstanding against Buyer having, or which Buyer believes may have, any such effect.

            SECTION 3.05 Non-Contravention.

            The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not and will not: (i) violate or result in the breach of any of the terms, provisions or conditions of, or constitute a default under, the Certificate of Incorporation or By-laws of Buyer, or any material contract, agreement, lease, commitment, indenture, mortgage, pledge, note, license or other material instrument or obligation to which Buyer or any of its properties or assets may be bound or affected; (ii) violate any law, rule or regulation, or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Buyer; or (iii) result in the creation or imposition of any security interest, charge, lien, encumbrance, commitment, pledge, option, claim, restriction or right, including rights of termination or cancellation in or with respect to, or otherwise adversely affect, any of the properties, assets or business of Buyer.

            SECTION 3.06 Investment.

            Buyer is acquiring the Shares pursuant to this Agreement for its own account for investment and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and the Shares will not be sold except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from registration under the Securities Act and any applicable state securities laws.

ARTICLE 4.  Additional Covenants and Agreements.

            SECTION 4.01 Conduct of Business.

            During the period from the date hereof to the Closing Date, Seller shall and shall cause the Company and the Subsidiary to perform each of the following covenants:

            (a) Operations in the Ordinary Course of Business.

            Except as described on Schedule 4.01(a) hereto, each of the Company and the Subsidiary shall (i) conduct its operations according to its ordinary and usual course of business; (ii) use its reasonable best efforts to preserve intact its business organization, keep available the services of its officers and employees, and maintain satisfactory relationships with licensors, suppliers, distributors, customers and others having business relationships with it; and (iii) perform its obligations in all material respects under all contracts and agreements by which it is bound.

            (b) Forbearances.

            Except as described on Schedule 4.01(b) hereto, and except as affected by transactions contemplated by this Agreement, neither the Company nor the Subsidiary shall, without the prior written consent of Buyer:

            (i) incur any debt, liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, other than (i) current liabilities incurred in the ordinary and usual course of business, and
      (ii) other liabilities not exceeding $100,000 in the aggregate, or pay any debt, liability or obligation other than such liabilities;

            (ii) assume, guarantee, endorse or otherwise become responsible for the obligations of any other person or entity, or make any loans or advances to any person or entity, except in the ordinary and usual course of business;

            (iii) declare, set aside or pay any dividend (whether in cash, capital stock or property) with respect to its capital stock, or declare or make any distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of capital stock, or split, combine or otherwise similarly change the outstanding shares of its capital stock, or authorize the creation or issuance of or issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from it, any shares of its capital stock;

            (iv) mortgage, pledge or subject to any lien or otherwise encumber any of its properties or assets except for liens arising as a matter of law in the ordinary course of business, including mechanics' liens and liens for real or personal property taxes not yet due and payable;

            (v) sell, lease, transfer or dispose of any of its properties or assets, waive or release any rights of material value, or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it, except in the ordinary and usual course of business;

            (vi) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation, except in the ordinary and usual course of business;

            (vii) other than in the ordinary and usual course of business, enter into or terminate any contract or agreement, or make any material change in any of its contracts or agreements;

            (viii) amend any employee benefit plan other than as required by law, or increase in any manner the compensation or fringe benefits of any of its officers or employees, or pay or agree to pay any bonus or pension or retirement allowance not required by any existing plan or agreement to any such officers or employees, or commit itself to or enter into any employment agreement or any incentive compensation, deferred compensation, profit sharing, stock option, stock purchase, savings, consultant, retirement, pension or other "fringe benefit" plan or arrangement with or for the benefit of any officer, employee or other person;

            (ix) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination or cancellation replacement policies providing substantially the same coverage are in full force and effect;

            (x) amend its Articles of Incorporation or By-laws;

            (xi) make any material alteration in the manner of keeping its books, accounts or records, or in the accounting practices therein reflected;

            (xii) merge or consolidate with, or otherwise agree to be acquired by, any other corporation or business entity, acquire control of any other corporation or business entity, or take any steps incident to, or in furtherance of, any of such actions, whether by soliciting or negotiating, directly or indirectly, or by entering into an agreement providing therefor or otherwise;

            (xiii) sell, assign or transfer any patents, trademarks, trade names, copyrights or any other intangible assets material to its business; or

            (xiv) enter into an agreement to do any of the things described in clauses (i) through (xiii).

            SECTION 4.02 Amending Schedules, Etc.

            If, by virtue of (a) any matter arising after the execution and delivery of this Agreement, or (b) matters omitted from the original Schedules to this Agreement because Seller was not aware of such matters or the significance thereof, Seller shall determine that any of the representations and warranties or Schedules of Seller are inaccurate in any material respect, then Seller shall give prompt written notice thereof to Buyer, which notice shall include the necessary supplements or amendments to the Schedules to this Agreement. Buyer shall have the right, in its reasonable discretion, by written notice to Seller given within ten days from the receipt by Buyer of any such notice from Seller, to terminate this Agreement, in which event there shall be no further liability on the part of either party with respect to this Agreement. The failure of Buyer to so terminate this Agreement within ten days from the receipt of any such notice from Seller shall be deemed a waiver by Buyer of any termination or other right accruing to Buyer by reason of the matters disclosed in such notice.

            SECTION 4.03 Regulatory Consents, Authorizations, Etc.

            Each party hereto will use its reasonable best efforts to obtain all consents, authorizations, orders and approvals of and make all filings and registrations with, any governmental commission, board or other regulatory authority required for, or in connection with, the performance by such party of this Agreement and the consummation by such party of the transactions contemplated hereby and will cooperate fully with each other party in assisting such other party to obtain such consents, authorizations, orders and approvals. No party hereto will take any action which is intended to delay, impair or impede the receipt of any required regulatory approvals.

            SECTION 4.04 Investigation, Etc.

            Seller has permitted and agrees to further permit Buyer and Buyer's counsel, accountants, investment advisors and other representatives to have, or cause them to be permitted to have until the Closing, at Buyer's expense, access to the premises, books and records of the Company at reasonable hours on reasonable notice to the Company and Seller, and to cause the officers of the Company to furnish such financial and operating data and other information with respect to its business and properties being investigated as from time to time shall be reasonably requested. Seller will permit Buyer and its authorized representatives, including the auditing firm of Buyer, to review the workpapers of the auditing firm of the Company relating to their examinations of the financial statements of the Company. Buyer covenants and agrees (a) between the date hereof and the Closing Date or should this Agreement be terminated or abandoned for any reason, to hold all non-public information received by it in connection herewith on a confidential basis, and (b) should this Agreement be terminated or abandoned for any reason, not to use itself or voluntarily disclose to others any such information, to promptly return every document furnished by the other parties in connection herewith and any copies thereof such party may have made and to destroy any summaries, compilations or similar documents such party may have made or derived from such material, and to use its best efforts to have its agents to which it provided information and documents promptly return such documents and copies and to destroy such summaries, compilations or similar documents.

            SECTION 4.05 Negotiations with Others.

            During the period from the date of this Agreement to the Closing Date or the earlier termination of this Agreement, neither Seller, the Company nor the Subsidiary shall, directly or indirectly, without the prior written consent of Buyer, initiate or continue discussions or engage in negotiations with any corporation, partnership, person or other entity or group (other than Buyer) concerning any possible proposal regarding a sale of capital stock of the Company or the Subsidiary or a merger, sale of material assets or similar transaction involving the Company or the Subsidiary or any division or material asset of the Company or the Subsidiary.

            SECTION 4.06 Public Announcements.

            Seller and Buyer agree that they will consult with each other in advance of making any public announcement or press release, or otherwise disclosing any information relating to the execution of this Agreement or any transactions contemplated hereby; provided, however, that each party reserves the right to make such statements as are required, in the opinion of counsel, by the securities law of the United States or any state thereof, or by any applicable law.

            SECTION 4.07. Meeting of Stockholders.

            Buyer will take all actions necessary in accordance with applicable law and its Certificate of Incorporation and By-laws to convene as promptly as practicable a meeting of its stockholders (the "Stockholders Meeting") to consider and vote upon the approval of this Agreement and the purchase of the Shares. As soon as practicable following the date of this Agreement, Buyer shall prepare and file with the Securities and Exchange Commission a proxy statement with respect to the Stockholders Meeting.

ARTICLE 5.  Conditions to the Closing.

            SECTION 5.01 Conditions to the Closing Relating to Buyer.

            Consummation of the purchase of the Shares by Buyer is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

            (a) Representations and Warranties.

            The representations and warranties of Seller contained herein shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated by this Agreement.

            (b) Covenants.

            Seller shall have performed or complied in all material respects with all obligations, agreements and covenants of Seller contained herein to be performed or complied with by Seller prior to or on the Closing Date.

            (c) Certificate.

            Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, certifying as to fulfillment of the matters mentioned in paragraphs (a) and (b) of this Section 5.01.

            (d) Opinions of Counsel.

            Buyer shall have received the opinion of counsel to Seller, dated the Closing Date and in form reasonably satisfactory to Buyer, substantially to the effect that:

            (i) Each of the Company and the Subsidiary is a corporation validly existing under the laws of the State of Wisconsin and of the Netherlands, respectively, with all requisite corporate power and authority to own, operate and lease all of its properties and assets and to carry on its business as it is now being conducted.

            (ii) The authorized capital stock of the Company consists of 58,500 shares of Common Stock, of which the 8,457 Shares have been duly and validly issued and are outstanding, fully paid and, except as provided by Section 180.0662(2)(b) of the Wisconsin Business Corporation Law, nonassessable, 3,000 shares of Nonvoting Common Stock, none of which are issued or outstanding, and 1,500 shares of Class A Convertible Preferred Stock, none of which are issued or outstanding. Seller is the record owner of all of the Shares. Seller has the full legal power to transfer and deliver the Shares in accordance with this Agreement, and delivery of the Shares to Buyer pursuant hereto will convey good and marketable title, free and clear of all liens and encumbrances, claims and other charges thereon of any kind, except as provided by Section 180.0662(2)(b) of the Wisconsin Business Corporation Law. There are no preemptive or first refusal rights to purchase or otherwise acquire shares of capital stock of the Company pursuant to any provision of law or the Articles or By-laws of the Company.

            (iii) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of The Netherlands, with all requisite corporate power and authority to own, operate and lease all of its properties and assets and to carry on its business as it is now being conducted, and to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated on its part hereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Seller.

            (iv) Except as set forth on Schedule 2.04 hereto, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not: (i) violate or result in the breach of any of the terms, provisions or conditions of, or constitute a default under, the Articles of Incorporation or By-laws of Seller or the Company, or any material contract, agreement, lease, commitment, indenture, mortgage, pledge, note, license or other material instrument or obligation known to such counsel to which Seller or the Company or any of their properties or assets may be bound or affected; or (ii) violate any law, rule or regulation, or, to such counsel's knowledge, any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Seller or the Company.

            (v) Except as set forth on Schedule 2.05 hereto, no consent, authorization, order or approval of, or declaration, notice, filing or registration with, any governmental or regulatory authority on the part of Seller or the Company is required for or in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

            (e) Injunction, Etc.

            No action, suit or proceeding by or before any court or any United States governmental or regulatory authority shall have been commenced or threatened and no investigation by any United States governmental or regulatory authority shall have been commenced or threatened seeking to restrain, prevent or change the purchase and sale of the Shares or any of the transactions contemplated hereby or seeking judgments against the Company, the Subsidiary, Buyer or Seller awarding substantial damages in respect of the transactions contemplated hereby.

            (f) Deliveries.

            All deliveries required to be made under this Agreement to Buyer on or before the Closing Date shall have been received by Buyer.

            (g) Consents.

            Buyer shall have received evidence, reasonably satisfactory to Buyer and its counsel, that all of the consents referred to in Schedules 2.05 and 3.03 hereto have been duly obtained.

            (h) Amended Distribution Agreement.

            Buyer, the Company and Stratec Medizintechnik GmbH shall have entered into an Amended Distribution Agreement substantially in the form of Exhibit D attached hereto (the "Amended Distribution Agreement").

            (i) Non-Compete Agreement.

            Seller shall have confirmed its existing non-competition agreement with Buyer.

            (j) Financial Statements.

            The Buyer shall have received an audited consolidated balance sheets of the Company and the Subsidiary as of December 31, 1996, 1995 and 1994, and the related statements of operations and cash flow statements for the years ended December 31, 1996, 1995 and 1994, prepared in conformity with generally accepted accounting principles consistently applied (the "Audited Financials"), and the Audited Financials shall not differ materially and adversely from the Company Financial Statements referred to in Section 2.06 hereof. The Buyer shall have further received an unaudited consolidated balance sheet of the Company and the Subsidiary as of the date of the most recently ended month prior to the Closing Date or, if the Closing Date is less than two weeks after the end of such month, as of the date of the end of the month immediately preceding such month and related unaudited consolidated statement of operations and cash flow statement for such period.

            (k) Fairness Opinion.

            The written opinion of Advest, Inc., dated the date hereof, to the effect that the sale of the Shares is fair to Buyer from a financial point of view, shall not have been withdrawn or amended or modified in any material respect prior to the Closing Date.

            (l) Stockholder Approval.

            The stockholders of Buyer, including the holders of a majority of the Common Stock of Buyer held by all stockholders other than Reynald G. Bonmati, Hans Schiessl, Norland Partners, L.P.

and Novatech Ventures, L.P., shall have approved this Agreement and the transactions contemplated hereby (the "Buyer Stockholder Approval").

            SECTION 5.02 Conditions to the Closing Relating to Seller.

            Consummation of the sale of the Shares by Seller is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

            (a) Representations and Warranties.

            The representations and warranties of Buyer contained herein shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except as affected by transactions expressed by this Agreement.

            (b) Covenants.

            Buyer shall have performed or complied in all material respects with all obligations, agreements and covenants of Buyer contained herein to be performed or complied with by Buyer prior to or on the Closing Date.

            (c) Certificate.

            Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, certifying as to fulfillment of the matters mentioned in paragraphs (a) and (b) of this Section 5.02.

            (d) Opinion of Counsel.

            Seller shall have received the opinion of counsel to Buyer, dated the Closing Date and in form reasonably satisfactory to Seller, substantially to the effect that:

            (i) Buyer is a corporation validly existing under the laws of the State of Delaware, with all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted.

            (ii) The execution and delivery by Buyer of this Agreement and the Note and the consummation by Buyer of the transactions contemplated on its part hereby and thereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Buyer.

            (iii) Except as disclosed on Schedule 3.03 hereto, no consent, authorization, order or approval of, or filing or registration with, any governmental authority on the part of Buyer is required for or in connection with the execution and delivery of this Agreement or the Note by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby.

            (iv) The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not and will not: (i) violate or result in the breach of any of the terms, provisions or conditions of, or constitute a default under, the Certificate of Incorporation or By-laws of Buyer, or any material contract, agreement, lease, commitment, indenture, mortgage, pledge, note, license or other material instrument or obligation known to such counsel to which Buyer or any of its properties or assets may be bound or affected; or (ii) violate any law, rule or regulation, or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Buyer.

            (e) Injunction, Etc.

            No action, suit or proceeding by or before any court or any United States governmental or regulatory authority shall have been commenced or threatened and no investigation by any United States governmental or regulatory authority shall have been commenced or threatened seeking to restrain, prevent or change the purchase and sale of the Shares or any of the transactions contemplated hereby or seeking judgments against the Company, the Subsidiary, Buyer or Seller awarding substantial damages in respect of the transactions contemplated hereby.

            (f) Deliveries.

            All deliveries required to be made to Seller under this Agreement on or before the Closing Date shall have been received by Seller.

            (g) Consents.

            Seller shall have received evidence, reasonably satisfactory to Seller and its counsel, that all of the consents referred to in Schedules 2.05 and 3.03 hereto have been duly obtained.

            (h) Stockholder Approval.

            The Buyer Stockholder Approval shall have been obtained.

            (i) Pledge Agreement.

            The Pledge Agreement shall have been executed and delivered.

ARTICLE 6.  Termination and Abandonment.

            SECTION 6.01 Termination and Abandonment.

            This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to the Closing Date:

            (a) By mutual consent of both Buyer and Seller;

            (b) By action of Buyer or Seller if the Closing has not been consummated by July 31, 1997; or

            (c) By Buyer or Seller if any action, suit or proceeding shall have been instituted by any person, or, to the knowledge of Buyer or Seller shall have been threatened by any public authority, which seeks to prohibit, restrict or delay consummation of the sale of the Shares or any of the conditions to consummation of the sale of the Shares or to limit in any manner the right of Buyer to control the Company or any material aspect of the business of the Company after the Closing Date, or to subject Buyer or Seller or their respective directors or officers to liability on the ground that it or they have breached any law or regulation or otherwise acted improperly in relation to the transactions contemplated by this Agreement, other than an action, suit or proceeding instituted by a person other than a public authority which, in the opinion of counsel to Buyer and counsel to Seller, does not have a substantial likelihood of success.

            SECTION 6.02. Effect of Termination.

            In the event of the termination and abandonment of this Agreement and the transactions contemplated hereby, this Agreement shall thereafter become void and have no effect, and no party shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, except for the obligations of the parties hereto in Section 4.04 hereof.

ARTICLE 7.  Indemnification.

            SECTION 7.01 Definitions.

            As used in this Article 7, the following terms shall have the following meanings:

            (a) "Litigation Expense" shall mean any court filing fee, court cost, arbitration fee or cost, witness fee and reasonable fees and disbursements of legal counsel and expert witnesses.

            (b) "Loss" shall mean any loss, obligation, claim liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge, other than Litigation Expense.

            (c) "Termination Date" shall mean April 1, 1999.

            (d) "Statute of Limitations Date" shall mean, in the case of any claim described in Section 7.03(b) hereof, 90 days after the expiration of the statute of limitations for assessing deficiencies with respect to the tax which is the subject of such claim (as the same may be extended, by or with the written consent of Seller, which consent shall not be unreasonably withheld, from time to time).

            SECTION 7.02 Buyer.

            Buyer hereby agrees to indemnify, defend and save harmless Seller and its successors and assigns from, against and in respect of:

            (a) any Loss incurred or required to be paid because of the untruth, inaccuracy or breach of any representation or warranty of Buyer in this Agreement or in any certificate delivered by Buyer pursuant hereto;

            (b) any Loss incurred or required to be paid because of the breach of any covenant or agreement of Buyer in this Agreement; and

            (c) any Litigation Expenses incurred or required to be paid in connection with any action, suit or proceeding incident to any matter indemnified against in Section 7.02(a) or Section 7.02(b) hereof.

            SECTION 7.03 Seller.

            Seller hereby agrees to indemnify, defend and save harmless Buyer and its successors and assigns from, against and in respect of:

            (a) any Loss incurred or required to be paid because of the untruth, inaccuracy or breach of any representation or warranty of Seller in this Agreement or in any certificate delivered by Seller pursuant hereto, other than those contained in Section 2.11 hereof;

            (b) any Loss incurred or required to be paid because of the untruth, inaccuracy or breach of any representation or warranty or covenant of Seller contained in Section 2.11 hereof;

            (c) any Loss incurred or required to be paid because of the breach of any covenant or agreement of Seller in this Agreement; and

            (d) any Litigation Expenses incurred or required to be paid in connection with any action, suit or proceeding incident to any matter indemnified against in Section 7.03(a), Section 7.03(b) or Section 7.03(c) hereof.

            SECTION 7.04 Limitations.

            (a) Seller shall not be entitled to make any claim against Buyer pursuant hereto for any Loss pursuant to Section 7.02(a) hereof (and any Litigation Expenses under Section 7.02(c) hereof related to such Loss) unless a notice of such claim for Loss (which notice shall include the estimated amount of the claim, the basis of the claim and such estimate and any documentation relating to such claim) shall have been given to Buyer prior to the Termination Date.

            (b) Buyer shall not be entitled to make any claim against Seller for any Loss pursuant to Section 7.03(a) or Section 7.03(b) hereof (and any Litigation Expenses under Section 7.03(d) hereof related to such Loss) unless a notice of such claim for Loss (which notice shall include the estimated amount of the claim, the basis of the claim and such estimate and any documentation relating to such claim) shall have been given to Seller prior to (i) the Termination Date, in the case of claim pursuant to Section 7.03(a) hereof, or
(ii) the applicable Statute of Limitations Date, in the case of a claim pursuant to Section 7.03(b) hereof.

            (c) The maximum liability of Seller pursuant to Section 7.03(a) and
Section 7.03(c) hereof with respect to Losses described therein which are incurred by Buyer shall be an amount equal to $17,500,000 plus the principal amount of any Additional Note; provided, however, that Seller shall not be required to indemnify Buyer under this Article 7, and shall have no liability hereunder, for any such Losses (including Litigation Expenses under Section 7.03(d) hereof related to such Losses) until the aggregate amount thereof exceeds $100,000, after which all such Losses shall be payable by Seller from the first dollar. The maximum liability of Buyer pursuant to Section 7.02(a) hereof with respect to Losses described therein which are incurred by Seller shall be an amount equal to $17,500,000 plus the principal amount of any Additional Note; provided, however, that Buyer shall not be required to indemnify Seller under this Article 7, and shall have no liability hereunder for any such Losses (including related Litigation Expenses) until the aggregate amount thereof exceeds $100,000, after which all such Losses shall be payable by Buyer from the first dollar.

            (d) Subject to the other provision of this Article 7, Seller agrees that Buyer shall have the right, but not the obligation, to setoff against its obligation to pay the principal of the Purchase Note and the Additional Note the full amount of any Loss or Litigation Expense required to be paid by Seller hereunder; provided, however, that the maximum aggregate amount which Buyer may so setoff shall be 20% of the aggregate purchase price for the Shares (i.e., $17,500,000 plus the principal amount of the Additional Note). If Buyer elects to exercise its setoff rights hereunder, it will give Seller written notice of such election which will include the amount to be setoff. Any amount setoff shall be applied to the scheduled payments of principal of the Note in their inverse order of maturity.

            SECTION 7.05 Notices.

            As used in this Section 7.05, the term "indemnifying party" shall mean the person or persons against whom an indemnified party makes a claim for indemnification hereunder. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or third parties shall be subject to the following terms and conditions:

            (a) The indemnified party shall give prompt written notice to the indemnifying party of any claim or event known to it which does or may give rise to a claim by the indemnified party against the indemnifying party based on this Agreement, stating the nature and basis of said claims or events and the amounts thereof, to the extent known.

            (b) In the event any claim, action, suit or proceeding is made or brought by third parties against a party indemnified under this Agreement, with respect to which an indemnifying party may have liability under this Agreement, the indemnified party shall give written notice of such claim, action, suit or proceeding and a copy of the claim, process and all legal pleadings with respect thereto to the indemnifying party. Such notice shall be a condition precedent to any liability of the indemnifying party under this Agreement. In case any such claim, action, suit or proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, to assume the defense thereof, with counsel designated by such indemnifying party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses, except as provided below. The indemnified party shall cooperate with the indemnifying party in the conduct of such proceeding, and the indemnifying party shall reimburse the indemnified party for any out-of-pocket expenses incurred by the indemnified party pursuant to actions requested by the indemnifying party. The indemnified party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of such indemnified party, when and as incurred, unless (i) the employment of counsel by such indemnified party at the indemnifying party's expense has been authorized by the indemnifying party or (ii) the named parties include both the indemnified party and the indemnifying party and the indemnified party shall have been advised by counsel that there is a conflict of interest between the indemnifying parties and the indemnified party in the conduct of the defense of such action. The indemnified party and the indemnifying party, as the case may be, shall be kept fully informed of such claim, action, suit or proceeding at all stages thereof whether or not such party shall cooperate with the indemnifying party in the conduct of such proceedings, and the indemnifying party shall reimburse the indemnified party for any expenses incurred by the indemnified party pursuant to actions requested by the indemnifying party. The indemnified party shall not make any settlement of any claim which could give rise to liability on the part of the indemnifying party without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld.

ARTICLE 8.  Registration Rights.

            SECTION 8.01. Definitions.

            As used in this Article 8, the following terms shall have the following respective meanings:

            "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

            "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

            "Registration Stock" shall mean (i) any Payment Shares delivered by Buyer in payment of the Purchase Note or the Additional Note, which Payment Shares, when issued, are restricted securities for purposes of Rule 144 of the Commission under the Securities Act and (ii) any shares of Common Stock or other securities issued in respect of any such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event; provided, however, that Registration Stock shall not include any such shares disposed of pursuant to one or more registration statements under the Securities Act or pursuant to Rule 144 of the Commission under the Securities Act.

            "Additional Registration Stock" shall mean any shares of Common Stock of the Company other than Common Shares which have rights to be included in Company registrations under the Securities Act.

            "Registration Expenses" shall mean the expenses so described in
Section 8.03.

            "Selling Expenses" shall mean the expenses so described in Section 8.03.

            SECTION 8.02. Incidental Registration.

      If Buyer proposes to register any of its equity securities under the Securities Act on Forms S-1, S-2, S-3, S-18 or any other registration form at the time in effect on which Registration Stock could be registered for sale by the holders thereof (other than a registration in connection with an acquisition of or merger with another entity or the sale of shares to employees of Buyer pursuant to employee stock options or other employee stock plans), Buyer shall on each such occasion give written notice to all record holders of any outstanding shares of Registration Stock of its intention so to do and, upon the written request of any such holder of any Registration Stock, given within 30 days after receipt of any such notice (which request shall state the intended method of disposition of Registration Stock by the prospective seller), Buyer will use its diligent, good faith efforts to cause the Registration Stock, as to which the holders shall have so requested registration, to be registered under the Securities Act and under the same registration statement proposed to be filed by Buyer, all to the extent requisite to permit the sale or other disposition (in accordance with the written request of the holders, as aforesaid) by the prospective seller or sellers of the Registration Stock so registered; provided, however, that if the offering to which the proposed registration statement relates is to be distributed by or through an underwriter, each seller shall agree either to sell his Registration Stock through such underwriter on the same terms and conditions as the underwriter agrees to sell securities of Buyer; and, provided, further, that if a greater number of shares of Registration Stock and Additional Registration Stock is offered for participation in the proposed underwriting than in the opinion of the managing underwriter proposing to underwrite securities of Buyer to be sold can be accommodated without adversely affecting the proposed underwriting, Buyer may elect to reduce pro-rata (based upon the amount of shares owned) the amount of all securities (including shares of Registration Stock) proposed to be offered in the underwriting for the accounts of all persons other than Buyer to a number deemed satisfactory by the managing underwriter.

            SECTION 8.03. Registration Procedures and Expenses.

            (a) If and whenever Buyer is required pursuant to the provisions of
Section 8.02 hereof to use its diligent, good faith efforts to effect the registration of any Registration Stock under the Securities Act, Buyer will, as expeditiously as possible:

            (i) prepare and file with the Commission a registration statement with respect to such securities and use its diligent, good faith efforts to cause such registration statement to become and remain effective for the period specified in clause (ii) below;

            (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective, and to comply with the provisions of the Securities Act, for a period of not less than 90 days (or such lesser period in which all of the stock covered by such registration statement is in fact sold);

            (iii) furnish to each selling stockholder and underwriter such number of copies of a prospectus and preliminary prospectuses in conformity with the requirements of the Securities Act as may be reasonably requested, and such other documents as any underwriter for any such seller may reasonably request;

            (iv) use its diligent, good faith efforts to register or qualify the Registration Stock covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each such seller shall reasonably request (provided, however, that the Company shall not be required to consent to the general service of process for all purposes in any jurisdiction where it is not then qualified), and do any and all other acts and things which may be necessary or desirable to enable such seller to consummate the public sale or other disposition of such Registration Stock in such jurisdiction; and

            (v) notify, on a timely basis, each seller of Registration Stock covered by such registration statement, at any time when a prospectus relating to the Registration Stock covered by such registration statement is required to be delivered under the Securities Act within the appropriate period mentioned in clause (a)(ii) of this Section 8.03 of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, at the request of such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required

            (b) Buyer will pay all Registration Expenses in connection with each registration pursuant to Section 8.02 hereof. All Selling Expenses in connection with each registration pursuant to Section 8.02 hereof shall be borne by the seller or sellers pro-rata in proportion to the securities covered thereby being sold or in such other proportion as they may agree. All expenses incurred by the Company in complying with Section 8.02 hereof, including, without limitation, all registration and filing fees (including all expenses incident to filing with the National Association of Securities Dealers, Inc.), printing expenses, reasonable fees and disbursements of counsel for the Company, securities law and blue sky fees and expenses and the expenses of any regular and special audits incident to or required by any such registration are herein called Registration Expenses, except that all underwriting discounts, selling commissions applicable to the sales, any state or federal transfer taxes payable with respect to the sales and all fees and disbursements of counsel for the selling shareholders are herein called Selling Expenses.

            SECTION 8.04. Indemnification.

            (a) In the event of any registration under the Securities Act of any Registration Stock pursuant to Section 8.02 hereof, Buyer will indemnify and hold harmless each seller of such Registration Stock, and each other person, if any, who controls such seller within the meaning of the Securities Act or the Exchange Act from and against any losses, claims, damages or liabilities, joint or several, to which any such person may become subject under the Securities Act, the Exchange Act, state securities and blue sky laws, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registration Stock was registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, any amendment or supplement thereto, or any document filed in connection therewith, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading; and will reimburse such person for any legal and other expenses reasonably incurred by such person, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Buyer will not be liable in any such case to any such person to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, said preliminary prospectus or said final prospectus or said amendment or supplement or any document incident thereto in reliance upon and in conformity with written information furnished to Buyer by or on behalf of such person specifically for use in the preparation thereof.

            (b) In the event of any registration of any of the Registration Stock under the Securities Act pursuant to Section 2 or 3 hereof, each seller of Registration Stock, severally and not jointly, will indemnify and hold harmless Buyer and each person, if any, who controls Buyer within the meaning of the Securities Act or the Exchange Act, each officer of Buyer who signs the registration statement and each director of Buyer from and against any and all losses, claims, damages or liabilities, joint or several, to which any such person may become subject under the Securities Act, the Exchange Act, state securities and blue sky laws, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in any such registration statement, preliminary or final prospectus, amendment or supplement thereto or any document filed in connection therewith, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading, if the statement or omission in respect of which such loss, claim, damage or liability is asserted was made in reliance upon and in conformity with information furnished in writing to Buyer by or on behalf of such seller specifically for use in connection with the preparation of such registration statement or prospectus or such amendment or supplement thereof; provided, however, that the liability of any seller of Registration Stock to so indemnify shall be limited to an amount equal to the amount received by such seller upon the sale of such Registration Stock pursuant to such registration statement.

            (c) Any party which proposes to assert the right to be indemnified under this Section 8.04 will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against an indemnified party under this Section 8.04, notify each such indemnifying party of the commencement of such action, suit or proceeding, enclosing a copy of all papers served, but the omission so to notify such indemnifying party of any such action, suit or proceeding shall not relieve the indemnifying party from any liability which it has to any indemnified party under this Section 6 or otherwise to the extent the indemnifying party is not prejudiced thereby. In case any such action, suit or proceeding shall be brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof, and the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any further legal or other expenses, other than reasonable costs of investigation subsequently incurred by such indemnified party in connection with the defense thereof. If the indemnifying party so elects to assume such defense, the indemnified party shall have the right to employ its own counsel in any such action, but the subsequent fees and expenses of such counsel shall be at the expense of such indemnified party, when and as incurred, unless (i) the employment of counsel by such indemnified party has been authorized by the indemnifying parties, (ii) there is a conflict of interest between the indemnifying parties and the indemnified party in the conduct of the defense of such action (in which case the indemnifying parties shall not have the right to assume or direct the defense of such action on behalf of the indemnified party) or (iii) the indemnifying parties shall not in fact have employed counsel to assume the defense of such action. An indemnifying party shall not be liable for any settlement of any action without its consent, which consent shall not be unreasonably withheld or delayed.

            (d) If the indemnification provided for in subsection (a) or (b) of this Section 8.04 is held by a court of competent jurisdiction to be unavailable to an indemnified party, then each indemnifying party under any such subsection, in lieu of indemnifying such indemnified party thereunder, hereby agrees to contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other. Notwithstanding the foregoing, the amount any seller of

Registration Stock shall be obligated to contribute pursuant to this subsection
(d) shall be limited to the amount received by such seller upon the sale of Registration Stock pursuant to the registration statement.

ARTICLE 9.  Miscellaneous.

            SECTION 9.01. Beneficiaries.

            Nothing contained in this Agreement shall be deemed to confer on any party, other than Seller or Buyer, any benefit under this Agreement or any right to enforce this Agreement.

            SECTION 9.02. Amendments; Waivers; Etc.

            This Agreement may be amended, modified or supplemented by written agreement approved by both Seller and Buyer at any time with respect to any of the terms contained herein. Prior to the Closing, the parties hereby may (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered hereunder, and (iii) waive compliance with any of the agreements or conditions contained herein.

            SECTION 9.03. Notices.

            Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered by hand or by overnight courier or by confirmed facsimile transmission or mailed by registered or certified mail, postage prepaid, to the party to whom it is to be given at the address of such party set forth below:

            If to Buyer:

                 Norland Medical Systems, Inc.
                 106 Corporate Park Drive
                 Suite 106
                 White Plains, New York  10604
                 Attention:  Kurt W. Streams
                 Fax No.:  (914) 694-2286

            With copies to:

                 Special Committee of the
                   Board of Director of Norland
                 Medical Systems, Inc.
                 c/o Mr. James J. Baker
                 26 Elmwood Avenue
                 Cambridge, Massachusetts  02138
                 Fax No.: (617) 868-5180

                 Hertzog, Calamari & Gleason
                 100 Park Avenue
                 New York, New York  10017
                 Attention:  John D. Vaughan, Esq.
                 Fax No.:  (212) 213-1199

                 Morgan, Lewis & Bockius LLP
                 101 Park Avenue
                 New York, New York  10178
                 Attention:  Kevin J. Curley, Esq.
                 Fax No.:  (212) 309-6273

            If to Seller:

                 Norland Medical Systems B.V.
                 Admiraliteitskade 50
                 3063 ED Rotterdam
                 P. O. Box 4433
                 3006 AK Rotterdam
                 The Netherlands
                 Fax No.: 31-10-4529755

            With copies to:

                 Reynald G. Bonmati
                 Premium Point
                 New Rochelle, New York  10801
                 Fax No.:  (914) 636-3549

                 Quarles & Brady
                 411 East Wisconsin Avenue
                 Milwaukee, Wisconsin  53202
                 Attention:  Walter J. Skipper
                 Fax No.: (414) 271-3522

                 Barents & Krans
                 Parkstraat 107
                 P. O. Box 30457
                 2500 GL The Hague
                 The Netherlands
                 Attention:  Philip van Wijngaarden
                 Fax No.:  011-31-70-365-1856

or at such other address as the party shall have furnished in writing in accordance with the provisions of this Section 9.03.

            SECTION 9.04. Brokers.

            Seller represents and warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission based on agreements, arrangements or undertakings made by the Company or Seller in connection with the transactions contemplated hereby. Buyer represents and warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission based on agreements, arrangements or undertakings made by Buyer in connection with the transactions contemplated hereby.

            SECTION 9.05. Counterparts.

            This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            SECTION 9.06. Headings.

            The headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

            SECTION 9.07. Expenses.

            All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that Buyer shall pay any sales or transfer taxes arising as a result of the purchase and sale of the Shares hereunder.

            SECTION 9.08. Survival of Representations and Warranties.

            All representations and warranties of Buyer and Seller in this Agreement or in any schedule or certificate delivered pursuant to this Agreement shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby until the Termination Date (or, in the case of Section 2.11 hereof, the Statute of Limitations Date) and thereafter shall have no force or effect. All covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing Date until the obligations created thereunder have been performed or waived.

            SECTION 9.09. Severability.

            Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part or parts which may, for any reason, be hereafter declared invalid.

            SECTION 9.10. Miscellaneous.

            This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned, by operation of law or otherwise without the prior written consent of the other party hereto; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York (without regard to principles of conflicts of law).

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                       NORLAND MEDICAL SYSTEMS B.V.



                                       By: /s/ Reynald G. Bonmati
                                           -------------------------------------
                                       Title:  Managing Director


                                       NORLAND MEDICAL SYSTEMS, INC.



                                       By: /s/ Kurt W. Streams
                                           -------------------------------------
                                       Title:  Vice President, Finance

                                                                       EXHIBIT A
                                                                       ---------

                   THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT
                      AND HAS NOT BEEN REGISTERED UNDER THE
                    SECURITIES ACT OF 1933 OR THE SECURITIES
                     LAWS OF ANY STATE. THIS NOTE MAY NOT BE
                   SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH
                      REGISTRATION OR AN OPINION OF COUNSEL
                      SATISFACTORY TO THE ISSUER THAT SUCH
                    REGISTRATION IS NOT REQUIRED BY SAID ACT
                                 OR STATE LAWS.

                          NORLAND MEDICAL SYSTEMS, INC.


$16,250,000                                               White Plains, New York

                                                          ________________, 1997

      NORLAND MEDICAL SYSTEMS, INC., a Delaware corporation (the "Company"), for value received, promises to pay to NORLAND MEDICAL SYSTEMS B.V., a Netherlands corporation (the "Payee") the principal sum of Sixteen Million Two Hundred Fifty Thousand Dollars ($16,250,000), on ____________, 2002 (the "Maturity Date"),
except as otherwise provided herein, together with interest on the outstanding principal amount of this Note at the rate of seven percent (7%) per annum, except as otherwise provided herein. Interest shall be payable quarterly on the last business day of each March, June, September and December, commencing June 30, 1997. If the entire principal amount of this Note is not paid in full on or before the Maturity Date, the Company may elect to extend the Maturity Date for an additional period of two years (the "Extension Period"). If the Company so elects to extend the Maturity Date, then effective on _____________, 2002 and on the first day of each succeeding six month period during the Extension Period, the interest rate on this Note shall be increased by one percentage point.

      This Note is the Purchase Note issued by the Company pursuant to a Stock Purchase Agreement dated as of February 26, 1997 between the Company and the Payee (the "Purchase Agreement"). This Note is secured by a Pledge Agreement dated as of the date hereof between the Company and the Payee (the "Pledge Agreement").

      1. Payments and Prepayments.

      1.1 Payments and prepayments of principal and interest on this Note shall be made to Payee at _____________, or such other place or places within the United States as may be specified by the holder of this Note in a written notice to the Company at least 10 business days before a given payment date.

      1.2 Payments and prepayments of principal and interest on this Note shall be made in lawful money of the United States of America; provided, however, that except for the mandatory prepayment referred to in the first sentence of Section
1.4 below, the Company shall have the right to make any payment or prepayment of principal on this Note by delivering to the holder of this Note shares of the Common Stock, par value $.0005 per share, of the Company registered in such holder's name (the "Payment Shares"). Payment Shares shall, for such purpose, be valued at the average of the closing prices for a share of the Company's Common Stock on each of the five trading days preceding such payment or prepayment.

      1.3 If any payment on this Note becomes due and payable on a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, the maturity thereof shall be extended to the next succeeding business day, and, with respect to payments of principal, interest thereon shall be payable during such extension at the then applicable rate.

      1.4 The Company shall be obligated to make a principal payment of $1,250,000 on or before _________________[six months from Closing Date]. The Company shall have the right at any time and from time to time to prepay this
Note in whole or in part, together with interest on the amount prepaid to the date of prepayment, without penalty or premium. Upon payment of part of the principal amount of this Note, the Company may require the holder to present this Note for notation of such payment and, if this Note is paid in full, require the holder to surrender this Note.

      1.5 Upon payment in full of all outstanding principal and interest due under this Note, the Company's obligations in respect of payment of this Note shall terminate and the holder shall return it to the Company.

      2. Setoff Rights. Payee, for itself, its successors and assigns, covenants and agrees, and each holder of this Note by its acceptance of this Note likewise covenants and agrees, that the payment of the principal of this Note is expressly subject to the setoff rights of the Company to the extent and in the manner provided in the Purchase Agreement.

      3. Events of Default. In the event that:

      (a) the Company defaults for more than five business days in making any payment required to be made on this Note;

      (b) an Event of Default shall have occurred and be continuing under the Additional Note (as defined in the Purchase Agreement);

      (c) a Default shall have occurred and be continuing under the Pledge Agreement; or

      (d) the Company hereafter makes an assignment for the benefit of creditors, or files a petition in bankruptcy as to itself, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for the appointment of any receiver of or any trustee for the Company or any substantial part of its property under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there is hereafter commenced against the Company any such proceeding and an order approving the petition is entered or such proceeding remains undismissed for a period of 60 day, or the Company or its general partner by any act or omission to act indicates its consent to or approval of or acquiescence in any such proceeding or the appointment of any receiver of, or trustee for, the Company or any substantial part of its property, or suffers any such receivership or trusteeship to continue undischarged for a period of 60 days;

then, and in any such event, and at any time thereafter, if such event shall then be continuing, the holder of this Note may, by written notice to the Company, declare the Note due and payable, whereupon the same shall be due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

      4. Investment Representation.

      4.1 The Payee hereby acknowledges that the Note is not being registered
(i) under the Securities Act of 1933, as amended (the "Act"), on the ground that the issuance of the Note is exempt from registration under Section 4(2) of the Act as not involving any public offering or (ii) under any applicable state securities law because the issuance of the Note does not involve any public offering; and that the Company's reliance on the Section 4(2) exemption of the Act and under applicable state securities laws is predicated in part on the representations hereby made to the Company by the Payee that it is acquiring the Note for investment for its own account, with no present intention of dividing its participation with others or reselling or otherwise distributing the same, subject, nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control.

      4.2 The Payee hereby agrees that it will not sell or transfer all or any part of this Note unless and until it shall first have given notice to the Company describing such sale or transfer and furnished to the Company an opinion, reasonably satisfactory to counsel for the Company, of counsel skilled in securities matters (selected by the holder and reasonably satisfactory to the Company) to the effect that the proposed sale or transfer may be made without registration under the Act and without registration or qualification under any state.

      4.3 The Company may refuse to recognize a transfer of this Note on its books should a holder attempt to transfer this Note otherwise than in compliance with this Section 4.

      5. Miscellaneous.

      5.1 Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and of a letter of indemnity reasonably satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incident thereto, and upon surrender or cancellation of the Note, if mutilated, the Company will make and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note.

      5.2 This Note and the rights and obligations of the Company and each holder hereunder shall be construed in accordance with and be governed by the laws of the State of New York.

      IN WITNESS WHEREOF, the Company has executed this Note as of the day and year first above written.


                          NORLAND MEDICAL SYSTEMS, INC.


                          By:
                             --------------------------
                          Name:
                          Title:

                                                                       EXHIBIT B
                                                                       ---------

                   THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT
                      AND HAS NOT BEEN REGISTERED UNDER THE
                    SECURITIES ACT OF 1933 OR THE SECURITIES
                     LAWS OF ANY STATE. THIS NOTE MAY NOT BE
                   SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH
                      REGISTRATION OR AN OPINION OF COUNSEL
                      SATISFACTORY TO THE ISSUER THAT SUCH
                    REGISTRATION IS NOT REQUIRED BY SAID ACT
                                 OR STATE LAWS.

                          NORLAND MEDICAL SYSTEMS, INC.

$__________
   White Plains, New York

                                                                   April 1, 1998

      NORLAND MEDICAL SYSTEMS, INC., a Delaware corporation (the "Company"), for value received, promises to pay to NORLAND MEDICAL SYSTEMS B.V., a Netherlands corporation (the "Payee") the principal sum of _______________ ($____________ ), on ________________, 2002 (the "Maturity Date"), except as otherwise provided herein, together with interest on the outstanding principal amount of this Note at the rate of seven percent (7%) per annum, except as otherwise provided herein. Interest shall be payable quarterly on the last business day of each March, June, September and December, commencing June 30, 1998. If the entire principal amount of this Note is not paid in full on or before the Maturity Date, the Company may elect to extend the Maturity Date for an additional period of two years (the "Extension Period"). If the Company so elects to extend the Maturity Date, then effective on _____________, 2002 and on the first day of each succeeding six month period during the Extension Period, the interest rate on this Note shall be increased by one percentage point.

      This Note is the Additional Note issued by the Company pursuant to a Stock Purchase Agreement dated as of February 26, 1997 between the Company and the Payee (the "Purchase Agreement"). This Note is secured by a Pledge Agreement dated as of _________, 1997 between the Company and the Payee (the "Pledge Agreement").

      1. Payments and Prepayments.

      1.1 Payments and prepayments of principal and interest on this Note shall be made to Payee at __________________, or such other place or places within the United States as may be specified by the holder of this Note in a written notice to the Company at least 10 business days before a given payment date.

      1.2 Payments and prepayments of principal and interest on this Note shall be made in lawful money of the United States of America; provided, however, that the Company shall have the right to make any payment or prepayment of principal on this Note by delivering to the holder of this Note shares of the Common Stock, par value $.0005 per share, of the Company registered in such holder's name (the "Payment Shares"). Payment Shares shall, for such purpose, be valued at the average of the closing prices for a share of the Company's Common Stock on each of the five trading days preceding such payment or prepayment.

      1.3 If any payment on this Note becomes due and payable on a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, the maturity thereof shall be extended to the next succeeding business day, and, with respect to payments of principal, interest thereon shall be payable during such extension at the then applicable rate.

      1.4 The Company shall have the right at any time and from time to time to prepay this Note in whole or in part, together with interest on the amount prepaid to the date of prepayment, without penalty or premium. Upon payment of part of the principal amount of this Note, the Company may require the holder to present this Note for notation of such payment and, if this Note is paid in full, require the holder to surrender this Note.

      1.5 Upon payment in full of all outstanding principal and interest due under this Note, the Company's obligations in respect of payment of this Note shall terminate and the holder shall return it to the Company.

      2. Setoff Rights. Payee, for itself, its successors and assigns, covenants and agrees, and each holder of this Note by its acceptance of this Note likewise covenants and agrees, that the payment of the principal of this Note is expressly subject to the setoff rights of the Company to the extent and in the manner provided in the Purchase Agreement.

      3. Events of Default. In the event that:

      (a) the Company defaults for more than five business days in making any payment required to be made on this Note;

      (b) an Event of Default shall have occurred and be continuing under the Purchase Note (as defined in the Purchase Agreement);

      (c) a Default shall have occurred and be continuing under the Pledge Agreement; or

      (d) the Company hereafter makes an assignment for the benefit of creditors, or files a petition in bankruptcy as to itself, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for the appointment of any receiver of or any trustee for the Company or any substantial part of its property under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there is hereafter commenced against the Company any such proceeding and an order approving the petition is entered or such proceeding remains undismissed for a period of 60 day, or the Company or its general partner by any act or omission to act indicates its consent to or approval of or acquiescence in any such proceeding or the appointment of any receiver of, or trustee for, the Company or any substantial part of its property, or suffers any such receivership or trusteeship to continue undischarged for a period of 60 days;

then, and in any such event, and at any time thereafter, if such event shall then be continuing, the holder of this Note may, by written notice to the Company, declare the Note due and payable, whereupon the same shall be due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

      4. Investment Representation.

      4.1 The Payee hereby acknowledges that the Note is not being registered
(i) under the Securities Act of 1933, as amended (the "Act"), on the ground that the issuance of the Note is exempt from registration under Section 4(2) of the Act as not involving any public offering or (ii) under any applicable state securities law because the issuance of the Note does not involve any public offering; and that the Company's reliance on the Section 4(2) exemption of the Act and under applicable state securities laws is predicated in part on the representations hereby made to the Company by the Payee that it is acquiring the Note for investment for its own account, with no present intention of dividing its participation with others or reselling or otherwise distributing the same, subject, nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control.

      4.2 The Payee hereby agrees that it will not sell or transfer all or any part of this Note unless and until it shall first have given notice to the Company describing such sale or transfer and furnished to the Company an opinion, reasonably satisfactory to counsel for the Company, of counsel skilled in securities matters (selected by the holder and reasonably satisfactory to the Company) to the effect that the proposed sale or transfer may be made without registration under the Act and without registration or qualification under any state.

      4.3 The Company may refuse to recognize a transfer of this Note on its books should a holder attempt to transfer this Note otherwise than in compliance with this Section 4.

      5. Miscellaneous.

      5.1 Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and of a letter of indemnity reasonably satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incident thereto, and upon surrender or cancellation of the Note, if mutilated, the Company will make and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note.

      5.2 This Note and the rights and obligations of the Company and each holder hereunder shall be construed in accordance with and be governed by the laws of the State of New York.

          IN WITNESS WHEREOF, the Company has executed this Note as of the day and year first above written.


                          NORLAND MEDICAL SYSTEMS, INC.


                          By:
                             --------------------------
                          Name:
                          Title:

                                                                       EXHIBIT C
                                                                       ---------

                                PLEDGE AGREEMENT

      THIS PLEDGE AGREEMENT (this "Agreement") is made, entered into and effective as of ____________, 1997, by and between NORLAND MEDICAL SYSTEMS, INC., a Delaware corporation (the "Pledgor"), whose address is 106 Corporate Park Drive, Suite 106, White Plains, NY 10604, and NORLAND MEDICAL SYSTEMS B.V., a Netherlands corporation (the "Pledgee"), whose address is c/o Reynald G. Bonmati, Premium Point, New Rochelle, NY 10801.

                                R E C I T A L S:

      WHEREAS, the Pledgor and the Pledgee are parties to that certain Stock Purchase Agreement dated as of February 26, 1997 (the "Purchase Agreement"), pursuant to which the Pledgor has purchased from the Pledgee 8,457 shares of the Common Stock, $1.00 par value (the "Shares"), of Norland Corporation, a Wisconsin corporation ("Norland Corp.");

      WHEREAS, as part of the purchase price for the Shares, the Pledgor (a) has issued to the Pledgee its promissory note in the principal amount of $16,250,000 (the "Purchase Note") and (b) may become obligated to issue an additional promissory note to the Pledgee in a principal amount up to $2,500,000 (the "Additional Note", and together with the Purchase Note, the "Notes");

      WHEREAS, in order to provide security for the repayment of the Notes, and as an inducement to Pledgee to enter into the Purchase Agreement, Pledgor has agreed to pledge the Shares.

                              W I T N E S S E T H:

      NOW, THEREFORE, in consideration of the premises, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties represent, warrant, undertake, covenant and agree as follows:

      1. Pledge of Shares/Grant of Security Interest.

            (a) Nature of Pledge. As security for the due and punctual payment of the Notes, the Pledgor hereby pledges, hypothecates, assigns, transfers, sets over and delivers to the Pledgee, and grants to the Pledgee a first priority security interest in, the Shares. Such security interest shall include all cash, securities and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for all or any part of the Shares.

            (b) Delivery of Shares. The Pledgor hereby delivers to the Pledgee a certificate representing the Shares (the "Certificate") and a stock power with respect to the Shares, duly endorsed in blank. However, the Shares shall be registered on the books of the Corporation in the name of the Pledgor unless and until the Pledgor is subject to a Default as defined under Section 6 of this Agreement. Pledgor represents that it is the sole owner of the Shares, free of any liens, charges, pledges, security interests or other encumbrances of any kind, except for the lien created by this Agreement (except as provided in Section 180.0662(2)(b) of the Wisconsin Business Corporation Law).

      2. Term of Pledge. Except as otherwise provided in this Agreement, equitable title to the Shares shall remain vested in the Pledgor. The Pledgee shall hold the Shares only as security for the repayment of the Notes. The Pledgee shall not encumber or dispose of the Shares except in accordance with the provisions of this Agreement. The Shares shall remain pledged to the Pledgee until all sums due under the Notes have been paid in full or until such time as otherwise provided in this Agreement.

      3. Dividends. Upon a Default, any cash or property distributions or dividends from Norland Corp. attributable to the Shares will be paid to the Pledgee. The Pledgee shall apply any and all of such distributions or dividends it receives to repayment of the Notes until such time as the Pledgor has paid the Notes in full. The Pledgor shall reimburse the Pledgee for all of its costs and expenses incurred as a result of enforcing any of the Pledgee's rights hereunder, including any attorneys fees (including paralegal fees), court costs and other costs and expenses arising out of any litigation or proceeding (including any appeal thereof) involving the Pledgee's right to receive any distributions or dividends attributable to the Shares or the disposition of funds or property so received.

      4. Return of Pledged Shares. The Pledgor shall be entitled to a release and return of the Shares upon payment in full of the Notes. Upon payment in full, the Pledgee shall reconvey the Certificate to the Pledgor and deliver the stock power to the Pledgor.

      5. Covenants. The Pledgor covenants and agrees that until the Notes are paid in full, without the written consent of the Pledgee:

            (a) Norland Corp. will not incur any indebtedness (including guaranties) for borrowed money; provided, however, that this restriction not apply to (i) loans to Norland Corp. under that certain Product Development Loan Agreement dated as of June 1, 1995 by and among Norland Corp., Stratec Medizintechnik GmbH and the Pledgor, as the same may be amended (the "Product Development Loan Agreement"); or (ii) other such indebtedness not to exceed an aggregate principal amount of $1,000,000.


            (b) Norland Corp. will not create, incur, assume or suffer to exist any mortgage, pledge, lien, security interest or other charge or encumbrance ("Liens") upon or with respect to any of its property or assets other than (i) Liens existing on the date hereof; (ii) liens relating to indebtedness permitted under Section 5(a) above; and (iii) Liens arising in the ordinary course of business (not exceeding an aggregate of $100,000 at any one time).

            (c) Norland Corp. will not liquidate, dissolve or wind up its affairs.

            (d) Norland Corp. will not merge or consolidate with any corporation or other entity (except that Norland Corp. may merge into the Pledgor, provided that the Pledgee receives equivalent replacement collateral, as determined by Pledgee in the reasonable exercise of its discretion).

            (e) Norland Corp. will not sell, transfer or otherwise dispose of
      (i) all or substantially all of its assets or (ii) any intellectual property (including patents and trademarks held on the date hereof) material to its business.

            (f) Norland Corp. will at all times remain a wholly-owned subsidiary of the Pledgor.

            (g) Norland Corp. shall take such actions as shall be reasonably necessary to protect and maintain its material assets, including intellectual property material to its business.

      6. Default. During the continuance of any of the following events or conditions (a "Default"), the Pledgor shall be in default under this Agreement, and the Pledgee may exercise any one or more of its remedies under this Agreement and/or at law or in equity. The Defaults are as follows:

            (a) the breach in any material respect of any covenant, warranty or representation contained in this Agreement which is not cured within thirty (30) days following notice thereof; or

            (b) any Event of Default (as defined in the Notes).

      7. Capital Adjustments. If during the term of this Agreement, Norland Corp. effects or is subject to any stock dividend, reclassification, recapitalization, readjustment or other change in its capital structure, all new, substituted and additional shares, or other securities issued by reason of any such stock dividend, reclassification, reorganization, recapitalization, readjustment or other change shall be delivered to and held by the Pledgee under the terms of this Agreement, in the same manner as the Shares originally pledged hereunder.

      8. Remedies Upon Default. During the continuance of a Default, subject to the aforementioned curative period, and in addition to the rights described in
Section 3 hereof, the Pledgee shall have, and may exercise any one or more of, the following rights:

            (a) The Pledgee shall have the right to vote the Shares on all corporate matters and to sign written consents in lieu of meeting as owner of the Shares until such time as the default is cured and the Indebtedness is paid in full;

            (b) The Pledgee may take absolute title to the Shares by completing the stock power with respect to the Shares and after such transfer the Pledgee shall be the sole owner of the Shares and all rights of the Pledgor in the Shares shall terminate effective immediately upon notice to the Pledgor;

            (c) The Pledgee may exercise any and all rights at the collection, conversion or exchange of the Shares, and any and all other rights, privileges, options or powers of the Pledgor pertaining or relating to the Shares. The Pledgor hereby irrevocably constitutes and appoints the Pledgee his proxy and attorney-in-fact with full power of substitution to exercise any and all rights, privileges, options or powers of the Pledgor pertaining or relating to the Shares. Nevertheless, the Pledgee shall not have any duty to exercise any or all of such rights, privileges, options or powers nor shall it be required to sell or to otherwise realize upon any of the Shares, as hereinafter authorized, or to preserve the Shares, and the Pledgee shall not be responsible or liable to the Pledgor for any failure to do so or for any delay in so doing; or

            (d) The Pledgee may, upon giving thirty (30) days written notice to the Pledgor, sell, assign and deliver all or any part of the Shares at any private sale or at public auction, with or without demand or advertisement of the time or place of sale or adjournment thereof or otherwise, for cash, for credit or for other property or consideration, for immediate or future delivery, after such price or prices and under such terms as the Pledgee in its sole discretion may determine. For the purposes hereof, (i) a private sale shall mean a sale after solicitation of such number of persons which, in the sole opinion of the Pledgee, shall not require registration of the Shares so offered for sale pursuant to the Securities Act of 1933, as amended, or any applicable state securities laws, and (ii) any agreement to sell all or any part of the Shares shall be treated as a sale thereof, and the Pledgee shall be free to carry out such sale pursuant to such agreement, and the Pledgor shall not be entitled to the return of any of the Shares subject to such agreement, notwithstanding that after the Pledgee shall have entered into such agreement, all Defaults may have been cured or remedied and the Notes shall have been paid in full.

      9. Application of Proceeds. The Pledgee shall apply the proceeds of any sale of all or any part of the Shares and any dividends or other distributions that it directs to itself pursuant to the provisions of Section 3 of this Agreement, together with any other funds held by the Pledgee under the provisions of this Agreement, after deducting all costs and expenses of collection, sale and delivery (including, without limitation, reasonable attorneys' fees, paralegal fees and expenses, for all proceedings, trials and appeals and all costs and expenses incurred by the Pledgee in connection therewith) incurred by the Pledgee, to the payment of all amounts due and payable on the Notes.

Upon payment in full of all such amounts, the Pledgee shall pay the balance of any such proceeds to the Pledgor.

      10. Right to Bid or Purchase. At any sale made pursuant to Section 8(d) of this Agreement, the Pledgee may bid for or purchase, free from any right of redemption on the part of the Pledgor (all said rights being also hereby waived and released), all or any portion of the Shares offered for sale and may make payment on account thereof by using any of the indebtedness under the Notes as a credit against the purchase price, and the Pledgee may, upon compliance with the terms of sale, hold, retain and dispose of such Shares without further accountability therefor.

      11. Miscellaneous.

            (a) Notices. All notices or other communications required or permitted hereunder shall be sufficiently given if delivered by hand or by overnight courier or by confirmed facsimile transmission or mailed by registered or certified mail, postage prepaid, addressed to the parties at their respective addresses first set forth above or at such other address as a party shall have furnished in writing in accordance with the provisions of this Section 11.

            (b) Governing Law. The validity, construction, interpretation and enforceability of this Agreement shall be governed by the laws of the State of New York (without regard to principles of conflicts of laws).

            (c) Counterparts and Originals. The parties may execute this Agreement in counterparts. Each executed counterpart shall be deemed an original, and all of them, together, shall constitute the same agreement.

            (d) Headings, Captions and Pronouns. The Section headings, captions or abbreviations are included solely for convenient reference and shall not control the meanings or interpretation of any of the provisions of this Agreement. As used herein, words in the singular include the plural and the words in the masculine include the feminine and neuter gender, and vice versa whenever the context so requires.

            (e) Waiver. No waiver of any breach or default under this Agreement shall be deemed to be a waiver of any subsequent breach or default.

            (f) Further Assurances. The Pledgor shall execute and deliver to the Pledgee such further instruments, contracts, forms and other documents and shall perform such further acts as may be necessary or desirable to carry out, complete and perform all terms, covenants and obligations of the Pledgor pursuant to this Agreement.

            (g) Incorporation of Recitals. The recitals set forth at the beginning of this Agreement are hereby incorporated into this Agreement by this reference and this Agreement shall be interpreted with reference to such recitals.

            (h) Severability. This Agreement shall not be severable in any way, but if any provision shall be held to be invalid, the invalidity shall not affect the validity of the remainder of this Agreement and the remainder of this Agreement shall continue in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                          NORLAND MEDICAL SYSTEMS, INC.


                          By:
                             --------------------------
                             Name:
                             Title:


                          NORLAND MEDICAL SYSTEMS B.V.


                          By:
                             --------------------------
                             Name:
                             Title:

                                                                       EXHIBIT D
                                                                       ---------

Certain portions of this exhibit have been omitted based upon a request for confidential treatment.

Such omitted portions have been separately filed with the Commision.

                         AMENDED DISTRIBUTION AGREEMENT

            AMENDED DISTRIBUTION AGREEMENT (the "Agreement") dated as of ________, 1997, by and among STRATEC MEDIZINTECHNIK GmbH, a German corporation having its principal place of business at Durlacherstrasse 35, D-75172 Pforzheim, Germany ("Stratec"); NORLAND MEDICAL SYSTEMS, INC., a Delaware corporation having its principal place of business at 106 Corporate Park Drive, Suite 106, White Plains, New York 10604, U.S.A. (the "Distributor"); and NORLAND CORPORATION, a Wisconsin corporation having its principal place of business at W6340 Hackbarth Road, Fort Atkinson, Wisconsin 53538-8999, U.S.A. ("Norland Corp.").

            WHEREAS, each of Stratec and Norland Corp. is engaged in the business of developing and manufacturing medical diagnostic devices ("Devices"), including various types of bone densitometers;

            WHEREAS, Norland Corp., Stratec and the Distributor are parties to a Distribution Agreement dated April 1, 1995, as amended by Amendment No. 1 dated as of January 1, 1996, Amendment No. 2 dated as of June 1, 1996 and Amendment No. 3 dated as of December 1, 1996 (as so amended, the "Existing Distribution Agreement"), pursuant to which the Distributor is the exclusive distributor of Devices manufactured by Stratec and Norland Corp.;

            WHEREAS, the Distributor and Norland Medical Systems B.V. ("NMS BV") are parties to that certain Stock Purchase Agreement dated as of February 26, 1997 (the "Purchase Agreement"), pursuant to which the Distributor has agreed to purchase all of the issued and outstanding stock of Norland Corp. (the "Norland Corp. Stock") from NMS BV.

            WHEREAS, the parties desire to enter into this Agreement to supersede and replace the Existing Distribution Agreement, effective upon the consummation of the purchase by the Distributor of the Norland Corp. Stock pursuant to the Purchase Agreement.

            NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Norland Corp., Stratec and the Distributor hereby agree as follows:

      Section 1. EXISTING DISTRIBUTION AGREEMENT.

      Effective upon the purchase by the Distributor of the Norland Corp. Stock pursuant to the Purchase Agreement, this Agreement shall supersede and replace the Existing Distribution

Agreement. The provisions of Sections 8, 9 and 13 hereof shall apply to all Devices sold pursuant to the Existing Distribution Agreement.

      Section 2. APPOINTMENT OF DISTRIBUTOR.

      2.01 Stratec hereby designates and appoints the Distributor as the exclusive worldwide distributor of all Devices which are manufactured by Stratec as of the date of this Agreement and which may at any time during the Term be developed and/or manufactured by Stratec ("Stratec Devices"), and the Distributor hereby agrees to act as such distributor. Notwithstanding the foregoing (but subject to Section 2(b) below), the Distributor shall not be the distributor in Germany (the "Excluded Territory") for Stratec Devices. The Distributor agrees to use its good faith reasonable best efforts to promote the sale of the Stratec Products in the areas for which it is the distributor hereunder.

      2.02 At any time while this Agreement shall be in effect, the Distributor shall have the right to elect to become the exclusive distributor in the Excluded Territory for all Stratec Devices, such appointment to be effective 90 days following written notice of such election from the Distributor to Stratec (the "Exclusion Termination Date"). Prior to the Exclusion Termination Date, the Distributor shall not directly or indirectly distribute or sell any Stratec Devices in the Excluded Territory.

      2.03 Delivery dates for Stratec Devices shall be separately negotiated and agreed upon by the Distributor and Stratec with respect to each purchase order submitted by the Distributor. Stratec reserves the right to refuse a delivery date which is within 90 days of the purchase order; provided, however, that Stratec shall deliver spare parts as soon as possible after they are ordered by the Distributor.

      2.04 Except for sales by Stratec of Stratec Devices in the Excluded Territory prior to the Exclusion Termination Date, Stratec shall not directly or indirectly offer or sell any Stratec Devices to or through anyone other than the Distributor, and Stratec shall refer to the Distributor all inquiries and orders for Stratec Devices which it may receive from any person or entity.

      2.05 Except for (i) sales of Stratec Devices pursuant to this Agreement,
(ii) sales of Devices manufactured by the Distributor, Norland Corp. or any other affiliate of the Distributor, and (iii) sales of Devices using ultrasound technology, the Distributor agrees that during the Term (as defined below) of this Agreement, it will not distribute or otherwise sell any Device which competes with any Stratec Device.

      2.06 Stratec covenants and agrees that (A) it will supply the Distributor with a sufficient quantity of each Stratec Device on a timely basis to enable the Distributor to fill all orders from its customers for such Stratec Device, and (B) each Stratec Device supplied by Stratec will meet all performance and other standards established by Stratec in the product brochures and other materials relating to such Stratec Device.

Section 3. PRICES.

      3.01 In the case of any Stratec Device to be purchased by the Distributor for immediate resale to a customer, the price to be paid by the Distributor to Stratec for each such Stratec Device shall be an amount equal to (i) the Manufacturer's Device Cost (as defined below) plus (ii) 50% of the difference between the price at which such Stratec Device is sold by the Distributor and such Manufacturer's Device Cost. In the case of any Stratec Device to be purchased by the Distributor as a demonstration system or to be used by the Distributor in its rental or pay-per-scan programs, the price to be paid by the Distributor to Stratec for each such Stratec Device shall be an amount equal to

150% of Manufacturer's Device Cost. The "Manufacturer's Device Cost" of any Stratec Device shall be determined in accordance with Exhibit A attached hereto.

      3.02 (i) Notwithstanding the provisions of Section 3(a) hereof, for the period from December 1, 1996 through December 31, 1997 (the "Stratec Period"), the price to be paid by the Distributor to Stratec for each Stratec Device shall be determined in accordance with this Section 3(b). The Stratec Period shall be automatically and successively renewed without further action by any party for an indefinite number of successive one-year terms commencing January 1, 1998 and each January 1 thereafter, provided, however, that Stratec may terminate the Stratec Period effective on December 31, 1997 or on any December 31 thereafter upon written notice to the Distributor not less than 90 days nor more than 180 days prior to the end of such calendar year.

            (ii) Subject to the provisions of Section 3(b)(iii) below, the price to be paid by the Distributor to Stratec for each Stratec Device purchased during the Stratec Period shall be an amount equal to Distributor's Device Cost. In addition, with respect to each Stratec Device using pQCT technology sold by the Distributor during the Stratec Period, the Distributor shall pay to Stratec an additional amount equal to 5% of the purchase price received by the Distributor for such Stratec Device (net of returns, allowances, credits etc.).

            (iii) If the aggregate purchase price payable by the Distributor pursuant to Section 3(b)(ii) hereof for all Stratec Devices purchased in a calendar year during the Stratec Period would exceed the aggregate purchase price for such Stratec Devices under Section 3(a), assuming that the provisions of this Section 3(b) had never become effective (the "Original Aggregate Purchase Price"), then the aggregate purchase price payable by the Distributor to Stratec for such Stratec Devices shall be reduced to an amount equal to the Original Aggregate Purchase Price. Such determination shall be made as soon as practicable following the end of each calendar year during the Stratec Period, and Stratec shall promptly repay to the Distributor any amounts paid by the Distributor in excess of the Original Aggregate Purchase Price.

            (iv) The term "Distributor's Device Cost" shall have the meaning set forth on Exhibit B attached hereto.

      (c) Payment by the Distributor for each Stratec Device purchased by the Distributor for immediate resale to a customer shall be made to the Manufacturer of such Device not later than ten business days following receipt by the Distributor of payment for such Stratec Device from its customer. Payment terms for each Stratec Device purchased by the Distributor as a demonstration system or for use in its rental or pay-per-scan programs shall be net 60 days.

      (d) All payments pursuant to this Agreement shall be in U.S. dollars.

      (e) The provisions of this Section 3 shall not be applicable to any Stratec Devices sold pursuant to the licensing arrangements contained in Section 6 and 7 hereof, and the royalty payment provisions contained in said Sections 6 and 7 shall not be applicable to any sales of Stratec Devices to which this
Section 3 applies.

      Section 4. TERM.

            Subject to the provisions of Section 5 hereof, this Agreement shall have an initial term ending on December 31, 2015 (the "Initial Term"), and may be renewed for an indefinite number of successive five-year terms (each such additional term, a "Renewal Term") in accordance with the following provisions. At any time during the period beginning 180 days prior to, and ending 90 days prior to, the end of the Initial Term or any Renewal Term, Stratec, by written notice to the Distributor, or the Distributor, by written notice to Stratec, may elect to extend the term of this

Agreement for the succeeding Renewal Term; provided, however, that if, at the time of such election, the party electing to so extend the term is in material breach of its obligations under this Agreement, the other party shall have the right to reject such election. The Initial Term and any Renewal Terms shall constitute the "Term" of this Agreement.

            Section 5. TERMINATION.

      5.01 Upon the occurrence of (i) an Act of Bankruptcy with respect to the Distributor, or (ii) a Material Breach by the Distributor with respect to its obligations to Stratec, which Material Breach continues for a period of 90 days following written notice thereof from Stratec to the Distributor, Stratec may elect to end the Term of this Agreement with respect to all Stratec Devices.

      5.02 Upon the occurrence of (i) an Act of Bankruptcy with respect to Stratec, or (ii) a Material Breach by Stratec, which Material Breach continues for a period of 90 days following written notice thereof from the Distributor to Stratec, the Distributor may elect to end the Term of this Agreement with respect to all Stratec Devices.

      5.03 The provisions of Sections 8, 9, 13 and 16 of this Agreement shall survive the termination of this Agreement pursuant to Section 4 hereof or this
Section 5.

      5.04 As used in this Agreement: The term "Act of Bankruptcy" shall mean, with respect to any party:

            (i) The filing of an application by such party for, or a consent to, the appointment of a trustee or receiver of all or substantially all of such party's assets;

            (ii) The filing by such party of a voluntary petition in any Bankruptcy Proceeding or the filing of a pleading in any court of record admitting in writing such party's inability to pay such party's debts as they come due;

            (iii) The making by such party of a general assignment for the benefit of creditors;

            (iv) The filing by such party of an answer admitting the material allegations of, or such party's consenting to, or defaulting in answering, any Bankruptcy Proceeding filed against such party; or

            (v) The entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such party a bankrupt or appointing a trustee or receiver of all or substantially all of such party's assets. The term "Bankruptcy Proceeding" shall mean any bankruptcy or similar proceeding under the laws of any jurisdiction, including the United States, any state or any foreign country.

      The term "Material Breach" shall mean, (i) with respect to Stratec, the failure of Stratec to perform its material obligations under this Agreement; and
(ii) with respect to the Distributor, the general failure of the Distributor to use its good faith reasonable best efforts to promote Stratec Devices.

            Section 6. LICENSES.

            6.01 Stratec hereby grants to the Distributor a perpetual license, including rights to sublicense (the "Stratec License"), to manufacture and sell each Stratec Device and in connection therewith to use all Technology owned by Stratec or over which it has any rights, to the extent of such rights which may be licensed by Stratec ("Stratec Technology"). The Distributor agrees that it will not exercise the rights granted to it by the Stratec License at any time, if at such time Stratec is in full compliance with all of its obligations under this Agreement.

            6.02 The term "Technology" shall mean all present and future technical information and know-how, including trade secrets, patents, trademarks, copyrights, proprietary data, manufacturing processes and other information and materials necessary or useful for the manufacturing and servicing of any Device.

            6.03 The Distributor agrees to pay Stratec a royalty equal to 5% of any sales proceeds received by the Distributor from the manufacture and sale of Stratec Devices pursuant to the Stratec License. The royalties provided for in this Section 6(c) shall be the only amounts payable to Stratec with respect to any Stratec Devices manufactured pursuant to the Stratec License.

            6.04 The parties acknowledge and agree that it is their intent that the Stratec License be governed by Section 365(n) of the United States Bankruptcy Code, as a license of intellectual property, as defined in Section 101(35A) of the Bankruptcy Code.

            6.05 Stratec covenants and agrees that during the Term it will not transfer or sell any Stratec Technology to anyone other than the Distributor or Norland Corp. or grant any license to anyone other than the Distributor or Norland Corp. to use the Stratec Technology or to manufacture or sell any Stratec Devices.

      Section 7. SECURITY INTERESTS.

            7.01 As security for the due and prompt performance of all of its obligations under this Agreement, Stratec hereby grants to the Distributor (i) a license (including rights to sublicense) to manufacture each Stratec Device and to use all Stratec Technology (the "Stratec Security License") and (ii) a continuing security interest in, and lien on, all Stratec Technology.

            7.02 In the event Stratec shall fail to perform any of its obligations under this Agreement, the Distributor shall have the right to manufacture and sell Stratec Devices pursuant to the Stratec Security License, as well as all other rights and remedies set forth herein and all rights and remedies of a secured party under the Uniform Commercial Code and all other applicable laws. The Distributor agrees to pay the following royalties in connection with the sale of Stratec Devices manufactured pursuant to the Stratec Security License: the Distributor agrees to pay Stratec a royalty equal to 5% of any sales proceeds received by the Distributor from the manufacture and sale of Stratec Devices pursuant to the Stratec Security License. The royalties provided for in this Section 7(b) shall be the only amounts payable to Stratec with respect to any Stratec Devices manufactured pursuant to the Stratec Security License.

            7.03 Stratec hereby authorizes the Distributor, at Stratec's expense, to file such financing statement or statements relating to the security interests granted herein without Stratec's signature thereon as the Distributor at its option may deem appropriate, and appoints the Distributor as Stratec's attorney-in-fact to execute any such financing statement or statements in Stratec's name and to perform all other acts which the Distributor deems appropriate to perfect and continue the security interest and to protect, preserve and realize upon the underlying collateral.

            Section 8. WARRANTY.

            8.01 Stratec warrants that the Stratec Devices shall be free from defects in material and workmanship. Stratec's warranty period shall be 12 months from the date of shipment to the end-user's facility; provided, however, that in no case shall Stratec's warranty period extend beyond 14 months from the date of shipment from Stratec's facility; provided, further, that if Stratec grants to any purchaser or user of a Stratec Device any warranty which extends beyond the warranty contained in this Section 8, the Distributor shall also receive the benefits of such extended warranty.

            8.02 Except as specifically provided herein, there are no other warranties, expressed or implied, including, but not limited to, any implied warranties or merchantability or fitness for a particular purpose. Defective or damaged goods shall be repaired or replaced at the expense of Stratec. Stratec shall bear any transportation costs of the defective or damaged goods and their replacements. In no event shall Stratec be liable for loss of profits, indirect, or consequential damages arising out of the use of Stratec Devices. Stratec's software and hardware designated for use with a Stratec Device are warranted to execute the programming instructions when properly installed in the Stratec Device. Stratec does not warrant that the operation of a Stratec Device, the software, or the hardware will be uninterrupted or error free.

            8.03 The provisions of this Section 8 shall in no way limit the indemnification obligations of Stratec under Section 13 hereof.

            Section 9. SERVICE.

            9.01 Subject to the provisions of this Section 9, the Distributor shall provide all installation and maintenance service, including warranty service, with respect to all Stratec Devices sold by the Distributor pursuant to this Agreement. All service shall be performed in a workmanlike manner, consistent with industry standards, and in accordance with Stratec's service manual. If any service call performed by the Distributor is covered by Stratec's warranty, Stratec will (i) promptly provide the Distributor with all necessary parts at no cost to the Distributor, and (ii) pay to the Distributor an amount equal to (A) 120% of the aggregate direct labor costs and (B) the out-of-pocket expenses incurred by the Distributor in performing such service call. For service calls not covered by Stratec's warranty, the Distributor shall establish its own charges for parts and labor, and Stratec will sell parts to the Distributor for an amount equal to 150% of Manufacturer's Parts Cost. The "Manufacturer's Parts Cost" of any parts shall be determined in accordance with Exhibit A.

            9.02 Stratec shall provide the Distributor at no cost with such technical advice and information as may be necessary for a full understanding and maintenance of Stratec Devices, and the Distributor shall have the right from time to time, at times agreed with Stratec to send up to four employees to the Stratec's manufacturing facility for instruction and training free of charge two times per year. The Distributor shall pay travel, lodging and personal expenses incurred by such employees. The Distributor may send additional employees at its own expense.

            Section 10. SPECIFICATIONS.

            In partial consideration for the Distributor agreeing to act as the distributor for the Stratec Devices, Stratec agrees to transfer and deliver to the Distributor copies of all specifications, plans, blueprints and related items for all existing and future Stratec Devices and any improvements and enhancements thereof ("Specifications"). Such Specifications shall become the property of the Distributor and may be used by the Distributor for any purpose not prohibited by the terms of this Agreement.

            Section 11. GOVERNMENTAL APPROVALS.

            Stratec shall be responsible, at its own cost and expense, for obtaining all approvals of governmental authorities required by the law of the country in which each Stratec Device is manufactured by Stratec. The Distributor shall be responsible, at its own cost and expense, for obtaining all approvals of governmental authorities required by the law of any other country into which the Distributor elects to import such Stratec Device for sale. Stratec will provide the

Distributor and its distributors with such information, data and other assistance in obtaining such approvals as the Distributor may reasonably request. The parties covenant and agree to cooperate with and assist each other in the approvals contemplated by this Section 11.

            Section 12. INSURANCE.

            12.01 Stratec shall maintain at least $4,000,000 of product liability insurance pursuant to policies which shall cover the Distributor and any of its subdistributors as additional named insureds (with no liability for premium payments). Such insurance shall remain in force during the Term and for a minimum for five years following its termination. Stratec will consult with the Distributor at least annually to consider increasing or decreasing the amount of Stratec's product liability insurance coverage. If the Stratec and the Distributor deem it advisable to increase the amount of such coverage, Stratec will obtain such additional insurance to the extent available on commercially reasonable terms. Stratec and the Distributor may also agree to decrease the amount of such coverage; provided, however, that in no event shall coverage be reduced below $4,000,000.

            12.02 Stratec agrees that upon request from the Distributor, Stratec will promptly submit certificates of insurance to the Distributor evidencing the coverage required by this Agreement. Such insurance shall be with companies reasonably acceptable to the Distributor, and Stratec will use its best efforts to have such insurance policies provide that they may not be cancelled or materially changed except on at least 30 days' prior written notice to the Distributor.

            Section 13. INDEMNIFICATION.

            13.01 Stratec hereby agrees to indemnify and hold harmless the Distributor, its subsidiaries and affiliates and its and their agents, officers, directors, employees, representatives, successors and permitted assignees from and against any and all claims, suits, actions or proceedings for loss, injury, damage or liability, including reasonable attorneys' fees, in any way resulting from, arising out of or related to the development and/or manufacture of any Stratec Device by Stratec (including any design or other defect).

            13.02 Stratec represents and warrants that its Stratec Devices do not and will not infringe upon the patent, trademark, copyright or other intellectual property rights of any third party. Stratec agrees to indemnify and hold the Distributor and its customers harmless from and against all damages, liabilities, costs and expenses, including reasonable attorney's fees, arising from any claim of a third party of infringement of patent, trademark, copyright or other intellectual property rights in the manufacture, use or sale of such Stratec's Devices. Stratec shall undertake the defense of any such claim of infringement by counsel of its choice and at its expense. The Distributor shall assist Stratec to the extent reasonably required for such defense. In case the manufacturing, marketing, sale or use of any Stratec Device or component thereof is held by a court to constitute or involve the infringement of a patent, trademark or copyright, Stratec shall at its own cost either procure for the Distributor or its customers the right to continue using such Stratec Device, or replace the same with a comparable non-infringing product, or modify the Stratec Device so that it becomes non-infringing, or accept the return of such Stratec Devices and refund the purchase price plus transportation costs and duties paid thereon. Stratec covenants and agrees to use its best efforts to protect all intellectual property rights relating to the Stratec Devices.

            Section 14. REPRESENTATIONS AND WARRANTIES.

            Stratec represents and warrants to the Distributor that the Distributor is its sole and exclusive worldwide distributor outside the Excluded Territory, and that it has no distribution arrangement in effect outside the Excluded Territory with any other person or entity.

            Section 15. STRATEC AND NORLAND CORP.

            (a) Exhibit C attached hereto (a) lists the Stratec Devices currently manufactured by Stratec and describes Stratec Devices that it is contemplated Stratec will manufacture in the future, and (b) lists the Devices currently manufactured by Norland Corp. and describes Devices that it is contemplated Norland Corp. will manufacture in the future (collectively, the "Norland Corp. Devices"). As indicated on Exhibit C, the pDEXA is both a Stratec Device and a Norland Corp. Device, all other Devices using dual energy x-ray absorptiometry ("DXA") technology or peripheral dual energy x-ray absorptiometry ("peripheral DXA") technology are Norland Corp. Devices and all Devices using CT, QCT or peripheral QCT technology are Stratec Devices. With respect to such Devices, Stratec and Norland Corp. agree as follows:

            (i) Norland Corp. shall have the exclusive right to manufacture all pDEXA systems to be marketed and sold in the United States and Canada ("North America") and in Mexico, Central and South America and the Caribbean ("Latin America"). Stratec shall have the exclusive right to manufacture all pDEXA systems to be marketed and sold outside of North America and Latin America. With respect to pDEXA systems to be manufactured by Norland Corp., Stratec agrees to sell to Norland Corp. all components and other parts used in the pDEXA system, other than Computer Components, for an amount equal to the Component Cost of such components and other parts. The terms "Computer Components" and "Component Cost" shall have the meanings set forth in Exhibit C.

            (ii) Norland Corp. shall have the exclusive rights to manufacture all other Devices using DXA or peripheral DXA technology. Subject to Section 15(a)(iii) hereof, Stratec shall have the exclusive rights to manufacture all Devices using CT, QCT or peripheral QCT technology.

            (iii) Stratec hereby grants to Norland Corp. a perpetual, royalty-free license to use all Stratec Technology in connection with the manufacture and sale by Norland Corp. of Devices and systems using peripheral DXA technology in accordance with the provisions of this Section 15. Norland Corp. hereby grants to Stratec a perpetual, royalty-free license to use all Technology owned by Norland Corp. or over which it has any rights, to the extent of such rights which may be licensed by Norland Corp., in connection with the manufacture and sale by Stratec of the pDEXA system in accordance with the provisions of this Section 15(a).

            (b) With respect to Stratec Devices other than the pDEXA and systems that are sold for research use and that do not require FDA approval, Stratec and Norland Corp. agree that Norland Corp. shall have the exclusive right to manufacture all such Stratec Devices to be sold in North America. With respect to such Stratec Devices to be manufactured by Norland Corp. (i) Stratec agrees to sell to Norland Corp. all components and other parts used in such systems, other than Computer Components, for an amount equal to the Component Cost of such Components and other parts; and (ii) Stratec hereby grants to Norland Corp. a perpetual, royalty-free license to use all Stratec Technology in connection with the manufacture and sale of Stratec Devices to be manufactured by Norland Corp. in accordance with the provision of this Section 15(b).

            (c) Stratec warrants that the components and parts sold by Stratec to Norland Corp. pursuant to this Section 15 shall be free from defects in material and workmanship. Stratec's warranty period shall be 12 months from the date of shipment to the end-user's facility; provided, however, that in no case shall Stratec's warranty period extend beyond 14 months from the date of shipment from Norland Corp.'s facility. Except as specifically provided herein, there are no other warranties, expressed or implied, including, but not limited to, any implied warranties or merchantability or fitness for a particular purpose. Defective or damaged components or parts shall be repaired or replaced at the expense of Stratec. Stratec shall bear any transportation costs of the defective or damaged components or parts and their replacements. In no event shall Stratec be liable for loss of profits, indirect, or consequential damages arising out of the use of components or parts.

            Section 16. ASSIGNMENT.

            No party hereto may assign, delegate or otherwise transfer this Agreement, or any of its rights and obligations hereunder, or any portion thereof without the prior written consent of the other parties, except as specifically contemplated hereby; provided, however, that the Distributor may assign this Agreement without the consent of the Stratec in connection with a merger, consolidation or other change in control of the Distributor or a sale of all or substantially all of the Distributor's assets. Subject to the foregoing, this Agreement shall inure to the benefit of the parties and their respective permitted successors and assigns.

            Section 17. ARBITRATION.

            Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, including, without limitation, any claim that any of this Agreement, or any part thereof, is invalid, illegal or otherwise voidable or void, shall be submitted to arbitration in New York, New York in accordance with the rules of the American Arbitration Association. Any award or determination of the arbitration tribunal shall be final, nonappealable, and conclusive upon the parties, and judgment thereon may be entered by any court of competent jurisdiction.

            Section 18. REMEDIES.

            No remedy conferred herein is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and may be exercised singly or concurrently, and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

            Section 19. CONFIDENTIALITY.

            Any confidential or proprietary information regarding the Stratec Devices and the Stratec Technology shall be held in confidence by each party and shall not be disclosed to any third party by such party except as contemplated by this Agreement. The Distributor may make disclosures of such information in connection with the implementation of any of the licensing arrangements contemplated by Sections 6 and 7 hereof (provided that the recipients of such information are bound by like obligations of confidentiality).

            Section 20. NOTICES.

            All notices given by the parties hereunder shall be in writing and shall be personally delivered or mailed by registered or certified mail, return receipt requested, by overnight courier or by facsimile transmission to the intended recipient thereof at the address or facsimile number set forth below. Any such notice shall be deemed to have been duly given when delivered personally or by overnight courier and/or given by confirmed facsimile or five days after mailing. The addresses and facsimile numbers of the parties for purposes of this Agreement are as follows:

                             If to Stratec:


                             Stratec Medizintechnik GmbH
                             Durlacherstrasse 35
                             D-75172 Pforzheim, Germany
                             Attention:  Geschaftsfuhrer
                             Fax No.:  49-7231-1454-22


                             If to the Distributor:


                             Norland Medical Systems, Inc.
                             106 Corporate Park Drive
                             Suite 106
                             White Plains, NY  10604
                             Attention:  President
                             Fax No.: (914) 694-2286


                             If to Norland Corp.:


                             Norland Corporation
                             W6340 Hackbarth Road
                             Fort Atkinson, WI  53538-8999
                             Attention:  President
                             Fax No.:  414-563-8626

or such other address as any party shall designate in writing to the others.

            Section 21. ENTIRE AGREEMENT.

            This Agreement is the entire agreement among the parties hereto relating to the subject matter hereof, and it cancels and supersedes all earlier agreements, written or oral relating to the subject matter hereof. No waiver, modification or change of any of the terms of this Agreement shall be valid unless in writing and signed by duly authorized representatives of the parties.

            Section 22. SEVERABILITY.

            If any term or provision of this Agreement shall at any time be held to be void, invalid or unenforceable, such term or provision shall be construed as severable from this Agreement, and the remainder of this Agreement shall be carried out as if such void, invalid or unenforceable terms or provisions were not contained herein.

            Section 23. AUTHORITY.

            Each party represents and warrants to the others that the execution and delivery of this Agreement and the performance of the provisions hereof by such party have been duly authorized by all necessary corporate action and that this Agreement has been duly and validly executed and delivered by such party and constitutes a valid and legal binding agreement enforceable against such party in accordance with its terms.

            Section 24. GOVERNING LAW.

            This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the choice of law principles of such laws.

            Section 25. LANGUAGE.

            This Agreement is in the English language only, and no translation into any other language will or shall be taken into consideration in the interpretation of this Agreement.

            Section 26. RELATIONSHIP OF PARTIES.

            The relationship between Stratec and the Distributor is that of independent contractors. No party hereto is an agent, partner or employee of the other and no party has any right or any other authority to enter into any contract or undertaking in the name of or for the account of the other or to assume or create any obligation of any kind, express or implied, on behalf of the other, nor will the act or omissions of either create any liability for the other. This Agreement shall in no way constitute or give rise to a partnership between the parties.

            Section 27. HEADINGS.

            The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision hereof.

            Section 28. COUNTERPARTS.

            This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument, and any party may execute this Agreement by signing any such counterpart.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


                          STRATEC MEDIZINTECHNIK, GmbH


                          By:_________________________
                            Name:
                            Title:


                          NORLAND MEDICAL SYSTEMS, INC.


                          By:__________________________
                            Name:
                            Title:

            NORLAND CORPORATION


            By:_______________________
               Name:
               Title:

            As an inducement to the Distributor to enter into the foregoing Amended Distribution Agreement, NORLAND MEDICAL SYSTEMS B.V., a Dutch corporation ("NMS"), hereby covenants and agrees that during the Term, NMS will not directly or indirectly engage in the business of developing or manufacturing medical diagnostic devices except through Stratec.


            NORLAND MEDICAL SYSTEMS B.V.


            By:________________________
               Name:
               Title:

                                                                       EXHIBIT A
                                                                       ---------

Manufacturer's Device Cost

            "Manufacturer's Device Cost" shall mean, with respect to any Stratec Device, an amount equal to the sum of (i) *% of Stratec's Standard Costs of all components and other parts used in such Device, as in effect at the time of shipment of such Device by Stratec and (ii) all sales, excise or other taxes or duties imposed in connection with the sale of such Device, to the extent payable by Stratec.

            The term "Standard Cost" shall mean, at any time that the Standard Cost of any component or part is to be established by Stratec, the average cost to Stratec of all units of such component or part purchased by Stratec during the preceding six months. If there have been no purchases of such component or part during such six month period, the then established Standard Cost shall not be changed. All Standard Costs shall be expressed in U.S. dollars.

            Stratec shall maintain a list setting forth the Standard Cost of each component and part used in each Device. This list will be updated by Stratec at least twice each year. If, at the time the list of Standard Costs for a particular Device is to be revised, the aggregate Standard Costs of all components and parts used in such Device would not increase or decrease by more than 5% from the aggregate Standard Costs of such components and parts then in effect, the Standard Costs of such components and parts shall not be changed.

Manufacturer's Parts Cost

            "Manufacturer's Parts Cost" shall mean, with respect to any part, an amount equal to the sum of (i) Stratec's Standard Cost of such part, as in effect at the time of shipment of such part by Stratec, and (ii) all sales, excise or other taxes or duties imposed in connection with the sale of such part, to the extent payable by Stratec.

----------
*  Confidential Treatment Requested

                                                                       EXHIBIT B
                                                                       ---------

            "Distributor's Device Cost" shall mean, with respect to any Stratec Device, an amount equal to the sum of (i) *% of Stratec's Standard Costs of all components and other parts used in such Device, other than Computer Components, as in effect at the time of shipment of such Device by Stratec, (ii) 100% of the Manufacturer's Standard Costs of any Computer Components purchased from Stratec as part of such Device, as in effect at the time of shipment of such Device by Stratec, (iii) a computer handling charge of DM300 for each Stratec Device, (iv) the Labor Costs related to such Device, and (v) all sales, excise or other taxes or duties imposed in connection with the sale of such Device, to the extent payable by Stratec.

            The term "Computer Components" shall mean any computer hardware and related peripherals, including monitors and printers.

            The term "Standard Cost" shall mean, at any time that the Standard Cost of any component or part is to be established by Stratec, the average cost to Stratec of all units of such component or part purchased by Stratec during the preceding six months. If there have been no purchases of such component or part during such six month period, the then established Standard Cost shall not be changed. All Standard Costs shall be expressed in U.S. dollars.

            Stratec shall maintain a list setting forth the Standard Cost of each component and part used in each Device. This list will be updated by Stratec at least twice each year. If, at the time the list of Standard Costs for a particular Device is to be revised, the aggregate Standard Costs of all components and parts used in such Device would not increase or decrease by more than 5% from the aggregate Standard Costs of such components and parts then in effect, the Standard Costs of such components and parts shall not be changed.

            The term "Labor Costs" shall mean, with respect to any Device, an amount equal to the Lesser of (i) the actual labor costs incurred by Stratec in producing such Device (using standard cost accounting methods) and (ii) *% of Stratec's Standard Costs of all components and other parts used in such Device, other than Computer Components.

----------
*  Confidential Treatment Requested

                                                                       EXHIBIT C
                                                                       ---------

            Stratec Devices

            pDEXA
            XCT 960
            XCT 960A
            XCT 960M
            XCT 1000
            XCT 2000
            XCT Research SA
            XCT Research M
            XCT 3000
            XCT 3000 Research
            All future Devices and systems using CT, QCT or
             peripheral QCT technology

            Norland Corp. Devices

            pDEXA
            XR-36
            Eclipse
            All future Devices and systems using DXA or
             peripheral DXA technology

            "Component Cost" shall mean, with respect to any Device, an amount equal to the *% of Stratec's Standard Costs of all components and other parts used in such Device, other than Computer Components.

            The term "Computer Components" shall mean any computer hardware and related peripherals, including monitors and printers.

            The term "Standard Cost" shall mean, at any time that the Standard Cost of any component or part is to be established by Stratec, the average cost to Stratec of all units of such component or part purchased by Stratec during the preceding six months. If there have been no purchases of such component or part during such six month period, the then established Standard Cost shall not be changed. All Standard Costs shall be expressed in U.S. dollars.

            Stratec shall maintain a list setting forth the Standard Cost of each component and part used in each Device. This list will be updated by Stratec at least twice each year. If, at the time the list of Standard Costs for a particular Device is to be revised, the aggregate Standard Costs of all components and parts used in such Device would not increase or decrease by more than 5% from the aggregate Standard Costs of such components and parts then in effect, the Standard Costs of such components and parts shall not be changed.

----------
* Confidential Treatment Requested

                             [Letterhead of Advest]

                                                                         ANNEX B

June __, 1997

The Special Committee of
the Board of Directors
c/o Norland Medical Systems, Inc.
106 Corporate Park Drive, Suite 106
White Plains, NY  10604

Dear Gentlemen:

We refer to our letter as of February 26, 1997 relating to our understanding that Norland Medical Systems, Inc. (the "Company") has entered into an agreement (the "Agreement") dated February 26, 1997 with Norland Medical Systems, B V. ("NMSBV") to purchase (the "Purchase") all of the issued and outstanding stock of Norland Corporation ("Norland"). Norland is a wholly-owned subsidiary of NMSBV. As a result of the Purchase, Norland will become a wholly-owned subsidiary of the Company. The terms and conditions of the Purchase are more fully set forth in the Agreement. We reaffirm as of the date hereof (and as though made on the date hereof) all statements made in that letter as follows:

You have asked us whether, in our opinion, the financial terms of the Purchase, taken as a whole, are fair from a financial point of view, to the Company and its shareholders.

For purposes of this opinion set forth herein, we have:

      (i) reviewed certain publicly available financial statements and other information of the Company;

      (ii) reviewed certain internal and audited financial statements, including audited 1994, 1995, 1996 and unaudited first quarter ending March 31, 1997 Norland financial statements, and other internal historical and pro forma financial and operating data concerning the Company and Norland prepared by the management of the Company and Norland, respectively;

      (iii) analyzed certain summary financial projections concerning the Company prepared by the management of the Company;

      (iv) analyzed certain summary financial projections concerning Norland prepared by the management of Norland;

      (v) reviewed and discussed with senior executives of the Company the past and current operations and financial condition and the prospects of the Company;

      (vi) reviewed and discussed with senior executives of Norland the past and current operations and financial condition and the prospects of Norland and analyzed the estimated pro forma impact of the Purchase, including the impact on the Company's earnings per share, consolidated capitalization and financial ratios;

      (vii) reviewed and discussed with senior executives of the Company and Norland the strategic objectives of the Purchase and the long-term benefits expected to result from the Purchase;

      (viii) reviewed the reported prices and trading activity of the Company's common stock;

      (ix) compared the financial performance of Norland and the prices and trading activity of certain other comparable publicly traded companies and their securities;

      (x) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

      (xi)  reviewed the Agreement and certain related documents; and

      (xii) considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purpose of this opinion. With respect to the financial projections, including estimates of the long-term benefits expected to result from the Purchase, we have assumed that they have been reasonably prepared, reflecting the best currently available estimates and judgments of the future financial performance of the Company and Norland. Furthermore, we have not conducted a physical inspection of the properties or facilities of the Company or Norland (other than visiting the Company's and Norland's primary offices) or made or obtained any independent valuation or appraisal of the assets or liabilities of the Company or Norland, nor have we been furnished with any such independent valuations or appraisals. We have assumed, with your consent, that the Purchase will be accounted for as a purchase business combination in accordance with U.S. generally accepted accounting principles. We have also assumed that the transactions described in the Agreement will be consummated on the terms set forth therein. The Company has agreed to pay Advest, Inc. a fee for delivery of this opinion letter. Our opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated by us on the date of this letter, and the information made available to us.

Advest, Inc. and its affiliates in the past have not provided financial advisory or financing services to the Company. We have provided valuation services for The EICON Group, Inc. ("EICON"). Reynald G. Bonmati, President and a director of the Company, is President and a director of EICON. Albert S. Waxman, a director of the Company, is a director of EICON.

It is understood that this opinion letter is for the information of the Board of Directors of the Company, and we consent to the inclusion of this opinion letter in its entirety in any filing with the Securities and Exchange Commission in connection with Purchase. In addition, we express no opinion or recommendation as to how the holders of the Company's common stock should vote at the stockholders' meeting held in connection with the Purchase.

Based upon and subject to the foregoing, we are of the opinion that as of the date hereof, that financial terms of the Purchase, taken as a whole, are fair from a financial point of view to the Company and its shareholders.

Very truly yours,
Advest, Inc.

Roger E. Linnemann, Jr.
Managing Director
Group Head - Healthcare Investment Banking Group

                                                                         ANNEX C

                          NORLAND MEDICAL SYSTEMS, INC.
                     AMENDED AND RESTATED 1994 STOCK OPTION
                               AND INCENTIVE PLAN

      l. Purpose. The purpose of this Amended and Restated 1994 Stock Option and Incentive Plan (the "Plan") of Norland Medical Systems, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company and its stockholders by providing a means to attract, retain, and reward directors, officers and other key employees and consultants of the Company and its subsidiaries (including consultants providing services of substantial value) and to enable such persons to acquire or increase a proprietary interest in the Company, thereby promoting a closer identity of interests between such persons and the Company's stockholders.

      2. Definitions. The definitions of awards under the Plan are set forth in
Section 6 of the Plan. Such awards, together with any other right or interest granted to a Participant under the Plan, are termed "Awards." For purposes of the Plan, the following additional terms shall be defined as set forth below:

      (a) "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

      (b) "Beneficiary" shall mean the person, persons, trust, or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under this Plan upon such Participant's death or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust, or trusts entitled by will or the laws of descent and distribution to receive such benefits.

      (c) "Board" means the Board of Directors of the Company.

      (d) A "Change in Control" shall be deemed to have occurred if:

            (i) any person (as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than the Company or an employee benefit plan of the Company, acquires directly or indirectly the beneficial ownership (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) of any voting security of the Company and immediately after such acquisition such person is, directly or indirectly, the beneficial owner of voting securities representing 50 percent or more of the total voting power of all of the then-outstanding voting securities of the Company;

            (ii) the individuals (A) who constitute the Board as of the date this Plan is adopted by the Board (the "Original Directors") or (B) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the Original Directors then still in office (such directors becoming "Additional Original Directors" immediately following their election) or
      (C) who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds (2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming "Additional Original Directors" immediately following their election) (such individuals being the "Continuing Directors"), cease for any reason to constitute a majority of the members of the Board;

            (iii) the stockholders of the Company shall approve a merger, consolidation, recapitalization, or reorganization of the Company, or consummation of any such transaction if stockholder approval is not sought or obtained, other than any such transaction which would result in at least 75 percent of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by at least 75 percent of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

            (iv) the stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of substantially all of the Company's assets and business.

      (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include regulations thereunder and successor provisions and regulations thereto.

      (f) "Committee" means the committee of the Board designated by the Board to administer the Plan, or if no committee is appointed, the Board.

      (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include rules thereunder and successor provisions and rules thereto.

      (h) "Fair Market Value" means, with respect to Stock or other property, the fair market value of such Stock or other property determined by such methods or procedures as shall be established from time to time by the Committee; provided, however, that if the Stock is listed on a national securities exchange or quoted in an interdealer quotation system, the Fair Market Value of such Stock on a given date shall be based upon the last sales price or, if unavailable, the average of the closing bid and asked prices per share of the Stock on such date (or, if there was no trading or quotation in the Stock on such date, on the next preceding date on which there was trading or quotation) as provided by one of such organizations.

      (j) "ISO" means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

      (k) "Non-Employee Director" shall mean a member of the Board on the effective date of this Amended and Restated 1994 Stock Option and Incentive Plan, as provided in Section 8(l), who is not an employee of or consultant to the Company or any subsidiary, and each person who thereafter becomes a member of the Board who is not, at the time such person first becomes a Board member, an employee of or consultant to the Company or any subsidiary. Notwithstanding the foregoing, a person who would, without regard to this sentence, qualify as a Non-Employee Director shall not so qualify if such person was an employee of the Company or any subsidiary at any time within the one-year period ending on the date such person would otherwise have so qualified.

      (l) "Participant" means a person who, at a time when eligible under
Section 5 hereof, has been granted an Award under the Plan.

      (m) "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

      (n) "Stock" means the Common Stock, $0.0005 par value, of the Company and such other securities as may be substituted for Stock or such other securities pursuant to Section 4.

3.     Administration.

      (a) Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

            (i) to select Participants to whom Awards may be granted;

            (ii) to determine the type or types of Awards to be granted to each Participant;

            (iii) to determine the number of Awards to be granted, the number of shares of Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waivers or accelerations thereof, and waivers of or modifications to performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

            (iv) to determine whether, to what extent, and under what circumstances the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

            (v) to determine whether, to what extent, and under what circumstances cash, Stock, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Participant;

            (vi) to prescribe the form of each Award Agreement, which need not be identical for each Participant;

            (vii) to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

            (viii) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder; and

            (ix) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

Other provisions of the Plan notwithstanding, the Board may perform any function of the Committee under the Plan, including, without limitation, for the purpose of ensuring that transactions under the Plan by Participants who are then subject to Section 16 of the Exchange Act in respect of the Company are exempt under Rule 16b-3. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board.

      (b) Manner of Exercise of Committee Authority. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, subsidiaries of the Company, Participants, any person claiming any rights under the Plan from or through any Participant, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any subsidiary of the Company the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Participants not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3, if applicable, and other applicable law.

      (c) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any subsidiary, the Company's independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

      4. Stock Subject to Plan.

      (a) Amount of Stock Reserved. The total amount of Stock with respect to which Awards may be made under the Plan shall be 2,250,000 shares. If an Award valued by reference to Stock may only be settled in cash, the number of shares to which such Award relates shall be deemed to be Stock subject to such Award for purposes of this Section 4(a). Any shares of Stock delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued shares or treasury shares. Shares of Stock covered by the unexercised portions of any terminated or cancelled Awards shall be available to become subject to Awards granted thereafter.

      (b) Annual Per-Participant Limitations. During any calendar year, no Participant may be granted Options under the Plan that may be settled by delivery of, or SARs that relate to, more than 180,000 shares of Stock, subject to adjustment as provided in Section 4(c). This provision sets forth two separate limitations, so that the amount of Options granted will not operate to reduce the amount of SARs which may be granted, and vice versa.

      (c) Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock reserved and available for Awards under Section 4(a), (ii) the number and kind of shares that may be issued in respect of other outstanding Awards,
(iii) the exercise price or grant price relating to any Award (or, if deemed appropriate, the Committee may make provision for a cash payment with respect to any outstanding Award), and (iv) the number of shares with respect to which Options and SARs may be granted to a Participant in any calendar year, as set forth in Section 4(b). In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any subsidiary or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. The foregoing notwithstanding, without the consent of the Participant, no adjustments shall be authorized under this
Section 4(c) with respect to ISOs to the extent that such adjustment would cause such ISOs to fail to qualify as ISOs.

      5. Eligibility. Executive officers, other key employees and directors of the Company and its subsidiaries and persons who provide consulting or other services to the Company and its subsidiaries deemed by the Committee to be of substantial value to the Company, are eligible to be granted Awards under the Plan. In addition, a person who has been offered employment by the Company or its subsidiaries, and a person who is employed by an entity expected to become a subsidiary, is eligible to be granted an Award under the Plan, provided that such Award shall be canceled if such person fails to commence such employment, or if such entity fails to become a subsidiary, and no payment of value may be made in connection with such Award until such person has commenced such employment or until such entity has become a subsidiary. The foregoing notwithstanding, Non-Employee Directors who are members of the Committee shall not be eligible to be granted Awards under the Plan, other than pursuant to
Section 6(d).

      6. Specific Terms of Awards.

      (a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 8(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service of the Participant.

      (b) Options. The Committee is authorized to grant Options to Participants (including "reload" options automatically granted to offset specified exercises of options) on the following terms and conditions:

            (i) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee; provided, however, that, the exercise price of an ISO shall be not less than 100 percent (110 percent in the case of an ISO granted to a person who owns (within the meaning of Section 422(b)(6) of the Code) 10 percent of the Stock) of the Fair Market Value of a share on the date of grant of such Option.

            (ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Stock, other Awards or awards granted under other Company plans, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis, such as through "cashless exercise" arrangements, to the extent permitted by applicable law), and the methods by which Stock will be delivered or deemed to be delivered to Participants.

            (iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including, but not limited to, the requirement that no ISO shall be granted more than ten years after the effective date of the Plan. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to ISOs shall be interpreted, amended, or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code.

            (iv) Termination of Employment. Unless otherwise determined by the Committee, upon termination of a Participant's employment with the Company and its subsidiaries for any reason other than death, disability (within the meaning of Section 22(e)(3) of the Code) or cause, such Participant may exercise any Options during the three-month period following such termination of employment, and, in the event such termination is on account of death or disability, the Participant may exercise any Options during the one-year period following such termination. If the Committee determines that termination of employment is for cause, all Options held by the Participant shall terminate immediately upon termination of employment. Unless otherwise determined by the Committee, in any case where Options remain exercisable following termination of employment, such Options shall be exercisable only to the extent exercisable immediately prior to such termination of employment.

      (c) Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

            (i) Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise (or, if the Committee shall so determine in the case of any such right other than one related to an ISO, the Fair Market Value of one share at any time during a specified period before or after the date of exercise), over (B) the grant price of the SAR as determined by the Committee as of the date of grant of the SAR.

            (ii) Other Terms. The Committee shall determine the time or times at which an SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, whether or not an SAR shall be in tandem with any Options, and any other terms and conditions of any SAR. Limited SARs that may only be exercised upon the occurrence of a Change in Control may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. Limited SARs may be either freestanding or in tandem with Options.

      (d) Non-Employee Directors Options.

            (i) On the effective date of this Amended and Restated 1994 Stock Option and Incentive Plan, as provided in Section 8(1), each person who is a Non-Employee Director on such day shall be granted, without the exercise of the discretion of any person, a non-qualified stock option under the Plan relating to the purchase of 30,000 shares of Stock. Each additional Non-Employee Director who becomes a member of the Board shall, on the date such Non-Employee Director becomes a Board member, be granted, without the exercise of discretion of any person, a non-qualified stock option under the Plan relating to the purchase of 30,000 shares of Stock.

            (ii) The exercise price of each share of Stock subject to an Option granted to a Non-Employee Director shall equal the Fair Market Value of a share of Stock on the date such Option is granted. Payment of the exercise price for the shares being purchased shall be made in cash, Stock, or a combination of both.

            (iii) Each Option granted to a Non-Employee Director shall (A) become exercisable in installments of 7,500 shares of Stock on each of the first four anniversary dates of the date of grant of such Option, and (B) have a term of ten years from date of grant. Upon a Non-Employee Director's cessation of service as a Director, the Option, to the extent it was exercisable upon such cessation, shall remain exercisable for a period of three months (one year in the event such cessation is on account of death or disability) and shall thereupon terminate; provided, however, that if the Non-Employee Director is terminated as a Director of the Company for cause, such Option shall terminate immediately. In no event shall the Option be exercisable after ten years from the date of grant.

      7. Certain Provisions Applicable to Awards.

      (a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan or any award granted under any other plan of the Company, any subsidiary, or any business entity to be acquired by the Company or a subsidiary, or any other right of a Participant to receive payment from the Company or any subsidiary. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

      (b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any ISO or an SAR granted in tandem therewith exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

      (c) Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a subsidiary upon the grant or exercise of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Such payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments in respect of installment or deferred payments denominated in Stock.

      (d) Rule 16b-3 Compliance.

            (i) Six-Month Holding Period. Unless a Participant could otherwise dispose of equity securities, including derivative securities acquired under the Plan, without incurring liability under Section 16(b) of the Exchange Act, equity securities acquired under the Plan must be held for a period of six months following the date of such acquisition, provided that this condition shall be satisfied with respect to a derivative security if at least six months elapse from the date of acquisition of the derivative security to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security.

            (ii) Other Compliance Provisions. With respect to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company, the Committee shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction by such a Participant is exempt from liability under Rule 16b-3, except that such a Participant may be permitted to engage in a non-exempt transaction under the Plan if written notice has been given to the Participant regarding the non-exempt nature of such transaction. The Committee may authorize the Company to repurchase any Award or shares of Stock resulting from any Award in order to prevent a Participant who is subject to Section 16 of the Exchange Act from incurring liability under Section 16(b). Unless otherwise specified by the Participant, equity securities, including derivative securities, acquired under the Plan which are disposed of by a Participant shall be deemed to be disposed of in the order acquired by the Participant.

      (e) Loan Provisions. With the consent of the Committee, and subject at all times to, and only to the extent, if any, permitted under and in accordance with, laws and regulations and other binding obligations or provisions applicable to the Company, the Company may make, guarantee, or arrange for a loan or loans to a Participant with respect to the exercise of any Option or other payment in connection with any Award, including the payment by a Participant of any or all federal, state, or local income or other taxes due in connection with any Award. Subject to such limitations, the Committee shall have full authority to decide whether to make a loan or loans hereunder and to determine the amount, terms, and provisions of any such loan or loans, including the interest rate to be charged in respect of any such loan or loans, whether the loan or loans are to be with or without recourse against the borrower, the terms on which the loan is to be repaid and conditions, if any, under which the loan or loans may be forgiven.

      (f) Acceleration upon a Change of Control. Notwithstanding anything contained herein to the contrary, all conditions and/or restrictions relating to the continued performance of services and/or the achievement of performance objectives with respect to the exercisability or full enjoyment of an Award shall immediately lapse upon a Change in Control, provided, however, that such lapse shall not occur if (i) it is intended that the transaction constituting such Change in Control be accounted for as a pooling of interests under Accounting Principles Board Option No. 16 (or any successor thereto), and operation of this Section 7(g) would otherwise violate Paragraph 47(c) thereof, or (ii) the Committee, in its discretion, determines that such lapse shall not occur, provided, further, that the Committee shall not have the discretion granted in clause (ii) if it is intended that the transaction constituting such Change in Control be accounted for as a pooling of interests under Accounting Principles Board Option No. 16 (or any successor thereto), and such discretion would otherwise violate Paragraph 47(c) thereof.

      8. General Provisions.

      (a) Compliance With Laws and Obligations. The Company shall not be obligated to issue or deliver Stock in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system, or any other law, regulation, or contractual obligation of the Company, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing shares of Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

      (b) Limitations on Transferability. Awards and other rights under the Plan will not be transferable by a Participant except by will or the laws of descent and distribution or to a Beneficiary in the event of the Participant's death, shall not be pledged, mortgaged, hypothecated, or otherwise encumbered, or otherwise subject to the claims of creditors, and, in the case of ISOs and SARs in tandem therewith, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that such Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant to the extent and on such terms as then may be permitted by the Committee.

      (c) No Right to Continued Employment. Neither the Plan nor any action taken hereunder shall be construed as giving any employee the right to be retained in the employ of the Company or any of its subsidiaries, nor shall it interfere in any way with the right of the Company or any of its subsidiaries to terminate any employee's employment at any time.

      (d) Taxes. The Company and any subsidiary is authorized to withhold from any Award granted or to be settled, any delivery of Stock in connection with an Award, any other payment relating to an Award, or any payroll or other payment to a Participant amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations; in such case, the shares withheld shall be deemed to have been delivered for purposes of Section 4(a).

      (e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any such action shall be subject to the approval of the Company's stockholders at or before the next annual meeting of stockholders for which the record date is after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted to him. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award. No plan provision, within the meaning of Rule 16b-3(c)(2)(i)(D), shall be amended more than once every six months, other than to comport with changes in the Code or rules thereunder.

      (f) No Rights to Awards; No Stockholder Rights. No Participant or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants and employees. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Stock is duly issued or transferred and delivered to the Participant upon exercise of an Option.

      (g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver cash, Stock, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

      (h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

      (i) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

      (j) Compliance with Section 162(m) of the Code. It is the intent of the Company that Options and SARs granted at or above Fair Market Value shall constitute "qualified performance-based compensation" within the meaning of
Section 162(m) of the Code and regulations thereunder. Accordingly, if any provision of the Plan or any Award Agreement relating to such an Award does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the performance objectives.

      (k) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the Delaware General Corporation Law, without giving effect to principles of conflicts of laws, and applicable federal law.

      (l) Effective Date; Plan Termination. This Amended and Restated 1994 Stock Option and Incentive Plan shall become effective as of the date of its adoption by the Board and shall continue in effect until terminated by the Board.

                                      PROXY
                          NORLAND MEDICAL SYSTEMS, INC.


           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held on July __, 1997

      The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Reynald G. Bonmati, Kurt W. Streams and Ralph
G. Theodore or any of them as proxies, with full power of substitution, and hereby authorizes them to represent and vote all shares of Common Stock of the Company which the stockholder(s) would be entitled to vote on all matters which may come before the Annual Meeting of Stockholders to be held at the Crowne Plaza Hotel, 66 Hale Avenue, White Plains, New York 10601, at 10:00 a.m. on _________, July __, 1997, or at any adjournment thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card and the proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

The nominees for Director are: Reynald G. Bonmati, James J. Baker, Michael W. Huber, Andre-Jacques Neusy and Albert S. Waxman.


                         (To Be Signed on Reverse Side.)
--------------------------------------------------------------------------------

A   |X| Please mark your votes as in this example.

        The Board of Directors recommends that stockholders vote FOR ALL
                   Directors and FOR Proposals 1, 3, 4 and 5.

                                                      FOR   AGAINST    ABSTAIN

1.    The Acquisition of Norland Corporation by       |_|     |_|        |_|
      Norland Medical Systems Inc. (The "Company") pursuant to the Stock Purchase Agreement dated as of February 26, 1997 between the Company and Norland Medical Systems B.V.


                    FOR ALL   WITHHOLD FOR ALL
2.    Election of     |_|            |_|         Nominees:  Reynald G. Bonmati
      directors.                                            James J. Baker
                                                            Michael W. Huber
                                                            Andre-Jacques Neusy
                                                            Albert S. Waxman


INSTRUCTION: To withhold authority to vote for any individual nominee or nominees, write the names on the space provided below.

                                                      FOR   AGAINST    ABSTAIN
3.    An amendment to the Company's Certificate of    |_|     |_|        |_|
      Incorporation to increase the number of
      authorized shares of the Company's Common
      Stock to 20,000,000.

                                                      FOR   AGAINST    ABSTAIN
4.    Proposed amendments to Amended and Restated     |_|     |_|        |_|
      1994 Stock Option and Incentive Plan.

                                                      FOR   AGAINST    ABSTAIN
5.    Selection of Coopers & Lybrand L.L.P. as the    |_|     |_|        |_|
      Company's independent auditors for 1997.

      Please complete, sign, date and mail the enclosed Proxy in the accompanying envelope even if you intend to be present at the meeting. Returning the Proxy will not limit your right to vote in person or to attend the Annual Meeting, but will ensure your representation if you cannot attend. If you hold shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the proxy cards that you receive so that all of your shares may be voted. The Proxy is revocable at any time prior to its use.


SIGNATURE(S)____________________________________________________________________
__________________________ DATE_________________________________________________

(Note Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)